Exhibit 10.1
EXECUTION COPY

CREDIT AGREEMENT
dated as of February 2, 2006
among
NRG ENERGY, INC.,
as Borrower,
THE LENDERS PARTY HERETO,
MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent,
MORGAN STANLEY SENIOR FUNDING, INC.
and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Book Runners, Joint Lead Arrangers and Co-Documentation Agents,
MORGAN STANLEY & CO. INCORPORATED,
as Collateral Agent,
and
CITIGROUP GLOBAL MARKETS INC.,
as Syndication Agent

Exhibits and Schedules

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Affiliate Subordination Agreement
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Borrowing Request
Exhibit E-1	Form of NRG Collateral Trust Agreement
Exhibit E-2	Form of Texas Genco Collateral Trust Agreement
Exhibit F-1	Form of Guarantee and Collateral Agreement
Exhibit F-2	Form of Texas Genco Security Agreement
Exhibit G	Form of Lender Addendum
Exhibit H	Form of Mortgage
Exhibit I	Form of Joinder Agreement
Exhibit J	Form of Perfection Certificate
Exhibit K	Form of Revolving Note
Exhibit L	Form of Term Note
Exhibit M	Form of Opinion of Kirkland & Ellis LLP

Schedule 1.01(a)	Excluded Foreign Subsidiaries
Schedule 1.01(b)	Excluded Project Subsidiaries
Schedule 1.01(c)	Existing Commodity Hedging Agreements
Schedule 1.01(d)	Existing Letters of Credit
Schedule 1.01(e)	Existing Non-Recourse Indebtedness
Schedule 1.01(f)	Mortgaged Properties
Schedule 1.01(g)	Subsidiary Guarantors
Schedule 3.07	Properties
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.19(a)	UCC Filing Offices
Schedule 3.19(c)	Mortgage Filing Offices
Schedule 3.20	Owned and Leased Real Property
Schedule 3.23(d)	Regulatory Proceedings
Schedule 3.23(f)	Regulatory Approvals
Schedule 3.23(g)	Designated Facilities
Schedule 5.09(b)	Title Insurance and Survey Requirements
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens

     CREDIT AGREEMENT dated as of February 2, 2006 (this “Agreement”), among NRG ENERGY, INC., a Delaware corporation (the “Borrower”), the LENDERS from time to time party hereto, MORGAN STANLEY SENIOR FUNDING, INC. and CITIGROUP GLOBAL MARKETS INC., as joint lead book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”) and as co-documentation agents (in such capacities, collectively, the “Co-Documentation Agents”), MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity and together with its successors, the “Administrative Agent”), MORGAN STANLEY & CO. INCORPORATED, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”), and CITIGROUP GLOBAL MARKETS INC., as syndication agent (in such capacity, the “Syndication Agent”).
     A. Pursuant to the terms and conditions of the Purchase Agreement, the Borrower or a newly formed Subsidiary of the Borrower will purchase (a) 82% of the outstanding Equity Interests of Texas Genco LLC (the “Target” or “Texas Genco”) directly from certain sellers named therein (the “Sellers”) and (b) all of the issued outstanding shares of certain corporations affiliated with the Sellers that hold the remaining 18% of the outstanding Equity Interests of the Target (the “Acquisition”). As consideration for such purchase, the Borrower will pay consideration in cash and preferred and/or common stock of the Borrower (subject to adjustment in accordance with the Purchase Agreement) in connection with the Acquisition (the “Acquisition Consideration”).
     B. On the Closing Date all loans outstanding under the Borrower’s Credit Agreement, dated as of December 24, 2004, as amended on August 5, 2005 and December 27, 2005, among the Borrower, NRG Power Marketing, the lenders party thereto, Credit Suisse (formerly known as Credit Suisse First Boston), as administrative agent, joint lead bookrunner, joint lead arranger and co-documentation agent, and Goldman Sachs Credit Partners L.P., as syndication agent, joint lead bookrunner, joint lead arranger and co-documentation agent (the “Existing NRG Credit Agreement”) will be assigned in their entirety to the Lenders under this Agreement, and the Commitments (as defined in the Existing NRG Credit Agreement) of such assigning Lenders will be assigned to the Lenders under this Agreement, and thereafter continue as and be deemed to be a portion of the Commitments hereunder. It is understood that the terms and conditions of the Existing NRG Credit Agreement will be superseded by the terms and conditions of this Agreement; provided that terms of the Existing NRG Credit Agreement that are to expressly survive termination of such agreement pursuant to the terms thereof will continue to be effective. The Borrower has requested the Lenders to continue to extend credit hereunder in the form of (a) Term Loans to be re-evidenced on the Closing Date in an aggregate principal amount of $3,575,000,000, (b) Credit-Linked Deposits to be re-evidenced on the Closing Date in an aggregate principal amount of $1,000,000,000 and (c) Revolving Loans, Revolving Letters of Credit and Swingline Loans to be re-evidenced, made or issued at any time and from time to time on or after the Closing Date and prior to the Revolving Credit Maturity Date in an aggregate principal amount at any time outstanding not to exceed $1,000,000,000 (subject to the limitations set forth herein).
     C. The proceeds of the Term Loans and the Credit-Linked Deposits re-evidenced or made on the Closing Date will be used to (a) repay or return, as applicable, all amounts due or outstanding under the Existing NRG Credit Agreement on the Closing Date to those assigning Lenders who thereafter are not Lenders on the Closing Date, (b) fund the cash portion of the Acquisition Consideration, (c) fund the related refinancing of (i) the Target’s Credit Agreement, dated as of December 14, 2004, as amended on January 29, 2006, among the Target, the lenders party thereto, Goldman Sachs Credit Partners L.P., as administrative agent, joint lead arranger and joint bookrunner, Morgan Stanley Senior Funding, Inc., as syndication agent, joint lead arranger and joint bookrunner, Deutsche Bank AG, Cayman Islands Branch, as co-documentation agent and joint bookrunner, Citicorp USA, Inc., as co-documentation agent and joint bookrunner and Deutsche Bank Securities Inc., as joint lead arranger for the Special Letter of Credit Facility (the “Existing Texas Genco Credit Agreement”), (ii) the Target’s Funded L/C Credit Agreement,

dated as of June 24, 2005, among the Target, the lenders party thereto, Goldman Sachs Credit Partners L.P., as administrative agent, syndication agent, lead arranger and bookrunner, Sumitomo Mitsui Banking Corporation, as letter of credit issuer, and Commerzbank AG New York and Grand Cayman Branches and Union Bank of California, N.A., as co-documentation agents (the “Existing LC Credit Agreement”), (iii) the Borrower’s 8% second priority senior secured notes due 2013 (the “Existing NRG Notes”) and (iv) the Target’s 6.875% senior unsecured notes due 2014 (the “Existing Texas Genco Notes”) and (d) pay related fees, costs and expenses. Revolving Letters of Credit issued on the Closing Date will be used to replace certain existing Letters of Credit and the proceeds of any Revolving Loans made on the Closing Date (the availability of which is subject to the conditions set forth herein) will be used for other general corporate purposes on the Closing Date (but not, directly or indirectly, to fund the Acquisition). After the Closing Date, Revolving Loans may be available, and Revolving Letters of Credit may be issued, for the ongoing working capital requirements of the Borrower and for general corporate purposes, including acquisitions not prohibited hereunder. Funded Letters of Credit may be issued to support the Borrower’s Commodity Hedging Obligations and to support the Borrower’s obligations under power purchase agreements.
     D. The Lenders are willing to extend such credit and the Issuing Bank is willing to issue Letters of Credit on the terms and subject to the conditions set forth herein. As a result of the foregoing, the Lenders on the Closing Date shall be the owners and holders, by assignment or otherwise, of the loans outstanding under the Existing NRG Credit Agreement immediately prior to the Closing Date. Accordingly, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
Definitions
     SECTION 1.01.   Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Account” shall have the meaning assigned to such term in the UCC.
     “Acquisition” shall have the meaning assigned to such term in the recitals.
     “Acquisition Consideration” shall have the meaning assigned to such term in the recitals.
     “Acquisition Documentation” shall mean, collectively, the Purchase Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.
     “Acquisition Transactions” shall mean, collectively, (a) the Acquisition, including the payment of the Acquisition Consideration, (b) the related assignment of the loans and commitments outstanding under the Existing NRG Credit Agreement, the related refinancing of the Existing Texas Genco Credit Agreement, the Existing LC Credit Agreement, the Existing Texas Genco Notes and the Existing NRG Notes and the funding of the Texas Genco Refinancing Escrow Account and (c) the payment of fees, costs and expenses incurred in connection with the foregoing.

“Additional Non-Recourse Indebtedness” shall mean secured or unsecured Indebtedness for borrowed money of a Subsidiary that is not a Loan Party; provided that
     (a) except as provided below, such Indebtedness is without recourse to the Borrower or any other Restricted Subsidiary or to any property or assets of the Borrower or any other Restricted Subsidiary (other than, in each such case, another Restricted Subsidiary (x) which is the direct parent or a direct or indirect Subsidiary of the Subsidiary that incurred or issued such Indebtedness (other than such Indebtedness constituting a Guarantee) or (y) that is a Restricted Subsidiary that itself has Non-Recourse Indebtedness (other than such Indebtedness constituting a Guarantee) or is the direct parent or a direct or indirect Subsidiary of a Subsidiary that itself has Non-Recourse Indebtedness (other than such Indebtedness constituting a Guarantee)),
     (b) neither the Borrower nor any other Restricted Subsidiary (other than another Restricted Subsidiary (x) which is the direct parent or a direct or indirect Subsidiary of the Subsidiary that incurred or issued such Indebtedness (other than such Indebtedness constituting a Guarantee) or (y) that is a Restricted Subsidiary that itself has Non-Recourse Indebtedness (other than such Indebtedness constituting a Guarantee) or is the direct parent or a direct or indirect Subsidiary of a Subsidiary that itself has Non-Recourse Indebtedness (other than such Indebtedness constituting a Guarantee)) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable as a guarantor or otherwise in respect of such Indebtedness or in respect of the business or operations of the applicable Subsidiary that is the obligor on such Indebtedness or any of its subsidiaries (other than (i) any such credit support or liability consisting of reimbursement obligations in respect of Letters of Credit issued under, and subject to the terms of, Section 2.23 to support obligations of such applicable Subsidiary and (ii) any Investments in such applicable Subsidiary made in accordance with Section 6.05),
     (c) no default with respect to such Indebtedness (including any rights that the holders of such Indebtedness may have to take enforcement action against a Subsidiary that is not a Loan Party) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any other Loan Party (other than Indebtedness incurred pursuant to Section 6.01(a), (b), (c) or (k) and any Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to Section 6.01(b), (c) or (k) or with respect to Obligations under any Specified Hedging Agreement) to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity,
     (d) the Liens securing such Indebtedness shall exist only on (i) the property and assets of any Subsidiary that is not a Loan Party and (ii) the Equity Interests in any Subsidiary that is not a Loan Party (and shall not apply to any other property or assets of the Borrower or any other Subsidiary that is a Loan Party) and
     (e) the lenders of such Indebtedness have been notified or have otherwise agreed in writing that they will not have any recourse to the stock or assets of the Borrower or any other Loan Party, except, in the case of each of clauses (a), (b) and (d) for the following (each of which is deemed to be non-recourse for purposes of this definition): (w) Guarantees by the Borrower or any other Subsidiary of such Indebtedness that are incurred pursuant to Section 6.01(p), (x) agreements of the Borrower or any other Subsidiary to provide corporate or management services or operation and maintenance services to such Subsidiary, including in respect of the acquisition of fuel, oil, gas or other supply of energy, (y) Guarantees of the Borrower or any other Subsidiary with respect to debt service reserves established with respect to such Subsidiary to the extent that such Guarantee shall result in the immediate payment of funds, pursuant to dividends or otherwise, in the amount of such Guarantee to the Borrower or such other Subsidiary and (z) contingent obligations of the Borrower or any other Subsidiary to make capital contributions to such Subsidiary, in the case of each of clauses (x), (y) and (z), which are otherwise permitted hereunder.
     “Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.
     “Administrative Agent” shall have the meaning assigned to such term in the preamble.
     “Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).
     “Administrative Questionnaire” shall mean an Administrative Questionnaire substantially in the form of Exhibit A, or such other similar form as may be supplied from time to time by the Administrative Agent.
     “Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control; provided, further, however, that none of the Sponsors will be deemed to be an “Affiliate” of the Borrower and/or any of the Subsidiaries. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
     “Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit B pursuant to which intercompany obligations and advances owed by any Loan Party to a Person that is not a Loan Party are required to be subordinated to the Guaranteed Obligations hereunder pursuant to Section 6.01(f).
     “Affiliate Transaction” shall have the meaning assigned to such term in Section 6.08.
     “Agents” shall have the meaning assigned to such term in Article VIII.
     “Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.
     “Agreement” shall have the meaning assigned to such term in the preamble.
     “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Laws” shall mean, as to any Person, any law, rule, regulation, ordinance or treaty, or any determination, ruling or other directive by or from a court, arbitrator or other Governmental

Authority, including ERCOT, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
     “Applicable Margin” shall mean, for any day, for each Type of Loan, the rate per annum set forth under the relevant column heading below based upon the Consolidated Senior Leverage Ratio as of the relevant date of determination:

				ABR
				Revolving
			Eurodollar	Loans and
Consolidated Senior	Eurodollar	ABR Term	Revolving	Swingline
Leverage Ratio	Term Loans	Loans	Loans	Loans
Category 1
Greater than 3.50 to 1.00	2.00%	1.00%	2.00%	1.00%

Category 2
Greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00	1.75%	0.75%	1.75%	0.75%

Category 3
Less than or equal to 3.00 to 1.00	1.75%	0.75%	1.50%	0.50%
     Each change in the Applicable Margin resulting from a change in the Consolidated Senior Leverage Ratio shall be effective with respect to all Commitments, Loans and Letters of Credit outstanding on or after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, until the Borrower shall have delivered the financial statements and certificates required by Section 5.04(b) and Section 5.04(c) for the period ended on March 31, 2006, the Consolidated Senior Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Margin. In addition, at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, the Consolidated Senior Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Margin.
     “Arrangers” shall have the meaning assigned to such term in the preamble.
     “Asset Sale” shall mean the direct or indirect (a) sale, lease (other than an operating lease), sale and leaseback, lease and leaseback, assignment (other than a collateral assignment), conveyance, transfer or other disposition (by way of merger, consolidation, casualty, condemnation, operation of law or otherwise (other than pursuant to an event that may result in a Recovery Event)) by the Borrower or any Restricted Subsidiary to any Person other than, in the case of assets not constituting Core Collateral, the Borrower or any Subsidiary Guarantor of (1) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares or investments by foreign nationals required by Applicable Laws) or (2) any other assets of the Borrower or any Restricted Subsidiary, including Equity Interests of any Person that is not the Borrower or a Subsidiary or (b) issuance of Equity Interests in any of the Restricted Subsidiaries to any Person other than the Borrower or any Subsidiary Guarantor; provided that (i) any asset sale or series of related asset sales described in clause (a) or (b) above of assets not constituting Core Collateral and having a value not in excess of $50,000,000 shall be deemed not to be an “Asset Sale” for purposes of this Agreement; and (ii) each of the following transactions shall be deemed not to be an “Asset Sale” for purposes of this Agreement: (A) the sale, transfer or other disposition by the Borrower or any Restricted Subsidiary of (x) damaged, worn-out, obsolete assets and scrap and (y) cash or Cash Equivalents, (B) the sale by the Borrower or any Restricted Subsidiary of power, capacity, energy, ancillary services, and other products or services, or the sale of any other inventory or contracts related to any of the foregoing, (C) the sale, lease, conveyance or other disposition for value by the Borrower or any Restricted Subsidiary of fuel or emission credits in the ordinary course of business, (D) the sale, transfer or other disposition of any assets (other than any such assets which are Collateral) in connection with a foreclosure, transfer or deed in lieu of foreclosure or other remedial action, (E) the sale, transfer or other disposition by any Restricted Subsidiary that is not a Loan Party of any of its assets (other than any such assets constituting Collateral) or the issuance of Equity Interests by any Subsidiary (that is not a Loan Party) of such Restricted Subsidiary, in each case to any other Subsidiary that is not a Loan Party, (F) the licensing of intellectual property, (G) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and (H) the sale, transfer or other disposition of spare parts and spare parts inventory to any other Restricted Subsidiary in the ordinary course of business so long as such spare parts and spare parts inventory are required in the ordinary course operation of the transferee’s business or operations at the time of such disposition.
     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit C or such other similar form as shall be approved by the Administrative Agent.
     “Attributable Debt” in respect of a sale and leaseback transaction shall mean, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”, and shall not be deemed to be Attributable Debt.
     “Available Amount” shall mean, on any date (the “Reference Date”), an amount equal at such time to (a) the sum of, without duplication:
     (i) $250,000,000 in the aggregate;
     (ii) an amount equal to the sum of the amounts calculated for each fiscal year ending after the Closing Date and prior to the Reference Date which is equal to (A) the Excess Cash Flow for such fiscal year minus (B) an amount equal to the Required Prepayment Percentage for such fiscal year multiplied by such Excess Cash Flow for such fiscal year;
     (iii) the amount of any capital contributions received in cash or the net cash proceeds of other equity issuances made by the Borrower (other than any Cure Amount or any amount used to make Dividends pursuant to Section 6.06(a)) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date;

     (iv) the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Subsidiary Guarantor from any Minority Investment or Unrestricted Subsidiary after the Closing Date and on or prior to the Reference Date (other than the portion of any such dividends and other distributions that is used by the Borrower or any Subsidiary Guarantor to pay taxes);
     (v) the aggregate amount of all cash repayments of principal and interest received by the Borrower or any Subsidiary Guarantor from any Minority Investment or Unrestricted Subsidiary after the Closing Date and on or prior to the Reference Date in respect of loans made by the Borrower or any Subsidiary Guarantor to such Minority Investment or Unrestricted Subsidiary; and
     (vi) the aggregate amount of all Net Asset Sale Proceeds received by the Borrower or any Subsidiary Guarantor in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary after the Closing Date and on or prior to the Reference Date, minus (b) the sum of:
     (i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary pursuant to Section 6.05(l)(ii)(A)(y) after the Closing Date and on or prior to the Reference Date;
     (ii) the aggregate amount of any Dividends made by the Borrower pursuant to Section 6.06(c) after the Closing Date and on or prior to the Reference Date;
     (iii) the aggregate amount of prepayments, repurchases and redemptions made by the Borrower or any Restricted Subsidiary pursuant to Section 6.07(a)(v) after the Closing Date and on or prior to the Reference Date; and
     (iv) the aggregate amount of Capital Expenditures made by the Borrower or any Restricted Subsidiary pursuant to Section 6.12(a) after the Closing Date and on or prior to the Reference Date.
     “Bankruptcy Code” shall mean Title 11 of United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time.
     “Bankruptcy Law” shall mean the Bankruptcy Code or any similar federal or state or other law for the relief of debtors.
     “Basket Assets” shall have the meaning assigned to such term in Section 6.01(p).
     “Benchmark LIBO Rate” shall have the meaning assigned to such term in Section 2.24(b).
     “Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
     “Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 302 of ERISA,

and which is maintained, sponsored or contributed to by the Borrower or any ERISA Affiliate or with respect to which the Borrower otherwise has any liability.
     “Blackstone Group” shall mean each of Blackstone TG Capital Partners IV L.P., Blackstone Participation Partnership IV L.P., Blackstone Capital Partners IV-A L.P. and Blackstone Family Investment Partnership IV-A L.P.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
     “Board of Directors” shall mean (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Borrower” shall have the meaning assigned to such term in the preamble.
     “Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
     “Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D.
     “Breakage Event” shall have the meaning assigned to such term in Section 2.16.
     “Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Expenditures” shall mean, for any period, with respect to any Person, (a) the additions to property, plant and equipment and other capital expenditures of such Person and its consolidated subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by such Person and its consolidated subsidiaries during such period to the extent paid in cash; provided, however, that Capital Expenditures shall not include (i) Environmental Capital Expenditures, (ii) Necessary Capital Expenditures, (iii) expenditures made to restore, rebuild or replace property following any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made or financed with proceeds received or to be received from a Recovery Event, (iv) expenditures constituting reinvestment proceeds from the sale or other disposition of assets (including Asset Sales) otherwise permitted herein, (v) expenditures made to acquire an Investment permitted under Section 6.05, including pursuant to a Permitted Acquisition (it being understood and agreed, however, that an acquisition of assets (other than an acquisition of assets comprising a division or a line of business) that would otherwise constitute Capital Expenditures pursuant to the definition hereof shall not be excluded by this clause (vi)), (vi) expenditures made to the extent reimbursed by a Person other than the Loan Parties and their Subsidiaries or (vii) expenditures constituting capitalized interest.

     “Capital Lease Obligation” shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
     “Capital Stock” shall mean (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
     “Cash Equivalents” shall mean (a) United States dollars, Euros or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within 12 months after the date of acquisition; (f) readily marketable direct obligations issued or guaranteed by any state of the United States or any political subdivision thereof, in either case having one of the two highest rating categories obtainable from either Moody’s or S&P; and (g) money market funds that invest primarily in securities described in clauses (a) through (f) of this definition.
     “Change of Control” shall mean the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of the Borrower or any of its Restricted Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan); (b) the adoption of a plan relating to the liquidation or dissolution of the Borrower; (c) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 40% of the Voting Stock of the Borrower, measured by voting power rather than number of shares; (d) the Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Borrower, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Borrower or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Borrower outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); (e) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors; or (f) any change of control (or similar event, however denominated) shall occur under and as defined in the Senior Note Documents.
     “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.
     “Charges” shall have the meaning assigned to such term in Section 9.09.
     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Swingline Loans, New Revolving Credit Loans or New Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term Loan Commitment, Swingline Commitment, Credit-Linked Deposit, New Revolving Credit Commitment or New Term Loan Commitment.
     “Closing Date” shall mean the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.08) and the initial Credit Event hereunder shall occur.
     “Co-Documentation Agents” shall have the meaning assigned to such term in the preamble.
     “Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, other than the Excluded Assets. “Collateral” shall include, without limitation, all Core Collateral.
     “Collateral Agent” shall have the meaning assigned to such term in the preamble.
     “Collateral Trust Agreement” shall mean each of the NRG Collateral Trust Agreement and/or the Texas Genco Collateral Trust Agreement, as applicable.
     “Collateral Trust Joinder” shall have the meaning assigned to such term in the applicable Collateral Trust Agreement.
     “Collateral Trustee” shall mean each of the NRG Collateral Trustee and/or the Texas Genco Collateral Trustee, as applicable.
     “Combined Company MAC” shall have the meaning assigned to such term in Section 4.02(o)(ii).
     “Commitment” shall mean, with respect to any Lender and as of any date of determination, such Lender’s Revolving Credit Commitment, Term Loan Commitment, Swingline Commitment, Credit-Linked Deposit, New Revolving Credit Commitment and New Term Loan Commitment as of such date.
     “Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
     “Commitment Fee Rate” shall mean a rate per annum equal to 0.50%.
     “Commitment Letter” shall mean that certain commitment letter, dated as of September 30, 2005, among the Borrower and each of the Arrangers, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

     “Commodity Contract” shall have the meaning assigned to such term in the UCC.
     “Commodity Hedging Agreements” shall mean the Existing Commodity Hedging Agreements and any other agreement (including each confirmation entered into pursuant to any master agreement) providing for swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, netting agreements, commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements, entered into by the Borrower or any Restricted Subsidiary, in each case under this definition, in the ordinary course of business in order to manage fluctuations in the price or availability to the Borrower or any Restricted Subsidiary of any commodity.
     “Commodity Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under a Commodity Hedging Agreement.
     “Concurrent Cash Distributions” has the meaning set forth in the definition of Investments.
     “Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated January 2006.
     “Consolidated EBITDA” shall mean, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication
     (a) an amount equal to any extraordinary loss (including any loss on the extinguishment or conversion of Indebtedness) plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (without giving effect of the threshold provided in the definition thereof), to the extent such losses were deducted in computing such Consolidated Net Income; plus
     (b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
     (c) to the extent deducted in computing such Consolidated Net Income, (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (iii) any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus (iv) the product of (A) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable in Equity Interests of the Borrower (other than Disqualified Stock) or to the Borrower or a Restricted Subsidiary of the Borrower, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus (v) interest income for such period; plus
     (d) any expenses or charges related to any equity offering, Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred under this Agreement including a refinancing thereof (whether or not successful), including such fees, expenses or charges related to the Acquisition Transactions, the offering of the Senior Notes and this Agreement, and, in each case, deducted in computing such Consolidated Net Income; plus
     (e) any professional and underwriting fees related to any equity offering, Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under this Agreement and, in each case, deducted in such period in computing Consolidated Net Income; plus
     (f) the amount of any minority interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests); plus
     (g) any non cash gain or loss attributable to Mark-to-Market Adjustments in connection with Hedging Obligations; plus
     (h) without duplication, any writeoffs, writedowns or other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus
     (i) all items classified as extraordinary, unusual or nonrecurring non-cash losses or charges (including severance, relocation and other restructuring costs), and related tax effects according to GAAP to the extent such non-cash charges or losses were deducted in computing such Consolidated Net Income; plus
     (j) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus
     (k) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; in each case, on a consolidated basis and determined in accordance with GAAP (including any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to the Acquisition Transactions or any acquisition that is consummated after the Closing Date);
     provided, however, that Consolidated EBITDA of the Borrower will exclude the Consolidated EBITDA attributable to Excluded Subsidiaries unless (and solely to the extent) actually distributed in cash to the Borrower or any Subsidiary Guarantor; provided further that for purposes of calculating Consolidated EBITDA for any period for purposes of the covenants set forth in Sections 6.13 and 6.14, (A) the Consolidated EBITDA of any Person or line of business acquired by the Borrower or any Subsidiary Guarantor pursuant to a Permitted Acquisition made in accordance with the terms of this Agreement during such period for which the aggregate consideration paid by the Borrower or any

Subsidiary Guarantor shall be equal to or greater than $25,000,000 shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any Subsidiary Guarantor during such period for which the aggregate consideration received by the Borrower or any Subsidiary Guarantor shall be equal to or greater than $25,000,000 shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).
     Notwithstanding anything to the contrary contained herein (but subject to pro forma adjustment in the event of any Permitted Acquisition or disposition as described in the immediately preceding sentence), Consolidated EBITDA for the fiscal quarters ended June 30, 2005, September 30, 2005, December 31, 2005 and March 31, 2006 (in each case with respect to the portion of such period ending prior to the Closing Date) shall be calculated on a pro forma basis to include the Consolidated EBITDA of Texas Genco and its subsidiaries for such periods (assuming the consummation of the Acquisition and the Acquisition Transactions and the incurrence and assumption of the Indebtedness incurred in connection with the Acquisition Transactions occurred as of the first day of such applicable period); provided that with respect to those fiscal quarters ending in 2005, the Borrower delivers an officer’s certificate setting forth such calculations of Consolidated EBITDA to the Administrative Agent within 60 days following the Closing Date (together with any other documentation reasonably requested by the Administrative Agent with respect thereto) and the Administrative Agent is reasonably satisfied with such calculations of Consolidated EBITDA for such periods.
     “Consolidated Interest Coverage Ratio” shall mean, on any date, the ratio of (a) Consolidated EBITDA of the Borrower for the period of four consecutive fiscal quarters most recently ended on or prior to such date to (b) Consolidated Interest Expense for the period of four consecutive fiscal quarters most recently ended on or prior to such date.
     “Consolidated Interest Expense” shall mean, for any period, (a) the cash interest expense (including imputed cash interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of the Borrower and the Restricted Subsidiaries for such period (including all commissions, discounts and other fees and charges owed by the Borrower and the Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing), net of interest income, in each case determined on a consolidated basis in accordance with GAAP, minus (b) to the extent included in such consolidated cash interest expense for such period, amounts attributable to the amortization of financing costs and non-cash amounts attributable to the amortization of debt discounts and other debt issuance costs, fees and expenses; provided, however, that Consolidated Interest Expense of the Borrower will exclude cash interest expense attributable to Non-Recourse Indebtedness and all other cash interest expense of Excluded Subsidiaries. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Restricted Subsidiary with respect to Interest Rate/Currency Hedging Agreements relating to interest rate hedging activities (other than any such Interest Rate/Currency Hedging Agreements in respect of Non-Recourse Indebtedness of Excluded Subsidiaries).
     Notwithstanding anything to the contrary contained herein, for purposes of calculating Consolidated Interest Expense (a) for the period of four consecutive fiscal quarters ending March 31, 2006, Consolidated Interest Expense for such period shall be deemed to be an amount equal to Consolidated Interest Expense for the period beginning on the Closing Date and ending March 31, 2006 divided by the number of days in such period and multiplied by 365, (b) for the period of four consecutive fiscal quarters ending June 30, 2006, Consolidated Interest Expense for such period shall be deemed to be an amount equal to Consolidated Interest Expense for the period beginning on the Closing Date and ending June 30, 2006 divided by the number of days in such period and multiplied by 365, (c) for the period of four consecutive fiscal quarters ending September 30, 2006, Consolidated Interest Expense for such period shall be deemed to be an amount equal to Consolidated Interest Expense for the period beginning on the Closing Date and ending September 30, 2006 divided by the number of days in such period and multiplied by 365 and (d) for the period of four consecutive fiscal quarters ending December 31, 2006, Consolidated Interest Expense for such period shall be deemed to be an amount equal to Consolidated Interest Expense for the period beginning on the Closing Date and ending December 31, 2006 divided by the number of days in such period and multiplied by 365.
     “Consolidated Leverage Ratio” shall mean, on any date, the ratio of (a) Total Debt on such date to (b) Consolidated EBITDA of the Borrower for the period of four consecutive fiscal quarters most recently ended on or prior to such date.
     “Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that
     (a) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions (including pursuant to other intercompany payments but excluding Concurrent Cash Distributions) paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;
     (b) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;
     (c) the cumulative effect of a change in accounting principles will be excluded;
     (d) any net after-tax non-recurring or unusual gains, losses (less all fees and expenses relating thereto) or other charges or revenue or expenses (including relating to severance, relocation, one-time compensation charges and the Acquisition Transactions) shall be excluded;
     (e) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded, whether under Financial Accounting Standards Board Statement No. 123R, “Accounting for Stock-Based Compensation” or otherwise;
     (f) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;
     (g) any gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions shall be excluded;
     (h) any impairment charge or asset write-off pursuant to Financial Accounting Statement No. 142 and No. 144 or any successor pronouncement shall be excluded;

     (i) any accruals or reserves or other charges related to the Transactions and incurred on or before January 1, 2007 shall be excluded; and
     (j) notwithstanding clause (a) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.
     “Consolidated Senior Leverage Ratio” shall mean, on any date, the ratio of (a) Senior Debt on such date to (b) Consolidated EBITDA of the Borrower for the period of four consecutive fiscal quarters most recently ended on or prior to such date.
     “Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash, cash equivalents and bank overdrafts) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, but excluding (i) the current portion of any long-term Indebtedness, (ii) without duplication of clause (i) above, all Indebtedness consisting of Loans and L/C Exposure to the extent otherwise included therein and (iii) the current portion of deferred income taxes.
     “Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of the Borrower who (a) was a member of such Board of Directors on the Closing Date; or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
     “Control Agreement” shall mean each Control Agreement to be executed and delivered by each Loan Party and the other parties thereto, as required by the applicable Loan Documents as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
     “Core Collateral” shall mean all Equity Interests in, and property and assets of, any Core Collateral Subsidiary, in each case whether now owned or hereafter acquired; provided, however, that in the case of Louisiana Generating LLC, Texas Genco II, LP and Texas Genco, LP, only the following property and assets of such Subsidiaries shall be considered Core Collateral hereunder: (a) Louisiana Generating LLC’s 100% Project Interest in Units 1 and 2 and 58% Project Interest in Unit 3 of the Big Cajun II Facility, (b) Texas Genco II, LP’s Project Interest in the Parish and Limestone Facilities, (c) Texas Genco, LP’s 44% Project Interest in the South Texas Project Facility and (d) in each case any assets related primarily to any of the Facilities described in clause (a), (b) or (c); and provided, further, that at any time and from time to time, the Borrower may deliver to the Administrative Agent an officer’s certificate designating Core Collateral having an aggregate Fair Market Value not in excess of $750,000,000 in the aggregate, valued at the Fair Market Value of such Core Collateral at the time such designation is made, as no longer being Core Collateral, and thereafter, such Equity Interests or property or assets shall no longer be considered Core Collateral for any purpose hereunder.
     “Core Collateral Subsidiary” shall mean each of Louisiana Generating LLC, Huntley Power LLC, Dunkirk Power LLC, Indian River Power LLC, Oswego Harbor Power LLC, Astoria Gas Turbine LLC, Arthur Kill Power LLC, Texas Genco II, LP, Texas Genco, LP and NRG Power Marketing.
     “Credit Event” shall have the meaning assigned to such term in Section 4.01.

     “Credit-Linked Deposit” shall mean, with respect to each Funded L/C Lender, the cash deposit made by such Funded L/C Lender pursuant to Section 2.23(d), as the same may be (a) reduced from time to time pursuant to Section 2.02(f), 2.09(b) or 2.09(d) and (b) reduced or increased from time to time pursuant to assignments by or to such Funded L/C Lender pursuant to Section 9.04. The amount of each Funded L/C Lender’s Credit-Linked Deposit on the Closing Date is set forth on the Lender Addendum delivered by such Lender.
     “Credit-Linked Deposit Account” shall mean, collectively, one or more operating, certificates of deposits and/or investment accounts of, and established by, the Deposit Bank under its sole and exclusive control and maintained at the office of the Deposit Bank located at 60 Wall Street, New York, New York 10005 (or such other office as the Deposit Bank shall from time to time designate to the Borrower), in any such case that shall be used for the purposes set forth in Article II.
     “Cure Amount” shall have the meaning provided in Article VII.
     “Cure Right” shall have the meaning provided in Article VII.
     “Default” shall mean any event or condition which upon notice, lapse of time (pursuant to Article VII) or both would constitute an Event of Default.
     “Deposit Account” shall have the meaning assigned to such term in the UCC.
     “Deposit Bank” shall mean Deutsche Bank AG, New York Branch, or any Affiliate of Deutsche Bank AG, New York Branch designated by Deutsche Bank AG, New York Branch to act in such capacity.
     “Designated Country” shall mean Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, New Zealand, Norway, Portugal, Spain, Sweden, Switzerland, the United Kingdom, the United States and any other country that shall at any time after the Closing Date become a member state of the European Union.
     “Designated Non-Recourse Indebtedness” shall mean the Non-Recourse Indebtedness of NRG Peaker Finance Co. LLC existing on the Closing Date.
     “Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Term Loan Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.06 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
     “Dividends” shall have the meaning provided in Section 6.06.

     “dollars” or “$” shall mean lawful money of the United States of America.
     “Domestic Subsidiaries” shall mean all Subsidiaries incorporated, formed or organized under the laws of the United States of America, any State thereof or the District of Columbia.
     “Easement” shall have the meaning assigned to such term in Section 3.07.
     “Environmental CapEx Debt” shall mean Indebtedness of the Borrower or its Restricted Subsidiaries incurred for the purpose of financing Environmental Capital Expenditures.
     “Environmental Capital Expenditures” shall mean capital expenditures to the extent deemed reasonably necessary, as determined by the Borrower or its Restricted Subsidiaries, as applicable, in good faith and pursuant to prudent judgment, to comply with applicable Environmental Laws.
     “Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances and codes, and legally binding decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment, natural resources, occupational health and safety or the presence, Release of, or exposure to, hazardous materials, substances or wastes, or the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of, or the arrangement for such activities with respect to, hazardous materials, substances or wastes.
     “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) non-compliance with any Environmental Law, (b) the generation, manufacture, processing, distribution, recycling, use, handling, transportation, storage, treatment or disposal of, or the arrangement of such activities with respect to, any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials at or from any location or (e) any contract or agreement pursuant to which liability is assumed, imposed or covered by an indemnity with respect to any of the foregoing.
     “Equally and Ratably” shall have the meaning assigned to such term in the applicable Collateral Trust Agreement.
     “Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding, except for purposes of the definitions of “Additional Non-Recourse Indebtedness”, “Existing Non-Recourse Indebtedness” and “Net Cash Proceeds”, any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Equity Securities” shall mean (a) the 20,855,057 shares of common stock, par value $0.01 per share, of the Borrower and (b) the Mandatory Convertible Preferred Stock, in each case issued on the Closing Date to fund a portion of the Acquisition Consideration.
     “ERCOT” shall mean the Electric Reliability Council of Texas or any other entity succeeding thereto.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.
     “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Tax Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Benefit Plan or Multiemployer Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or to appoint a trustee to administer any Benefit Plan; (f) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 401(a)(29) of the Tax Code or Section 307 of ERISA; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” shall have the meaning assigned to such term in Article VII.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Excess Cash Flow” shall mean, for any period, an amount equal to the excess of (a) the sum, without duplication, of:
     (i) Consolidated Net Income of the Borrower for such period;
     (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income;
     (iii) decreases in Consolidated Working Capital for such period;
     (iv) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;
     (v) to the extent not included in the determination of Consolidated Net Income, any termination payments or similar payments received by the Borrower or any Restricted Subsidiary during such period in connection with the termination, partial termination or other reduction of any Commodity Hedging Agreement; and

     (vi) any cash and Cash Equivalents that is returned to the Borrower and the Restricted Subsidiaries during such period that was, immediately prior to such return, pledged or deposited as collateral to a contract counterparty, issuer of surety bonds or issuer of letters of credit by the Borrower or any of the Restricted Subsidiaries, in each case to secure obligations with respect to (A) contracts for commercial and trading activities and contracts (including physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase, transmission, transportation, distribution, sale, lease or hedge of any fuel-related or power-related commodity or service or (B) Commodity Hedging Agreements;
over (b) the sum, without duplication, of:
     (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income;
     (ii) the aggregate amount actually paid by the Borrower and the Restricted Subsidiaries in cash during such period on account of Capital Expenditures (to the extent financed with internally generated cash flows of the Borrower and the Restricted Subsidiaries), and including Necessary Capital Expenditures and Environmental Capital Expenditures;
     (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans made during such period to the extent accompanying reductions of the Total Revolving Credit Commitment except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries;
     (iv) the aggregate amount of all principal payments of Indebtedness of the Borrower or the Restricted Subsidiaries (including any Term Loans and the principal component of payments in respect of Capital Lease Obligations but excluding Revolving Loans, Swingline Loans, voluntary prepayments of Term Loans pursuant to Section 2.12 and mandatory prepayments of Term Loans pursuant to Section 2.13) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries;
     (v) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;
     (vi) increases in Consolidated Working Capital for such period;
     (vii) payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness;
     (viii) the amount of Investments made during such period pursuant to Section 6.05 to the extent that such Investments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries;
     (ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period;

     (x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness and that are accounted for as extraordinary items;
     (xi) to the extent not included in the determination of Consolidated Net Income, any termination payments or similar payments made by the Borrower or any Restricted Subsidiary during such period in connection with the termination, partial termination or other reduction of any Commodity Hedging Agreement;
     (xii) to the extent not included in the determination of Consolidated Net Income, the aggregate amount of pension plan contributions required by law and actually made in cash by the Borrower or any Restricted Subsidiary during such period in connection with the Texas Genco Retirement Plan;
     (xiii) to the extent not included in the determination of Consolidated Net Income, the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries relating to the acquisition of nuclear fuel; and
     (vi) any cash and Cash Equivalents pledged or deposited by the Borrower and the Restricted Subsidiaries during such period as collateral to a contract counterparty, issuer of surety bonds or issuer of letters of credit, in each case to secure obligations with respect to (A) contracts for commercial and trading activities and contracts (including physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase, transmission, transportation, distribution, sale, lease or hedge of any fuel-related or power-related commodity or service or (B) Commodity Hedging Agreements.
     “Excess Credit-Linked Deposits” shall mean, at any time, the excess, if any, of the Total Credit-Linked Deposit over the aggregate Funded L/C Exposure at such time.
“Excluded Assets” shall mean
     (i) any lease, license, contract, property right or agreement to which any Loan Party is a party or any of such Loan Party’s rights or interests thereunder if and only for so long as the grant of a security interest therein under the Security Documents shall constitute or result in a breach, termination or default or invalidity under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided that such lease, license, contract, property right or agreement shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the Security Documents, immediately and automatically, at such time as such consequences shall no longer exist;
     (ii) any interests in real property owned or leased by any Loan Party only for so long as such interest represents an Excluded Perfection Asset;
     (iii) any Equity Interests in, and any assets of, any Excluded Project Subsidiary the pledge of which pursuant to the Security Documents would constitute a default under the applicable Non-Recourse Indebtedness in respect of which it is an obligor and any voting Equity

Interests in excess of 66% (or, in the case of NRGenerating International BV, 65%) of the total outstanding voting Equity Interests in any Excluded Foreign Subsidiary;
     (iv) any Deposit Account, Securities Account or Commodities Account (and all cash, cash equivalents and Commodity Contracts held therein) if and only for so long as such Deposit Account, Securities Account or Commodities Account is subject to a Lien permitted under clause (r) of the definition of “Permitted Liens”;
     (v) the Equity Interests in, and all properties and assets of, NRG Energy Insurance Ltd. (Cayman Islands);
     (vi) the Equity Interests in, and all properties and assets of, NRG International Holdings GmbH (only for so long as such entity shall own only de minimis assets), NRG International Holdings (No.2) GmbH (only for so long as such entity shall own only de minimis assets), NRGenerating III (Gibraltar), NRGenerating IV Gibraltar and NRG Pacific Corporate Services Pty Ltd.;
     (vii) the Equity Interests in, and all properties and assets of, NRG Latin America Inc., Sterling Luxembourg (No. 4) S.a.r.l., Flinders Power Finance Pty Ltd., Tosli Acquisition BV (only for so long as such entity shall own no assets other than de minimis assets and, directly or indirectly, the Equity Interests in Itiquira), NRGenerating Luxembourg (No. 6) S.a.r.l. and NRGenerating Holdings (No. 21) BV (only for so long as such entity shall own only de minimis assets and the stock of its subsidiaries owned on the Closing Date);
     (viii) any Equity Interest of a Person or Project Interest held by any Loan Party if and for so long as the pledge thereof under the Security Documents shall constitute or result in a breach, termination or default under any joint venture, stockholder, membership, limited liability company, partnership, owners, participation, shared facility or other similar agreement between such Loan Party and one or more other holders of Equity Interests of such Person or Project Interest (other than any such other holder who is the Borrower or a Subsidiary thereof); provided that such Equity Interest shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the Security Documents, immediately and automatically, at such time as such consequences shall no longer exist;
     (ix) all properties and assets of the Borrower’s resource recovery facility located at North Newport, MN and all properties and assets of the Borrower’s resource recovery facility located at Elk River, MN if and for so long as the grant of a security interest therein under the Security Documents shall constitute or result in a breach, termination or default under any service agreement with the applicable municipalities in which such facilities reside; provided that such properties and assets shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the Security Documents, immediately and automatically, at such time as such consequences shall no longer exist;
     (x) any Account of NRG Power Marketing solely to the extent that (1) such Account relates to the sale by NRG Power Marketing of power or capacity that was purchased by NRG Power Marketing from an Excluded Project Subsidiary and (2) the grant of a security interest in such Account under the Security Documents shall constitute or result in a breach, termination or default under any agreement or instrument governing the applicable Existing Non-Recourse

Indebtedness of such Subsidiary (as such agreement or instrument was in effect on the Closing Date);
     (xi) the working capital account of Camas Power Boiler Inc.;
     (xii) all properties and assets of the Borrower or any of its Restricted Subsidiaries (other than Equity Interests) secured by Indebtedness permitted by Section 6.01(d) so long as the granting of a Lien in favor of the Secured Parties would constitute or result in a breach, termination or default under any agreement or instrument governing the applicable Indebtedness permitted by Section 6.01(d), and such properties or assets shall cease to be Excluded Assets once such prohibition ceases to exist and shall immediately and automatically become subject to the security interest granted under the Security Documents;
     (xiii) any other property and assets (other than any such properties or assets constituting Core Collateral) designated as Excluded Assets to the Administrative Agent in writing by the Borrower which shall not have, when taken together with all other property and assets that constitute Excluded Assets at the relevant time of determination by virtue of the operation of this clause (xiii), a Fair Market Value at any time exceeding $250,000,000 in the aggregate (and, to the extent that the Fair Market Value thereof shall exceed $250,000,000 in the aggregate, such property or assets shall cease to be an Excluded Asset to the extent of such excess Fair Market Value and shall become subject to the security interest granted under the Security Documents, immediately and automatically, at such time as such amount is exceeded);
     (xiv) the Texas Genco Refinancing Escrow Account;
     (xv) any Intellectual Property (as defined in the Guarantee and Collateral Agreement) if and to the extent a grant of a security interest therein will result in the loss, abandonment or termination of any material right, title or interest in or to such Intellectual Property; provided, however, that such Intellectual Property shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the Security Documents, immediately and automatically, at such time as such consequences shall no longer exist;
     (xvi) the Texas Genco Pledged Notes and Pledged Equity Interests owned by the Texas Genco Parties shall constitute Excluded Assets until the earlier of (i) the fifth day following the Closing Date and (ii) the release of all Liens thereon granted pursuant to that certain Pledge Agreement dated as of December 14, 2004 among Texas Genco, each of the other Texas Genco Parties party thereto and Goldman Sachs Credit Partners L.P., as collateral trustee (including its successors in such capacity, including Wachovia Bank, National Association); and
     (xvii) any property or assets of a NYPSC Subject Company shall constitute Excluded Assets upon any release of the guarantee of such NYPSC Subject Company pursuant Section 8.19 of the Guarantee and Collateral Agreement and shall remain Excluded Assets for so long as the NYPSC or the New York Public Service Law would prohibit or restrict a guarantee by such NYPSC Subject Company.
     “Excluded Foreign Subsidiaries” shall mean, at any time, any Foreign Subsidiary that is a Restricted Subsidiary and that is (or is treated as) for United States federal income tax purposes either (a) a corporation or (b) a pass-through entity owned directly or indirectly by another Foreign Subsidiary that is (or is treated as) a corporation; provided that (i) none of the Subsidiaries constituting or owning Core Collateral may at any time be an Excluded Foreign Subsidiary and (ii) notwithstanding the foregoing, the following entities will be deemed to be “Excluded Foreign Subsidiaries”: Sterling Luxembourg (No. 4) S.a.r.l., Tosli Acquisition BV (only for so long as such entity shall own no assets other than de minimis assets and the Equity Interests in Itiquira), NRGenerating Luxembourg (No. 6) S.a.r.l., NRG Pacific Corporate Services Pty Ltd., NRGenerating III (Gibraltar), NRGenerating IV (Gibraltar), NRGenerating Holdings (No. 21) B.V., Flinders Power Finance Pty Ltd. and any subsidiary of Tosli Acquisition BV incorporated or formed in connection with the Itiquira Refinancing. The Excluded Foreign Subsidiaries on the Closing Date are set forth on Schedule 1.01(a).
     “Excluded Perfection Assets” shall mean any property or assets (i) that do not have a Fair Market Value at any time exceeding $10,000,000 (or, if such property or asset is a Deposit Account or Securities Account, $3,000,000) individually or $50,000,000 in the aggregate in which a security interest cannot be perfected by the filing of a financing statement under the UCC of the relevant jurisdiction or, in the case of Equity Interests, either the filing of a financing statement under the UCC of the relevant jurisdiction or the possession of certificates representing such Equity Interests or (ii) that constitute leasehold interests of the Borrower or any of its Restricted Subsidiaries in real property (other than any real property constituting a Facility). To the extent that the Fair Market Value of any such property or asset exceeds $10,000,000 (or, if such property or asset is a Deposit Account or Securities Account, $3,000,000) individually, such property or asset shall cease to be an Excluded Perfection Asset and, to the extent that the Fair Market Value of such property or assets shall exceed $50,000,000 in the aggregate at any time, such property or assets shall cease to be Excluded Perfection Assets to the extent of such excess Fair Market Value.
     “Excluded Project Subsidiaries” shall mean, at any time, any Restricted Subsidiary that is an obligor with respect to any Non-Recourse Indebtedness outstanding at such time, in each case if and for so long as the grant of a security interest in the property or assets of such Subsidiary, or the guarantee by such Subsidiary of the Obligations, or the pledge of the Equity Interests of such Subsidiary, in each case in favor of the applicable Collateral Trustee, for the benefit of the Secured Parties, shall constitute or result in a breach, termination or default under the agreement or instrument governing the applicable Non-Recourse Indebtedness; provided that such Subsidiary shall be an Excluded Project Subsidiary only to the extent that and for so long as the requirements and consequences above shall exist; and provided further that none of the Subsidiaries constituting or owning Core Collateral may at any time be an Excluded Project Subsidiary. The Excluded Project Subsidiaries on the Closing Date are set forth on Schedule 1.01(b).
     “Excluded Subsidiary” shall mean an Excluded Foreign Subsidiary, an Excluded Project Subsidiary and any other Subsidiary all of whose assets constitute Excluded Assets pursuant to clause (xiii) of the definition of Excluded Assets.
     “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank and any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, and, for purposes of Section 2.20 only, by or on account of any obligation of the Administrative Agent pursuant to Section 2.24(b), (a) income or franchise taxes imposed on (or measured in whole or in part by) each such Person’s net income by the United States of America (or any political subdivision thereof), or as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e), except to the extent that such Foreign

Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a) or (b) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax).
     “Exempt Subsidiaries” shall mean, collectively, NRG Ilion LP LLC, NRG Ilion Limited Partnership, Meriden Gas Turbine LLC, LSP-Pike Energy LLC, LSP-Nelson Energy LLC, NRG Nelson Turbines LLC, NRG Jackson Valley Energy I, Inc., NRG McClain LLC, NRG Audrain Holding LLC, NRG Audrain Generating LLC, NRG Peaker Finance Company LLC, Bayou Cove Peaking Power, LLC, Big Cajun I Peaking Power LLC, NRG Rockford LLC, NRG Rockford II LLC, NRG Rockford Equipment II LLC, NRG Sterlington Power LLC and NRG Rockford Acquisition LLC, and shall not, in any event, include any Core Collateral Subsidiary.
     “Existing Commodity Hedging Agreements” shall mean (i) the Master Power Purchase and Sale Agreement and Cover Sheet dated as of July 21, 2004, the Confirmation thereunder dated as of July 21, 2004 and the Confirmation thereunder dated as of November 30, 2004, each between J. Aron & Company and Texas Genco II, LP (as successor by merger), and any additional confirmations thereunder, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the terms hereof and thereof, (ii) the Master Power Purchase and Sale Agreement and Cover Sheet dated as of December 1, 2004 and the Confirmation thereunder dated as of December 2, 2004, each between Morgan Stanley Capital Group Inc. and Texas Genco II, LP (as successor by merger), and any confirmation of any relevant transaction thereunder, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the terms hereof and thereof and (iii) any other master agreement listed on Schedule 1.01(c), and any confirmations thereunder, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
     “Existing Indebtedness” shall mean Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness under the Senior Note Documents) in existence on the Closing Date and set forth on Schedule 6.01, until such amounts are repaid, or are refunded, refinanced, replaced, defeased or discharged pursuant to Section 6.01(e) hereof.
     “Existing LC Credit Agreement” shall have the meaning assigned to such term in the recitals.
     “Existing Letter of Credit” shall mean each letter of credit listed on Schedule 1.01(d) that is outstanding on the Closing Date.
     “Existing Non-Recourse Indebtedness” shall mean secured or unsecured Indebtedness for borrowed money outstanding as of the Closing Date of a Subsidiary (or of Cadillac Renewable Energy LLC) that is not a Loan Party existing as of the Closing Date and any Permitted Refinancing Indebtedness in respect of such Indebtedness; provided that, except as set forth on Schedule 1.01(e),
     (a) such Indebtedness is without recourse to the Borrower or any other Restricted Subsidiary or to any property or assets of the Borrower or any other Restricted Subsidiary (other than, in each such case, another Restricted Subsidiary (x) which is the direct parent or a direct or indirect Subsidiary of the Subsidiary that incurred or issued such Indebtedness (other than such Indebtedness constituting a Guarantee) or (y) that is a Subsidiary that itself has Non-Recourse Indebtedness (other than such Indebtedness constituting a Guarantee) or is the direct parent or a direct or indirect Subsidiary of a Subsidiary that itself has Non-Recourse Indebtedness (other than such Indebtedness constituting a Guarantee)),
     (b) neither the Borrower nor any other Restricted Subsidiary (other than another Restricted Subsidiary (x) which is the direct parent or a direct or indirect Subsidiary of the Subsidiary that incurred or issued such Indebtedness (other than such Indebtedness constituting a Guarantee) or (y) that is a Subsidiary that itself has Non-Recourse Indebtedness (other than such Indebtedness constituting a Guarantee) or is the direct parent or a direct or indirect Subsidiary of a Subsidiary that itself has Non-Recourse Indebtedness (other than such Indebtedness constituting a Guarantee) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable as a guarantor or otherwise in respect of such Indebtedness or in respect of the business or operations of the applicable Subsidiary that is the obligor on such Indebtedness or any of its subsidiaries (other than (i) any such credit support or liability consisting of reimbursement obligations in respect of Letters of Credit issued under, and subject to the terms of, Section 2.23 to support obligations of such applicable subsidiary and (ii) any Investments in such applicable subsidiary made in accordance with Section 6.05),
     (c) no default with respect to such Indebtedness (including any rights that the holders of such Indebtedness may have to take enforcement action against a Subsidiary that is not a Loan Party) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any other Loan Party (other than Indebtedness incurred pursuant to Section 6.01(a), (b), (c) or (k)) to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity and
     (d) the Liens securing such Indebtedness shall exist only on (i) the property and assets of any Subsidiary that is not a Loan Party and (ii) the Equity Interests in any Subsidiary that is not a Loan Party (and shall not apply to any other property or assets of the Borrower or any other Subsidiary that is a Loan Party), except, in the case of each of clauses (a) and (b) for the following (each of which is deemed to be non-recourse for purposes of this definition): (w) Guarantees by the Borrower or any other Subsidiary of such Indebtedness that are incurred pursuant to Section 6.01(p), (x) agreements of the Borrower or any other Subsidiary to provide corporate or management services or operation and maintenance services to such Subsidiary, including in respect of the acquisition of fuel, oil, gas or other supply of energy, (y) Guarantees of the Borrower or any other Subsidiary with respect to debt service reserves established with respect to such Subsidiary to the extent that such Guarantee shall result in the immediate payment of funds, pursuant to dividends or otherwise, in the amount of such Guarantee to the Borrower or such other Subsidiary and (z) contingent obligations of the Borrower or any other Subsidiary to make capital contributions to such Subsidiary, in the case of each of clauses (x), (y) and (z), which are otherwise permitted hereunder.
     “Existing NRG Credit Agreement” shall have the meaning assigned to such term in the recitals.
     “Existing NRG Notes” shall have the meaning assigned to such term in the recitals.
     “Existing Texas Genco Credit Agreement” shall have the meaning assigned to such term in the recitals.
     “Existing Texas Genco Notes” shall have the meaning assigned to such term in the recitals.
     “Facility” shall mean a power or energy related facility.

     “Facility Instruments” shall have the meaning set forth in (a) the Affirmation Agreement, dated as of August 9, 1993, by and among Northern States Power Company, the Borrower and Ramsey and Washington Counties and (b) the Agreement and Consent for Transfer to the Borrower, dated as of August 20, 2001, between Northern States Power Company, the Borrower, Anoka County, Hennepin County, Sherburne County and Tri-County Solid Waste Management Commission, as in effect on the Closing Date.
     “Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, determined in good faith by (i) the Board of Directors of the Borrower with respect to assets and Investments having a Fair Market Value of $100,000,000 or more and (ii) the Chief Financial Officer of the Borrower with respect to assets and Investments having a Fair Market Value less than $100,000,000.
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” shall mean that certain amended and restated fee letter, dated as of November 16, 2005, among the Borrower and each of the Arrangers, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Fees” shall mean the Commitment Fees, the Administrative Agent’s Fees, the L/C Participation Fees and the Issuing Bank Fees.
     “FERC” shall mean the Federal Energy Regulatory Commission or its successor.
     “Financial Institution” shall mean a bank, an investment bank or an Affiliate of a bank or an investment bank.
     “Financial Officer” of any Person shall mean any of the chief executive officer, chief financial officer or treasurer (or if no individual shall have such designation, the Person charged by the Board of Directors of such Person with such powers and duties as are customarily bestowed upon the individual with such designation) or the audit or finance committee of the Board of Directors of such Person.
     “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is incorporated or organized. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Net Asset Sale Proceeds” shall have the meaning assigned to such term in the definition of Net Cash Proceeds.
     “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
     “Foreign Subsidiary Holding Company” shall mean any Domestic Subsidiary that is a direct parent of one or more Foreign Subsidiaries and holds, directly or indirectly, no other assets other than Equity Interests of Foreign Subsidiaries and other de minimis assets related thereto.

     “FPA” shall mean the Federal Power Act and the rules and regulations promulgated thereunder, as amended from time to time.
     “Funded Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(d).
     “Funded L/C Commitment” shall mean the commitment of the Issuing Bank to issue Funded Letters of Credit pursuant to Section 2.23.
     “Funded L/C Disbursements” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Funded Letter of Credit.
     “Funded L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Funded Letters of Credit at such time and (b) the aggregate amount of all Funded L/C Disbursements that have not yet been reimbursed at such time (or deemed to have not yet been reimbursed at such time pursuant to Section 2.23(e)). The Funded L/C Exposure of any Funded L/C Lender at any time shall equal its Pro Rata Percentage of the aggregate Funded L/C Exposure at such time.
     “Funded L/C Fee Payment Date” shall have the meaning assigned to such term in Section 2.05(d).
     “Funded L/C Lender” shall mean a Lender with a Credit-Linked Deposit.
     “Funded L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(d).
     “Funded Letter of Credit Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Funded Letter of Credit Maturity Date and the date on which all of the Credit-Linked Deposits are returned to the Funded L/C Lenders, utilized to reimburse the Issuing Bank for Funded L/C Disbursements or converted into Term Loans.
     “Funded Letter of Credit Maturity Date” shall mean the Term Loan Maturity Date.
     “Funded Letter of Credit” shall mean, at any time, any Letter of Credit that has been designated by the Borrower (or deemed designated) as a Funded Letter of Credit in accordance with the provisions of Section 2.23 and is supported by the Credit-Linked Deposit Account.
     “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
     “Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government or any governmental or non-governmental authority regulating the generation and/or transmission of energy, including ERCOT.
     “Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

     “Guarantee” shall mean a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided that standard contractual indemnities which do not relate to Indebtedness shall not be considered a Guarantee.
     “Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, dated as of the Closing Date, in the form of Exhibit F-1, executed and delivered by the Borrower and each Subsidiary Guarantor, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Guaranteed Obligations” shall mean the Credit Agreement Borrower Obligations and the Guarantor Obligations in respect thereof, in each case as such terms are defined in the Guarantee and Collateral Agreement.
     “H&F Group” shall mean each of Hellman & Friedman Capital Partners IV, L.P., H&F International Partners IV-A, L.P., H&F Executive Fund IV, L.P. and H&F International Partners IV-C, L.P.
     “Hazardous Materials” shall mean (a) any petroleum products or byproducts, coal ash, coal combustion by-products or waste, boiler slag, scrubber residue, flue desulfurization material, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials, waste or byproducts, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
     “Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to manage interest rates or interest rate risk, (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates and (d) agreements (including each confirmation entered into pursuant to any master agreement) providing for swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, netting agreements, commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements, in each case under clause (a), (b), (c) and (d), entered into by such Person, including Commodity Hedging Obligations and Interest Rate/Currency Hedging Obligations.
     “Increased Amount Date” shall have the meaning provided in Section 2.25(a).
     “incur” shall have the meaning assigned to such term in Section 6.01.
     “Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables except as provided in clause (e) below), whether or not contingent (a) in respect of borrowed money; (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (c) in respect of banker’s acceptances; (d) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions; (e) representing the balance deferred and unpaid of the purchase price of any property (including trade payables) or services due more than six months after such property is acquired or such services are completed; or (f) representing Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date will be (a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (b) the principal amount of the Indebtedness, in the case of any other Indebtedness; and (c) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (i) the Fair Market Value of such asset at the date of determination, and (ii) the amount of the Indebtedness of the other Person.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.
     “Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
     “Information” shall have the meaning assigned to such term in Section 9.16.
     “Intellectual Property Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
     “Intellectual Property Security Agreement” shall mean all Intellectual Property Security Agreements executed and delivered by the Loan Parties, each substantially in the applicable form required by the Guarantee and Collateral Agreement or the Texas Genco Security Agreement, as applicable, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
     “Interest Payment Date” shall mean (a) with respect to any ABR Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December (beginning with March 31, 2006), (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
     “Interest Period” shall mean (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending seven days thereafter or on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months thereafter if, at the time of the relevant Borrowing, an interest period of such duration is available to all Lenders participating therein), as the Borrower may elect and (b) with respect to the Credit-Linked Deposits, each period commencing on the date the Credit-Linked Deposits are initially funded or on the last day of the preceding Interest Period applicable thereto, as the case may be, and ending (x) in the case of the first Interest Period in respect of the Credit-Linked Deposits, on March 31, 2006 and (y) in the case of each Interest Period in respect of the Credit-Linked Deposits thereafter, on the numerically corresponding date in the calendar month that is 3 months thereafter; provided, however, that (i) a single Interest Period shall at all times apply to all Credit-Linked Deposits, (ii) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (iii) any Interest Period (other than an Interest Period of seven days) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Interest Rate/Currency Hedging Agreement” shall mean any agreement of the type described in clauses (a), (b) or (c) of the definition of “Interest Rate/Currency Hedging Obligations”.
     “Interest Rate/Currency Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to manage interest rates or interest rate risk and (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, in each case under clause (a), (b) and (c), entered into by such Person in the ordinary course of business and not for speculative purposes.
     “Investments” shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Subsidiary that were not sold or disposed of. The acquisition by the Borrower, or by any Subsidiary, of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
     Notwithstanding anything to the contrary herein, in the case of any Investment made by the Borrower or a Restricted Subsidiary in a Person substantially concurrently with a cash distribution by such Person to the Borrower or a Restricted Subsidiary (a “Concurrent Cash Distribution”), then:
     (a) the Concurrent Cash Distribution shall be deemed to be Net Cash Proceeds received in connection with an Asset Sale and applied as described in Section 2.13; and
     (b) the amount of such Investment shall be deemed to be the Fair Market Value of the Investment, less the amount of the Concurrent Cash Distribution.
     “Issuing Bank” shall mean, as the context may require, (a) Deutsche Bank AG, New York Branch in its capacity as the issuer of Letters of Credit issued by it hereunder, (b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or 2.23(k), with respect to Letters of Credit issued by such Lender and (c) in respect of each Existing Letter of Credit, the issuer thereof. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank or other financial institutions, in which case the term “Issuing Bank” shall include any such

Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.
     “Issuing Bank Fees” shall mean Revolving Issuing Bank Fees and Funded Issuing Bank Fees.
     “Itiquira” shall mean Itiquira Energetica S.A.
     “Itiquira Acquisition Sub” shall have the meaning assigned to such term in the definition of Itiquira Refinancing.
     “Itiquira Refinancing” shall mean the transaction or series of related transactions pursuant to which (a) any or all of the outstanding preferred stock of Itiquira directly or indirectly held by Eletrobrás is acquired by Itiquira or a subsidiary of Tosli Acquisition BV (“Itiquira Acquisition Sub”) for aggregate consideration not to exceed $70,000,000, and, following such acquisition, such preferred stock is redeemed, repaid or otherwise retired or held as treasury stock or otherwise so treated in accordance with the requirements of Brazilian law, and (b) pursuant to which Itiquira or the Itiquira Acquisition Sub may incur up to $70,000,000 in aggregate principal amount of Indebtedness secured by Liens on the assets of Itiquira and the Itiquira Acquisition Sub (“Permitted Itiquira Indebtedness”), in each case on terms and conditions (which may include terms and conditions other than those set forth in this definition) reasonably satisfactory to the Administrative Agent.
     “Joinder Agreement” shall mean an agreement substantially in the form of Exhibit I.
     “KKR Group” shall mean each of KKR Millennium Fund (Energy) L.P. and KKR Partners III, L.P. (Series I).
     “L/C Commitment” shall mean a Revolving L/C Commitment or a Funded L/C Commitment.
     “L/C Disbursement” shall mean a Revolving L/C Disbursement or a Funded L/C Disbursement.
     “L/C Exposure” shall mean, at any time, the Revolving L/C Exposure and the Funded L/C Exposure at such time.
     “L/C Exposure Cap” shall mean $250,000,000.
     “Lender Addendum” shall mean, with respect to any initial Lender, a Lender Addendum in the form of Exhibit G, or such other form as may be supplied by the Administrative Agent, to be executed and delivered by such Lender on the Closing Date.
     “Lenders” shall mean (a) the Persons that deliver a Lender Addendum (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.
     “Letter of Credit” shall mean a Revolving Letter of Credit, a Funded Letter of Credit or an Existing Letter of Credit.
     “LIBO Rate” shall mean, with respect to any Eurodollar Borrowing or Credit-Linked Deposit for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars

(as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
     “Lien” shall mean, with respect to any asset (a) any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, restriction, collateral assignment, charge or security interest in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and (c) in the case of Equity Interests or debt securities, any purchase option, call or similar right of a third party with respect to such Equity Interests or debt securities. For the avoidance of doubt, “Lien” shall not be deemed to include licenses of intellectual property.
     “Loan Documents” shall mean this Agreement, any promissory note delivered pursuant to Section 2.04(e), the Security Documents and the Affiliate Subordination Agreement.
     “Loan Parties” shall mean the Borrower and each Subsidiary Guarantor.
     “Loans” shall mean the Revolving Loans, the Term Loans, the Swingline Loans, the New Revolving Credit Loans and the New Term Loans.
     “Majority Revolving Credit Lenders” shall mean, at any time, Revolving Credit Lenders having Revolving Loans (excluding Swingline Loans), Revolving L/C Exposure, Swingline Exposure, unused Revolving Credit Commitments and, if applicable, unused New Revolving Credit Commitments representing at least a majority of the sum of all Revolving Loans outstanding (excluding Swingline Loans), Revolving L/C Exposure, Swingline Exposure, unused Revolving Credit Commitments and, if applicable, unused New Revolving Credit Commitments at such time.
     “Mandatory Convertible Preferred Stock” shall mean the 2,000,000 shares of 5.750% mandatory convertible preferred stock, liquidation value $250 per share, of the Borrower issued on the Closing Date to fund a portion of the Acquisition Consideration.
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Mark-to-Market Adjustments” means: (a) any non-cash loss attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities;” plus (b) any loss relating to amounts paid in cash prior to the stated settlement date of any Hedging Obligation that has been reflected in Consolidated Net Income in the current period; plus (c) any gain relating to Hedging Obligations associated with transactions recorded in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (e) and (f) below; minus (d) any non-cash gain attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No.

133, “Accounting for Derivative Instruments and Hedging Activities;” minus (e) any gain relating to amounts received in cash prior to the stated settlement date of any Hedging Obligation that has been reflected in Consolidated Net Income in the current period; minus (f) any loss relating to Hedging Obligations associated with transactions recorded in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (b) and (c) above.
     “Material Adverse Effect” shall mean a material adverse change in or material adverse effect on (a) the condition (financial or otherwise), results of operations, assets or liabilities of the Borrower and the Subsidiaries, taken as a whole, or (b) the validity or enforceability of any Loan Document, which if such Loan Document is a Security Document, relates to Collateral having an aggregate Fair Market Value of $50,000,000 or more in the aggregate, or the material rights and remedies of the Arrangers, the Administrative Agent, the Collateral Agent, the NRG Collateral Trustee, the Texas Genco Collateral Trustee or the Secured Parties thereunder.
     “Material Indebtedness” shall mean Indebtedness for money borrowed (other than the Loans and Letters of Credit) and Hedging Obligations of any one or more of the Borrower or any of the Subsidiaries in an aggregate principal amount or mark-to-market adjustment value exceeding $75,000,000.
     “Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
     “Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Capital Stock.
     “Modification” shall have the meaning assigned to such term in Section 9.19(a).
     “Modification Endorsement” shall have the meaning assigned to such term in Section 9.19(c).
     “Moody’s” shall mean Moody’s Investors Service, Inc. or any successor entity.
     “Mortgaged Properties” shall mean, initially, each parcel of real property and the improvements located thereon and appurtenants thereto owned or leased by a Loan Party and specified on Schedule 1.01(f), and shall include each other parcel of real property and improvements located thereon with respect to which a Mortgage is granted pursuant to Section 5.09 or 5.10; provided, however, that any Mortgaged Property that becomes an Excluded Asset, or the rights in which are held by any Person that ceases to be a Subsidiary Guarantor pursuant to Section 6.11 hereof or as otherwise provided in the Loan Documents, shall cease to be a Mortgaged Property for all purposes under the Loan Documents and the Collateral Agent and the applicable Collateral Trustee shall take such actions as are reasonably requested by any Loan Party at such Loan Party’s expense to terminate the Liens and security interests created by the Loan Documents in such Mortgaged Property.
     “Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications, amendments and restatements of the foregoing and other security documents granting a Lien on any Mortgaged Property to secure the Guaranteed Obligations, each in the form of Exhibit H with such changes as are reasonably satisfactory to the Borrower (which shall be evidenced by the signature thereof by the applicable Loan Party), the Collateral Agent and the applicable Collateral Trustee, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Necessary CapEx Debt” shall mean Indebtedness of the Borrower or its Restricted Subsidiaries incurred for the purpose of financing Necessary Capital Expenditures.
     “Necessary Capital Expenditures” shall mean capital expenditures (other than Environmental Capital Expenditures) that are required by Applicable Law or are undertaken for health and safety reasons. The term “Necessary Capital Expenditures” does not include any capital expenditure undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.
     “Net Asset Sale Proceeds” shall have the meaning assigned to such term in the definition of Net Cash Proceeds.
     “Net Cash Proceeds” shall mean
     (a) with respect to any Asset Sale or Recovery Event, the proceeds thereof in the form of cash as and when received (including any such cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) all expenses related to such Asset Sale or Recovery Event (including legal, accounting and investment banking fees, broker’s fees and sales commissions, relocation fees and expenses paid or reasonably estimated by the Borrower to be payable, and taxes paid or payable by the Borrower and the Restricted Subsidiaries in connection therewith, and the Borrower’s good faith estimate of any other taxes to be paid or payable in connection with such Asset Sale or Recovery Event, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any out-of-pocket costs of remediation, repair or closure required to be incurred by the Borrower and the Restricted Subsidiaries by the applicable Governmental Authority in connection with such Recovery Event), (ii) amounts remitted in an escrow or provided as a reserve, in accordance with GAAP or the corresponding transaction agreements or otherwise reasonably estimated to be payable to third parties and attributable to such Asset Sale, against any liabilities under any indemnification obligations or purchase price adjustment or otherwise associated with such asset or Asset Sale, including pension and post-employment benefit liabilities and liabilities related to Environmental Laws or against any other indemnification obligations related to such transaction (provided that, to the extent and at the time any such amounts are released from such reserve or escrow to the benefit of the Borrower or any Restricted Subsidiary, such amounts shall constitute Net Cash Proceeds if otherwise described as such in this definition) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than any such Indebtedness hereunder or assumed by the purchaser of such asset or any Affiliate thereof) which is secured by the asset transferred, taken or sold in such Asset Sale or Recovery Event and which is required to be repaid with such proceeds (such proceeds with respect to any Asset Sale, “Net Asset Sale Proceeds”); provided, however, that if the asset transferred, taken or sold in such Asset Sale or Recovery Event did not constitute Core Collateral, (1) up to $300,000,000 in the aggregate of Net Asset Sale Proceeds received from one or more Asset Sales of Equity Interests in, or property or assets of, any Foreign Subsidiary or any Foreign Subsidiary Holding Company (any proceeds with respect to any such Asset Sale, “Foreign Net Asset Sale Proceeds”) and (2) up to $50,000,000 of Net Asset Sale Proceeds (other than any Foreign Net Asset Sale Proceeds) received in each fiscal year of the Borrower, in each case shall not be deemed Net Cash Proceeds that are subject to mandatory prepayment pursuant to Section 2.13(b) or otherwise, even if the terms of the following proviso are not complied with with respect to any such Net Sale Asset Proceeds; provided, further, that if (v) the asset transferred, taken or sold in such Asset Sale or Recovery Event did not constitute Core Collateral, (w) the Borrower reinvests such proceeds in an acquisition of a Person or line of business in accordance with the terms of this Agreement or productive assets of a kind then used or usable in the business of the Borrower and the Restricted Subsidiaries within 365 days of receipt of such proceeds (such period, the “Reinvestment

Period”) (provided that in the event approval of any Governmental Authority is required to be procured in connection with the reinvestment of such proceeds, the Reinvestment Period shall be extended for an additional period (not to exceed 180 days) as necessary to obtain such approval), (x) no Event of Default has occurred and is continuing at the time of the application of such proceeds (both before and after giving effect to such application), (y) such proceeds (1) resulting from the sale of the Equity Interests in any Person that is incorporated, formed or organized under the laws of the United Sates of America, any State thereof or the District of Columbia (other than a Foreign Subsidiary Holding Company) (a “U.S. Person”) or any other assets located in the United States are only used to make an acquisition of a Person that will, following the consummation of such acquisition, be a Domestic Subsidiary or an acquisition of other assets that are located in the United States or (2) resulting from the sale of the Equity Interests in any Person other than a U.S. Person are only used to make an acquisition of a Person that is incorporated, formed or organized under the laws of a Designated Country or an acquisition of other assets that are located in a Designated Country and (z) such proceeds resulting from the sale of any Equity Interests in any Subsidiary Guarantor or any other assets that constitute Collateral are only used to make an acquisition of a Person that will, following the consummation of such acquisition, be a Subsidiary Guarantor or an acquisition of other assets that will constitute Collateral, then such proceeds shall not be deemed Net Cash Proceeds that are subject to the mandatory prepayment provisions of Section 2.13(b) except to the extent not so used at the end of the Reinvestment Period, at which time such proceeds shall be deemed Net Cash Proceeds that are subject to the mandatory prepayment provisions of Section 2.13(b); provided further, however, that if (A) the asset transferred, taken or sold in such Asset Sale or Recovery Event did not constitute Core Collateral, (B) such proceeds result from an Asset Sale or Recovery Event to the extent involving assets, rights or other property of a Restricted Subsidiary that is not a Loan Party, (C) the terms of any Indebtedness of such Restricted Subsidiary require that such proceeds be applied to repay such Indebtedness, (D) the Borrower uses such proceeds to repay such Indebtedness of such Restricted Subsidiary solely to the extent required thereby and, if such repaid Indebtedness is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, within 365 days of receipt of such proceeds and (E) no Event of Default has occurred and is continuing at the time of the application of such proceeds, then such proceeds shall not be deemed Net Cash Proceeds that are subject to the mandatory prepayment provisions of Section 2.13(b) except to the extent not so used at the end of such 365-day period, at which time such proceeds shall be deemed Net Cash Proceeds that are subject to the mandatory prepayment provisions of Section 2.13(b); and
     (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of any and all taxes and fees, commissions, costs and other expenses incurred by the Borrower and the Restricted Subsidiaries in connection therewith; provided that, in the case of the issuance or incurrence of Indebtedness under Section 6.01(m), the cash proceeds thereof shall only constitute “Net Cash Proceeds” to the extent distributed by the applicable Excluded Project Subsidiary to the Borrower or any other Subsidiary; provided further, that if (x) such Indebtedness is Non-Recourse Indebtedness, the Net Cash Proceeds of which are distributed by the applicable Excluded Project Subsidiary to the Borrower or any other Subsidiary that is a Loan Party, (y) the Borrower or such Subsidiary reinvests such distribution in an acquisition of a Person or line of business in accordance with the terms of this Agreement or productive assets of a kind then used or usable in the business of the Borrower and the Restricted Subsidiaries within the Reinvestment Period (provided that in the event approval of any Governmental Authority is required to be procured in connection with the reinvestment of such distribution, the Reinvestment Period shall be extended for an additional period (not to exceed 180 days) as necessary to obtain such approval), (z) no Event of Default has occurred and is continuing at the time of the application of such distribution (both before and after giving effect to such application), then such distribution shall not be deemed Net Cash Proceeds that are subject to the mandatory prepayment provisions of Section 2.13(c) except to the extent not so used at the end of the Reinvestment Period, at which time such distribution shall be deemed Net Cash Proceeds that are subject to the mandatory prepayment provisions of Section 2.13(c).
     “Net Income” shall mean, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends or accretion, excluding, however, (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (i) any Asset Sale (without giving effect to the threshold provided for in the definition thereof) or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and (b) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
     “New Loan Commitments” shall have the meaning assigned to such term in Section 2.25(a).
     “New Revolving Credit Commitments” shall have the meaning assigned to such term in Section 2.25(a).
     “New Revolving Credit Lender” shall have the meaning assigned to such term in Section 2.25(b).
     “New Revolving Credit Loans” shall have the meaning assigned to such term in Section 2.25(b).
     “New Term Loan Commitments” shall have the meaning assigned to such term in Section 2.25(a).
     “New Term Loan Lender” shall have the meaning assigned to such term in Section 2.25(c).
     “New Term Loans” shall have the meaning assigned to such term in Section 2.25(c).
     “New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.
     “Non-Consenting Lender” shall have the meaning assigned to such term in Section 9.08(c).
     “Non-Recourse Indebtedness” shall mean (a) Existing Non-Recourse Indebtedness of any Subsidiary existing as of the Closing Date and (b) Additional Non-Recourse Indebtedness of any Subsidiary that is not a Loan Party.
     “NRG Collateral Trust Agreement” shall mean the Collateral Trust Agreement in the form of Exhibit E-1, executed and delivered by the Borrower and each Subsidiary Guarantor, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “NRG Collateral Trustee” shall mean Deutsche Bank Trust Company Americas, acting as collateral trustee under the NRG Collateral Trust Agreement, or its successors appointed in accordance with the terms thereof.
     “NRG Power Marketing” shall mean NRG Power Marketing Inc., a Delaware corporation that is a wholly owned Subsidiary.
     “NYPSC” shall have the meaning assigned to such term in Section 3.23(f).

     “NYPSC Subject Company” shall have the meaning assigned to such term in Section 3.23(f).
     “Obligations” shall have the meaning assigned to such term in the Collateral Trust Agreement.
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “Parity Debt Representative” shall have the meaning assigned to such term in the NRG Collateral Trust Agreement.
     “Parity Lien Debt” shall mean (a) the Existing Commodity Hedging Agreements; (b) any other Indebtedness consisting of Commodity Hedging Obligations that is permitted to be incurred under Section 6.01 and secured by a second priority Lien permitted under Section 6.02; and (c) any secured Indebtedness that is permitted to be incurred under Section 6.01(p) and secured by a second priority Lien permitted under Section 6.02; provided, in the case of Indebtedness referred to in clauses (b) and (c), that (i) such Indebtedness is governed by an agreement that includes a Sharing Confirmation and (ii) all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Liens granted to the Collateral Trustee, for the benefit of the applicable secured parties, to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (ii) shall be conclusively established, for purposes of entitling the holders of such Indebtedness to share Equally and Ratably with the other holders of Parity Lien Debt in the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral, if the Borrower delivers to the Collateral Trustee an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is Parity Lien Debt and/or Second Lien Debt, as applicable).
     “Parity Lien Obligations” shall mean Parity Lien Debt and all other Obligations in respect thereof.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Perfection Certificate” shall mean the Pre-Closing UCC Diligence Certificate substantially in the form of Exhibit J or any other form reasonably approved by the Collateral Agent.
     “Permitted Acquisition” shall mean any acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets or Capital Stock after the Closing Date, so long as, (a) such acquisition and all transactions related thereto shall be consummated in accordance with all Applicable Laws; (b) such acquisition shall result in the issuer of such Capital Stock becoming a Restricted Subsidiary that is not an Excluded Subsidiary and, to the extent required by Section 5.09, a Subsidiary Guarantor; (c) such acquisition shall result in the applicable Collateral Trustee, for the benefit of the Secured Parties, being granted a security interest in any Capital Stock and/or any assets so acquired to the extent required by Sections 5.09 and/or 5.10; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; and (e) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 6.01(q) and 6.01(r), respectively), with the covenants set forth in Sections 6.13 and 6.14, as such covenants are recomputed as at the last day of the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 5.04(a) or 5.04(b) under such Sections 6.13 and 6.14 as if such acquisition had occurred on the first day of the applicable Test Period.

     “Permitted Asset Swap” shall mean any transfer of Equity Interests or properties or other assets (other than any such Equity Interests, properties or other assets constituting Core Collateral) by the Borrower or any of the Restricted Subsidiaries in which at least 75% of the consideration received by the transferor consists of Equity Interests or properties or other assets (other than cash or Cash Equivalents) useful in the Permitted Business; provided that the aggregate Fair Market Value of the Equity Interests or property or other assets being transferred by the Borrower or such Restricted Subsidiary is not greater than the aggregate Fair Market Value of the Equity Interests or properties or other assets received by the Borrower or such Restricted Subsidiary in such transfer.
     “Permitted Business” shall mean the business of acquiring, constructing, managing, developing, improving, maintaining, leasing, owning and operating Facilities, together with any related assets or facilities, and any other business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date, as well as any other activities reasonably related, ancillary, incidental or complementary to any of the foregoing activities (including acquiring and holding reserves), including investing in Facilities.
     “Permitted Cure Security” shall mean an equity security of the Borrower having no mandatory redemption, repurchase or similar requirements prior to 91 days after the latest maturity date for any of the Loans, and upon which all dividends or distributions (if any) shall be payable solely in additional shares of such equity security.
     “Permitted Itiquira Indebtedness” shall have the meaning assigned to such term in the definition of Itiquira Refinancing.
     “Permitted Liens” shall mean
     (a) Liens held by the applicable Collateral Trustee on assets of the Borrower or any Subsidiary Guarantor securing (i) Guaranteed Obligations of the Borrower or such Subsidiary Guarantor relating to Indebtedness and Letters of Credit under this Agreement or relating to obligations under any Specified Hedging Agreements and (ii) secured obligations of the Borrower or such Subsidiary Guarantor relating to Revolver Refinancing Indebtedness permitted by Section 6.01(a);
     (b) second priority Liens held by the applicable Collateral Trustee Equally and Ratably securing Parity Lien Debt and other Parity Lien Obligations;
     (c) Liens on Equity Interests or assets of Excluded Subsidiaries securing Indebtedness of Excluded Subsidiaries that was permitted by the terms of this Agreement to be incurred;
     (d) Liens (i) in favor of the Borrower or any of the Subsidiary Guarantors, (ii) incurred by Excluded Project Subsidiaries in favor of any other Excluded Project Subsidiary and (iii) incurred by Excluded Foreign Subsidiaries in favor of any other Excluded Foreign Subsidiary;
     (e) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
     (f) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 6.01(d) hereof covering only the assets acquired with or financed by such Indebtedness;
     (g) Liens existing on the Closing Date and set forth on Schedule 6.02;

     (h) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other provision as is required in conformity with GAAP has been made therefor;
     (i) Liens imposed by law (other than those described in clause (h) above), such as carriers’, warehousemen’s, landlords’ and mechanics’ Liens;
     (j) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
     (k) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that such Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof);
     (l) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;
     (m) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or any of its Restricted Subsidiaries, including rights of offset and set-off;
     (n) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Borrower and its Restricted Subsidiaries, taken as a whole;
     (o) inchoate statutory Liens arising under ERISA incurred in the ordinary course of business;
     (p) Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 6.01(q); provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;
     (q)(i) Liens placed upon the Capital Stock of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 6.01(r) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by such Restricted Subsidiary of any such Indebtedness of the Borrower or any other Restricted Subsidiary;
     (r) Liens on cash and Cash Equivalents (i) deposited by the Borrower or any of the Restricted Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties or (ii) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds or issuer of letters of credit by the Borrower or any of the Restricted Subsidiaries, in each case to secure obligations with respect to (A) contracts for commercial and trading activities in the ordinary course of business and contracts (including physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase, transmission, transportation, distribution, sale, lease or hedge of any fuel-related or power-related commodity or service or (B) Commodity Hedging Agreements;
     (s) Liens arising from UCC financing statements filed on a precautionary basis in respect of operating leases intended by the parties to be true leases (other than any such leases entered into in violation of this Agreement);
     (t) Liens on assets and Equity Interests of a Subsidiary that is an Excluded Subsidiary as of the Closing Date;
     (u) Liens granted in favor of Xcel Energy, Inc. pursuant to the Xcel Indemnification Agreements as in effect on the Closing Date on the Borrower’s interest in all revenues received by the Borrower pursuant to the Facility Instruments;
     (v) first priority Liens held by the applicable Collateral Trustee (and subject to the terms of the applicable Collateral Trust Agreement) to secure Indebtedness incurred pursuant to Section 6.01(p) that, together with (i) any New Loan Commitments incurred under Section 2.25 and (ii) any Parity Lien Debt incurred under Section 6.01(p) and secured by a Lien permitted under clause (b) of this definition, does not exceed $375,000,000 at any one time outstanding;
     (w) Liens on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, including Section 4-210 of the UCC;
     (x) any restrictions on any Equity Interest or Project Interest of a Person providing for a breach, termination or default under any owners, participation, shared facility, joint venture, stockholder, membership, limited liability company or partnership agreement between such Person and one or more other holders of Equity Interests or Project Interests of such Person, if a security interest or other Lien is created on such Equity Interest or Project Interest as a result thereof and other similar Liens and restrictions described in Section 6.07(b)(ix) and 6.07(c)(I);
     (y) any Liens on Excluded Assets described in clause (xiii) of the definition thereof;
     (z) Liens to secure Environmental CapEx Debt or Necessary CapEx Debt permitted by Section 6.01(v) that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt or Necessary CapEx Debt;
     (aa) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted hereunder;
     (bb) Liens on assets of the Borrower or any Restricted Subsidiary with respect to obligations (other than in respect of Indebtedness) that do not exceed $50,000,000 at any one time outstanding;
     (cc) Liens securing the obligations under the Existing Texas Genco Credit Agreement; provided that such Liens are released and UCC-3 financing statements and such other appropriate termination statements are filed in the appropriate offices on or prior to the fifth day following the Closing Date;
     (dd) Liens and options to acquire the “Switchyard Area” of the Webster Plant owned by Texas Genco; and

     (ee) those Liens or other exceptions to title, in either case on or in respect of any facility of the Borrower or any Subsidiary, arising as a result of any shared facility agreement entered into with respect to such facility, except to the extent that any such Liens or exceptions, individually or in the aggregate, materially adversely affect the value of the relevant property or materially impair the use of the relevant property in the operation of the business of the Borrower or such Subsidiary.
     “Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest on such Indebtedness and the amount of all expenses and premiums incurred in connection therewith); (b) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (provided that amortization payments of up to 1% per annum shall be excluded for purposes of calculating the Weighted Average Life to Maturity of any such Permitted Refinancing Indebtedness); (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Guaranteed Obligations hereunder, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Guaranteed Obligations hereunder on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (d) such Indebtedness is incurred either by the Borrower (and may be guaranteed by any Subsidiary Guarantor to the extent permitted by Section 6.01(i)) or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (e)(i) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Term Loan Maturity Date, the Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (ii) if the Stated Maturity of the Indebtedness being refinanced is later than the Term Loan Maturity Date, the Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Term Loan Maturity Date.
     “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
     “Pledged Equity Interests” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
     “Pledged Securities” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
     “Preferred Stock” shall mean (i) the 4% Convertible Perpetual Preferred Stock, par value $0.01 per share, of the Borrower, (ii) the 3.625% Convertible Perpetual Preferred Stock, par value $0.01 per share, of the Borrower and (iii) the Mandatory Convertible Preferred Stock, in each case issued on or prior to the Closing Date.
     “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent); each change in the Prime Rate shall be effective as of the opening of business on the date such change is publicly announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.
     “Project Interest” shall mean any undivided interest in a Facility.
     “Pro Rata Percentage” of (a) any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment and (b) any Funded L/C Lender at any time shall mean the percentage of the Total Credit-Linked Deposit represented by such Lender’s Credit-Linked Deposit. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages of any Revolving Credit Lender shall be determined on the basis of the Revolving Credit Commitments most recently in effect prior thereto. In the event the Credit-Linked Deposits shall have been applied in full to reimburse Funded L/C Disbursements or shall be returned, the Pro Rata Percentage of any Funded L/C Lender shall be determined on the basis of the Credit-Linked Deposits most recently in effect prior thereto.
     “PUCT” shall mean the Public Utility Commission of Texas.
     “PUHCA” shall mean the Public Utility Holding Company Act of 1935 and the rules and regulations promulgated thereunder, as repealed by the Energy Policy Act of 2005 effective February 8, 2006.
     “Purchase Agreement” shall mean the acquisition agreement dated as of September 30, 2005, among the Target, the Borrower and the direct and indirect owners of the Target party thereto.
     “PURPA” shall mean the Public Utility Regulatory Policies Act of 1978 and the rules and regulations promulgated thereunder, as amended from time to time.
     “QF” shall mean a “qualifying facility” under PURPA.
     “Qualified Counterparty” shall mean, (a) with regard to any Specified Hedging Agreement in existence on the Closing Date, any counterparty thereto that, as of the Closing Date, was a Lender, an Agent or the Syndication Agent or an Affiliate of a Lender, an Agent or the Syndication Agent and (b) with respect to any Specified Hedging Agreement entered into on or after the Closing Date, any counterparty thereto that, at the time such Specified Hedging Agreement was entered into, was a Lender, an Agent or the Syndication Agent or an Affiliate of a Lender, an Agent or the Syndication Agent.
     “Rate” shall have the meaning set forth in the definition of Type.
     “Recovery Event” shall mean the receipt of cash proceeds with respect to any settlement of or payment in respect of (a) any property or casualty insurance claim or (b) any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of the Borrower or any Restricted Subsidiary; provided that any such recovery event or series of related recovery events having a value not in excess of $50,000,000 shall not be deemed to be a “Recovery Event” for purposes of Section 2.13(b).
     “Reference Date” shall have the meaning set forth in the definition of Available Amount.
     “Register” shall have the meaning assigned to such term in Section 9.04(d).

     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Reinvestment Period” shall have the meaning assigned to such term in the definition of Net Cash Proceeds.
     “Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by such Lender, an Affiliate of such Lender, the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Release” shall mean any release, spill, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
     “Repayment Date” shall have the meaning assigned to such term in Section 2.11.
     “Requested Prepayment Amount” shall have the meaning assigned to such term in Section 2.13(f).
     “Requested Term Loan Prepayment Amount” shall have the meaning assigned to such term in Section 2.13(e).
     “Required Lenders” shall mean, at any time, Lenders having Loans (excluding Swingline Loans), Revolving L/C Exposure, Funded L/C Exposure, Swingline Exposure, unused Revolving Credit Commitments, unused Term Loan Commitments, Excess Credit-Linked Deposits, and, if applicable, unused New Revolving Credit Commitments and unused New Term Loan Commitments, representing at least a majority of the sum of all Loans outstanding (excluding Swingline Loans), Revolving L/C Exposure, Funded L/C Exposure, Swingline Exposure, unused Revolving Credit Commitments, unused Term Loan Commitments, Excess Credit-Linked Deposits, and, if applicable, unused New Revolving Credit Commitments and unused New Term Loan Commitments at such time.
     “Required Prepayment Percentage” shall mean (a) in the case of any Asset Sale or Recovery Event, 100%; (b) in the case of any issuance or other incurrence of Indebtedness (except for Indebtedness permitted to be issued or incurred pursuant to Section 6.01 (other than pursuant to Section 6.01(m) and 6.01(s))), 100%, and, with respect to any issuance or other incurrence of Indebtedness pursuant to Section 6.01(s), 100% or if on the date of the applicable prepayment the Consolidated Leverage Ratio is less than or equal to 3.50 to 1.00, 75%; and (c) in the case of any Excess Cash Flow, 75% or, if on the date of the applicable prepayment, the Consolidated Leverage Ratio is less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00, 50%, or, if on the date of the applicable prepayment, the Consolidated Leverage Ratio is less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00, 25%, or, if on the date of the applicable prepayment, the Consolidated Leverage Ratio is less than or equal to 2.50 to 1.00, 0%.

     “Restricted Subsidiary” of a specified Person shall mean, with respect to such Person, any subsidiary of that Person that is not an Unrestricted Subsidiary. Unless otherwise indicated, any reference to a “Restricted Subsidiary” shall be deemed to be a reference to a Restricted Subsidiary of the Borrower. On the Closing Date, all the Subsidiaries of the Borrower are Restricted Subsidiaries of the Borrower.
     “Retained Prepayment Amount” shall mean, on any date, an amount equal at such time to (a) the sum of all amounts that are offered to Lenders and retained by the Borrower after all mandatory prepayments, returns, reductions and cash collateralizations are made pursuant to Section 2.13(e) and 2.13(f) after the Closing Date and on or prior to such date minus (b) the sum of (i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary pursuant to Section 6.05(h) after the Closing Date and on or prior to such date, (ii) the aggregate amount of any Dividends made by the Borrower or any Restricted Subsidiary pursuant to Section 6.06(d)(iii) after the Closing Date and on or prior to such date, (iii) the aggregate amount of any prepayments, repurchases and redemptions made by the Borrower or any Restricted Subsidiary pursuant to Section 6.07(a)(viii) after the Closing Date and on or prior such date and (iv) the aggregate amount of any Capital Expenditures made by the Borrower or any Restricted Subsidiary pursuant to Section 6.12(b) after the Closing Date and on or prior such date.
     “Revolver Refinancing Indebtedness” shall mean Indebtedness issued or incurred under a new revolving credit facility (a “New Revolver”) that refinances, refunds, extends, renews or replaces the Revolving Credit Commitments hereunder; provided that (a) the available commitments under such New Revolver shall not exceed $1,000,000,000, (b) the Borrower shall be the only borrower under such New Revolver and the Subsidiary Guarantors shall be the only guarantors, if any, with respect thereto, (c) unless such New Revolver shall be incurred within six months of the Revolving Credit Maturity Date, such New Revolver contains covenants and events of default which, taken as a whole, are determined in good faith by a Financial Officer of the Borrower to be the same in all material respects as (or less restrictive than) the covenants and events of default contained herein, (d) the Indebtedness under such New Revolver, if secured, is secured only by Liens on the Collateral granted in favor of the Collateral Trustee that are subject to the terms of the Collateral Trust Agreement, (e) if such New Revolver is secured, the administrative agent in respect of such New Revolver executes and delivers a Collateral Trust Joinder as required by the Collateral Trust Agreement and (f) if such New Revolver is secured, the secured parties with respect to such New Revolver agree in writing for the enforceable benefit of all Secured Parties hereunder that such secured parties are bound by the provisions set forth in the Collateral Trust Agreement relating to the order of application of proceeds from the enforcement of Liens upon the Collateral to the same extent that the Secured Parties are bound by such provisions as of the Closing Date.
     “Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.
     “Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans (and to acquire participations in Revolving Letters of Credit and Swingline Loans) hereunder as set forth on the Lender Addendum delivered by such Lender, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender in accordance with Section 9.04.
     “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s Revolving L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

     “Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.
     “Revolving Credit Maturity Date” shall mean February 2, 2011.
     “Revolving Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).
     “Revolving L/C Commitment” shall mean the commitment of the Issuing Bank to issue Revolving Letters of Credit pursuant to Section 2.23.
     “Revolving L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Revolving Letter of Credit.
     “Revolving L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Revolving Letters of Credit at such time and (b) the aggregate amount of all Revolving L/C Disbursements that have not been reimbursed at such time. The Revolving L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Revolving L/C Exposure at such time.
     “Revolving L/C Fee Payment Date” shall have the meaning assigned to such term in Section 2.05(c).
     “Revolving L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).
     “Revolving Letter of Credit” shall mean, at any time, any Letter of Credit that has been designated by the Borrower (or deemed designated) as a Revolving Letter of Credit in accordance with the provisions of Section 2.23.
     “Revolving Loans” shall mean (i) the revolving loans made by the Lenders to the Borrower pursuant to clause (b) of Section 2.01 and (ii) any New Revolving Credit Loans.
     “S&P” shall mean Standard & Poor’s Ratings Group, Inc. or any successor entity.
     “Sale of Collateral” shall mean any Asset Sale involving a sale or other disposition of Collateral.
     “Sale of Core Collateral” shall mean any Asset Sale involving a sale or other disposition of Core Collateral.
     “Scheduled Investment Termination Date” shall mean, when referring to the Credit-Linked Deposits on deposit in the Credit-Linked Deposit Account, the date agreed to by the Borrower and the Deposit Bank from time to time, provided that if no such agreement shall be reached, the Scheduled Investment Termination Date shall be the last day of the then current Interest Period applicable to the Credit-Linked Deposits.
     “Second Lien Debt” shall have the meaning assigned to such term in the Texas Genco Collateral Trust Agreement.
     “Second Lien Representative” shall have the meaning assigned to such term in the Texas Genco Collateral Trust Agreement.

     “Secured Parties” shall mean the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Lenders, the Issuing Bank, the Deposit Bank and, with respect to any Specified Hedging Agreement, any Qualified Counterparty that has agreed to be bound by the provisions of Article VIII hereof and Section 7.2 of the Guarantee and Collateral Agreement as if it were a party hereto or thereto; provided that no Qualified Counterparty shall have any rights in connection with the management or release of any Collateral or the obligations of any Subsidiary Guarantor under the Guarantee and Collateral Agreement, the Texas Genco Security Agreement or the applicable Collateral Trust Agreement.
     “Securities Account” shall have the meaning assigned to such term in the UCC.
     “Security Documents” shall mean the Guarantee and Collateral Agreement, the Texas Genco Security Agreement, the Mortgages, the Control Agreements, the Intellectual Property Security Agreements, the NRG Collateral Trust Agreement, the Texas Genco Collateral Trust Agreement and each of the other security agreements, pledges, mortgages, assignments (collateral or otherwise), consents and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09 or 5.10.
     “Sellers” shall have the meaning assigned to such term in the recitals.
     “Senior Debt” shall mean all Total Debt that is not subordinated in right of payment to the obligations under this Agreement.
     “Senior Note Documents” shall mean the indenture under which the Senior Notes are issued and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any Guarantee or other right in respect thereof, in each case as the same may be amended or supplemented from time to time in accordance with the terms hereof and thereof.
     “Senior Notes” shall mean each of (i) the Borrower’s 7.375% Senior Notes due 2016 and (ii) the Borrower’s 7.250% Senior Notes due 2014, in each case including any notes issued by the Borrower in full exchange for, and as contemplated by, such Senior Notes with substantially identical terms as such Senior Notes in an aggregate amount not to exceed $3,600,000,000.
     “Series” shall have the meaning provided in Section 2.25(a).
     “Sharing Confirmation” shall mean, as applicable, (i) a “Sharing Confirmation” as defined in the NRG Collateral Trust Agreement and/or (ii) a “Lien Sharing and Priority Confirmation” as defined in the Texas Genco Collateral Trust Agreement.
     “Significant Subsidiary” shall mean any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date and shall in any event include the Core Collateral Subsidiaries.
     “SPC” shall have the meaning assigned to such term in Section 9.04(i).
     “Specified Facility” means each of the following Facilities: (a) the Facilities held on the Closing Date by Vienna Power LLC, Meriden Gas Turbine LLC, Norwalk Power LLC, Connecticut Jet Power LLC (excluding the assets located at the Cos Cob site), Devon Power LLC, Montville Power LLC (including the Capital Stock of the entities owning such Facilities provided that such entities do not hold material assets other than the Facilities held on the Closing Date); (b) the following Facilities: P.H. Robinson, H.O. Clarke, Webster, Unit 3 at Cedar Bayou, Unit 2 at T.H. Wharton; and (c) the Capital

Stock of the following Subsidiaries of the Borrower if such Subsidiary holds no assets other than the Capital Stock of a Foreign Subsidiary of Borrower: NRG Latin America, Inc., NRG International LLC, NRG Insurance Ltd. (Cayman Islands), NRG Asia Pacific, Ltd., NRG International II Inc. and NRG International III Inc.
     “Specified Hedging Agreement” shall mean any Interest Rate/Currency Hedging Agreement entered into by the Borrower or any Subsidiary Guarantor and any Qualified Counterparty.
     “Sponsor” means, collectively, the Blackstone Group, the H&F Group, the KKR Group, the TPG Group and the Affiliates of each of the foregoing.
     “Sponsor Preferred Stock” shall mean the shares of the Borrower’s preferred stock issued pursuant to the terms of the Purchase Agreement.
     “Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary” shall mean any subsidiary of the Borrower.
     “Subsidiary Guarantor” shall mean, initially, each Restricted Subsidiary specified on Schedule 1.01(g) and, at any time thereafter, shall include (a) all Core Collateral Subsidiaries and (b) each other Restricted Subsidiary that is not (i) an Excluded Foreign Subsidiary or (ii) an Excluded Project Subsidiary; provided that if at any time any Subsidiary Guarantor is designated as an Unrestricted Subsidiary or Excluded Subsidiary pursuant to and in accordance with Section 6.11, thereafter, such Person shall not be deemed a Subsidiary Guarantor.
     “Supermajority Lenders” shall mean, at any time, Lenders having Loans (excluding Swingline Loans), Revolving L/C Exposure, Funded L/C Exposure, Swingline Exposure, unused Revolving Credit Commitments, unused Term Loan Commitments, Excess Credit-Linked Deposits, and if applicable, unused New Revolving Credit Commitments and unused New Term Loan Commitments, representing at least two-thirds of the sum of all Loans outstanding (excluding Swingline Loans), Revolving L/C Exposure, Funded L/C Exposure, Swingline Exposure, unused Revolving Credit Commitments, unused Term Loan Commitments, Excess Credit-Linked Deposits, unused New Revolving Credit Commitments and unused New Term Loan Commitments at such time.
     “Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.
     “Swingline Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.
     “Swingline Lender” shall mean Morgan Stanley Senior Funding, Inc. in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.22.
     “Syndication Agent” shall have the meaning assigned to such term in the preamble.
     “Synthetic Lease Obligations” shall mean all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of any property (whether real, personal or mixed) creating obligations which do not appear on the balance sheet of such Person, but which, upon the insolvency or bankruptcy of such Person, would be characterized as Indebtedness of such Person (without regard to accounting treatment).
     “Target” shall have the meaning assigned to such term in the recitals.
     “Target MAC” shall have the meaning assigned to such term in Section 4.02(o)(i).
     “Tax Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings (including interest, fines, penalties or additions to tax) imposed by any Governmental Authority.
     “Term Borrowing” shall mean a Borrowing comprised of Term Loans.
     “Term Lender” shall mean a Lender with a Term Loan Commitment or New Term Loan Commitment or an outstanding Term Loan (including any Term Loan extended pursuant to Section 2.02(f) or resulting from a conversion pursuant to Section 2.09(d)).
     “Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans hereunder as set forth on the Lender Addendum delivered by such Lender, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial aggregate amount of all Term Loan Commitments on the Closing Date is $3,575,000,000.
     “Term Loan Maturity Date” shall mean February 1, 2013.

     “Term Loans” shall mean (a) the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a), the term loans extended pursuant to the second paragraph of Section 2.02(f), the term loans resulting from a conversion pursuant to Section 2.09(d) and (b) any New Term Loans.
     “Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.
     “Texas Genco” shall have the meaning assigned to such term in the recitals.
     “Texas Genco Collateral Trust Agreement” shall mean the Collateral Trust Agreement in the form of Exhibit E-2, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms thereof.
     “Texas Genco Collateral Trustee” shall mean Wachovia Bank, National Association, acting as collateral trustee under the Texas Genco Collateral Trust Agreement, or its successors appointed in accordance with the terms thereof.
     “Texas Genco Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
     “Texas Genco Pledged Notes” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
     “Texas Genco Refinancing Escrow Account” shall mean the escrow account or escrow accounts established by the Borrower and held by Law Debenture Trust Company of New York, in which funds sufficient to repay the loans and other obligations then due and payable under the Existing Texas Genco Credit Agreement are deposited on the Closing Date.
     “Texas Genco Security Agreement” shall mean the Security Agreement in the form of Exhibit F-2, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms thereof.
     “Total Credit-Linked Deposit” shall mean, at any time, the sum of all Credit-Linked Deposits at such time, as the same may be reduced from time to time pursuant to Section 2.02(f), 2.09(b) or 2.09(d). The initial amount of the Total Credit-Linked Deposit on the Closing Date is $1,000,000,000.
     “Total Debt” shall mean, at any time, the aggregate amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such time on a consolidated basis in accordance with GAAP; provided, however, that (i) Total Debt will exclude all Indebtedness of Excluded Subsidiaries (but, for the avoidance of doubt, not Guarantees of such Indebtedness by the Loan Parties), (ii) with respect to Hedging Obligations of the Borrower or any Restricted Subsidiary, Total Debt will include only the amount of payments that any such Person is required to make, on the date Total Debt is being determined, as a result of an early termination or similar event in respect of outstanding Hedging Obligations of such Person and (iii) for the avoidance of doubt, the undrawn amount of all outstanding letters of credit (including Funded Letters of Credit and Revolving Letters of Credit) shall not be included in Total Debt.
     “Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment on the Closing Date is $1,000,000,000.

     “TPG Group” shall mean each of TPG Genco IV, L.P., TPG Partners IV – AIV 2, L.P., TPG Genco III, L.P., TPG III – AIV 2, L.P. and TPG III – AIV 3, L.P.
     “Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents and the Senior Note Documents to which they are a party, (b) the borrowings hereunder, the issuance of the Senior Notes and the Equity Securities, the issuance of Letters of Credit and the use of proceeds of each of the foregoing, (c) the granting of Liens pursuant to the Security Documents, (d) the Acquisition and the other Acquisition Transactions and (e) any other transactions related to or entered into in connection with any of the foregoing.
     “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.
     “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.
     “Uniform Customs” shall have the meaning assigned to such term in Section 9.07.
     “Unrestricted Subsidiary” shall mean any Subsidiary (other than any Subsidiary that constitutes or owns Core Collateral) that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary (a) has no Indebtedness other than Non-Recourse Indebtedness; (b) except as permitted by Section 6.08 hereof, is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; (c) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except as otherwise permitted by this Agreement; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries except as otherwise permitted by this Agreement. Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the conditions set forth in Section 6.11 and was permitted by Section 6.05. If, at any time, any Unrestricted Subsidiary fails to meet the requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date by Section 6.01, the Borrower will be in default of such covenant. The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (A) such Indebtedness is permitted by Section 6.01, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (B) no Default or Event of Default would be in existence following such designation.
     “U.S. Person” shall have the meaning assigned to such term in the definition of Net Cash Proceeds.

     “Voting Stock” of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
     “wholly owned subsidiary” of any specified Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares or securities held by foreign nationals as required by applicable law) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person; a “wholly owned Subsidiary” shall mean any wholly owned subsidiary of the Borrower.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     “Xcel Indemnification Agreements” shall mean the Indemnification Agreements each dated as of December 5, 2003, by and among Xcel Energy Inc., Northern States Power Company and the Borrower, which was approved by the U.S. Bankruptcy Court for the Southern District of New York on November 24, 2003.
     “Xcel Note” shall mean the unsecured promissory note made by the Borrower in favor of Xcel Energy Inc. in a principal amount of $10,000,000 dated December 5, 2003.
     SECTION 1.02.   Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights. The word “control”, when used in connection with the applicable Collateral Trustee’s rights with respect to, or security interest in, any Collateral, shall have the meaning specified in the UCC with respect to that type of Collateral. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Loan Document or any other agreement, instrument or document in this Agreement shall mean such Loan Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
     SECTION 1.03.   Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
     SECTION 1.04.   Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall (a) include only (i) those adjustments that would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended, or (ii) reductions in costs and related adjustments that have been actually realized or are projected by the Borrower’s Chief Financial Officer in good faith to result from reasonably identifiable and factually supportable actions or events, but only if such reductions in costs and related adjustments are so projected by the Borrower to be realized during the consecutive four-quarter period commencing after the transaction giving rise to such calculation and (b) be certified to by a Financial Officer of the Borrower as having been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made in light of circumstances at the time made.
     SECTION 1.05.   Exchange Rates. For purposes of determining compliance under Article VI with respect to any amount in a foreign currency, the U.S. dollar-equivalent amount thereof will be calculated based on the relevant currency exchange rate in effect at the time of such incurrence. The maximum amount of Indebtedness, Liens, Investments and other basket amounts that the Borrower and its Subsidiaries may incur under Article VI shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, Liens, Investments and other basket amounts, solely as a result of fluctuations in the exchange rate of currencies, if as of the initial date of calculation the Borrower determined that each such maximum amount had not been exceeded. When calculating capacity for the incurrence of additional Indebtedness, Liens, Investments and other basket amounts by the Borrower and its Subsidiaries under Article VI the exchange rate of currencies shall be measured as of the date of calculation.
ARTICLE II.
The Credits
     SECTION 2.01.   Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, (a) each Term Lender agrees, severally and not jointly, to re-evidence and/or fund a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment, and all Term Loans under the Existing NRG Credit Agreement and outstanding on the Closing Date shall be re-evidenced as Term Loans hereunder, (b) each Revolving Credit Lender agrees, severally and not jointly, to re-evidence and/or fund Revolving Loans to the Borrower, at any time and from time to time after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Revolving Credit Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment, and all Revolving Loans and Revolving Credit

Commitments under the Existing NRG Credit Agreement outstanding on the Closing Date shall be re-evidenced as Revolving Loans and Revolving Credit Commitments hereunder; provided that notwithstanding the foregoing, and only with respect to Revolving Loans to be funded on the Closing Date, the Borrower may request Revolving Loans on the Closing Date to the extent the Borrower has, after giving effect to such Borrowing, unrestricted domestic cash and unfunded Revolving Credit Commitments of more than $1,000,000,000 on the Closing Date, and (c) each Funded L/C Lender agrees, severally and not jointly, to re-evidence and/or fund its Credit-Linked Deposit with the Deposit Bank on the Closing Date in accordance with Section 2.24, and all Credit-Linked Deposits under the Existing NRG Credit Agreement outstanding on the Closing Date shall be re-evidenced as Credit-Linked Deposits hereunder. Within the limits set forth in clause (b) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.
     SECTION 2.02.   Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class; provided, however, that the failure of any Lender to make any Loan required to be made by it shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f) and subject to Section 2.22 relating to Swingline Loans, the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.
     (b)   Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03; provided that no Borrowings may be converted into or continued as a Eurodollar Borrowing having an Interest Period in excess of one month prior to the date which is 30 days after the Closing Date. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall (i) not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) not result in increased costs for the Borrower pursuant to Sections 2.14, 2.15, 2.16 or 2.20 and (iii) take into account the obligations of each Lender to mitigate increased costs pursuant to Section 2.21 hereof. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 16 Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
     (c)   Except with respect to Loans made pursuant to Section 2.02(f) or Section 2.09(d) and subject to Section 2.22 relating to Swingline Loans, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
     (d)   Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing (in lieu of interest which would otherwise become due to such Lender pursuant to Section 2.06) or (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent clearly demonstrable error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
     (e)   Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing which is a Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.
     (f)   If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) with respect to a Revolving Letter of Credit within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the Revolving L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such Revolving L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 5:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 3:00 p.m., New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such Revolving L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and such payment shall be deemed to have reduced the Revolving L/C Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph; any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such Revolving L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a) (in lieu of interest which would otherwise become due to such Lender pursuant to Section 2.06), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.
     If the Issuing Bank shall not have received from the Borrower the payment that it may make pursuant to Section 2.23(e) with respect to a Funded Letter of Credit within the time specified in such Section, the Issuing Bank will promptly notify the Deposit Bank and the Administrative Agent of the Funded L/C Disbursement and the Administrative Agent will promptly notify each Funded L/C Lender of such Funded L/C Disbursement and its Pro Rata Percentage thereof, and the Deposit Bank shall promptly pay to the Issuing Bank such Funded L/C Disbursement from such Funded L/C Lender’s Credit-Linked

Deposit (such amount to be applied to each Funded L/C Lender’s Credit-Linked Deposit in accordance with its Pro Rata Percentage). Upon the payment made from the Credit-Linked Deposit Account pursuant to this paragraph to reimburse the Issuing Bank for any Funded L/C Disbursement, the Borrower shall be deemed to have reimbursed the Issuing Bank as of such date and the Funded L/C Lenders shall be deemed to have extended, and the Borrower shall be deemed to have accepted, a Term Loan, which shall initially be an ABR Loan, in the aggregate principal amount of such payment without further action on the part of any party, and the Total Credit-Linked Deposit shall be permanently reduced by such amount; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Term Loans for all purposes hereunder.
     SECTION 2.03.   Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent by telephone (promptly confirmed by fax) or shall hand deliver or fax to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, one Business Day before a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the initial Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given in accordance with this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.
     SECTION 2.04.   Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender made to the Borrower as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender made to the Borrower on the Revolving Credit Maturity Date. The Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th day or the last day of a calendar month and is at least three Business Days after such Swingline Loan is made.
     (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement, and shall provide copies of such accounts to the Borrower upon its reasonable request (at the Borrower’s sole cost and expense).
     (c)   The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof, and shall provide copies of such accounts to the Borrower upon its reasonable request (at the Borrower’s sole cost and expense).
     (d)   The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be conclusive evidence of the existence and amounts of the obligations therein recorded absent clearly demonstrable error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms of this Agreement.
     (e)   Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns (i) in the form of Exhibit K, if such promissory note relates to Revolving Credit Borrowings or (ii) in the form of Exhibit L, if such promissory note relates to Term Borrowings, or, in any such case, any other form reasonably acceptable to the Administrative Agent. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.
     SECTION 2.05.   Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year (beginning with March 31, 2006) and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the applicable Commitment Fee Rate in effect from time to time on the average daily unused amount of the Commitments of such Lender (other than the Swingline Commitment) during the preceding quarter (or shorter or longer period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the Commitment of such Lender shall expire or be terminated as provided herein. For purposes of calculating Commitment Fees with respect to Revolving Credit Commitments only, no portion of the Revolving Credit Commitments shall be deemed utilized under Section 2.22 as a result of outstanding Swingline Loans.
     (b)   The Borrower agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and at the times from time to time agreed to in writing by the Borrower and the Administrative Agent, including pursuant to the Fee Letter (the “Administrative Agent Fees”).
     (c)   The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year (beginning with March 31, 2006) and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein (each, a “Revolving L/C Fee Payment Date”) a fee (a “Revolving L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed Revolving L/C Disbursements which are earning interim interest pursuant to Section 2.23(h)) during the preceding quarter (or shorter or longer period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which all Revolving Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Margin used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to the Issuing Bank with respect to each outstanding Revolving Letter of Credit (including each Existing Letter of Credit designated as such) issued at the request of the Borrower a fronting fee, which shall accrue at such rate as shall be separately agreed upon between the Borrower and the Issuing Bank, on the drawable amount of such Revolving Letter of Credit, payable quarterly in arrears on each Revolving L/C Fee Payment Date after the issuance date of such Revolving Letter of Credit, as well as the Issuing Bank’s customary documentary and processing charges with respect to the issuance, amendment, renewal or extension of any Revolving Letter of Credit issued at the request of the Borrower or processing of drawings thereunder (the fees in this clause (ii), collectively, the “Revolving Issuing Bank Fees”). All Revolving L/C Participation Fees and Revolving Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
     (d)   Subject to the provisions of Section 2.07, the Borrower agrees to pay (i) to each Funded L/C Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year (beginning with March 31, 2006) and on the date on which the Credit-Linked Deposits are returned to the Funded L/C Lenders (each, a “Funded L/C Fee Payment Date”) a fee (a “Funded L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily amount of the Total Credit-Linked Deposit (excluding the portion thereof attributable to unreimbursed Funded L/C Disbursements which are earning interim interest pursuant to Section 2.23(h)) during the preceding quarter (or shorter or longer period commencing with the Closing Date or ending with the Funded Letter of Credit Maturity Date or the date on which the entire amount of such Lender’s Credit-Linked Deposit is returned to it) at a rate per annum equal to the Applicable Margin used to determine the interest rate on Term Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, (ii) to each Funded L/C Lender, through the Administrative Agent, the fees referred to in the last sentence of Section 2.24(b) and (iii) to the Issuing Bank with respect to each outstanding Funded Letter of Credit (including each Existing Letter of Credit designated as such) issued for the account of (or at the request of) the Borrower a fronting fee, which shall accrue at such rate as shall be separately agreed upon between the Borrower and the Issuing Bank, on the drawable amount of such Funded Letter of Credit, payable quarterly in arrears on each Funded L/C Fee Payment Date after the issuance date of such Funded Letter of Credit, as well as the Issuing Bank’s customary documentary and processing charges with respect to the issuance, amendment, renewal or extension of any Funded Letter of Credit issued for the account of (or at the request of) the Borrower or processing of drawings thereunder (the fees in this clause (ii), collectively, the “Funded Issuing Bank Fees”). All Funded L/C Participation Fees and Funded Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
     (e)   All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees actually owed and due shall be refundable under any circumstances.
     SECTION 2.06.   Interest on Loans. (a) Subject to the provisions of Section 2.07, the outstanding Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
     (b)   Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

     (c)   Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. Subject to Section 2.08, the applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
     SECTION 2.07.   Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due and payable hereunder or under any other Loan Document, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Term Loan plus 2.00%.
     SECTION 2.08.   Alternate Rate of Interest. In the event, and on each occasion, that prior to the commencement of any Interest Period for a Eurodollar Borrowing or the determination of the Benchmark LIBO Rate on any day (a) the Administrative Agent or the Deposit Bank, as applicable, shall have determined that adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for such Interest Period or the Benchmark LIBO Rate for such day or (b) the Administrative Agent or the Deposit Bank, as applicable, is advised by the Required Lenders reasonably and in good faith that the Adjusted LIBO Rate for such Interest Period or the Benchmark LIBO Rate for such day will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing or such Credit-Linked Deposit, as applicable, for such Interest Period, then the Administrative Agent or the Deposit Bank, as applicable, shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such notice, until the Administrative Agent or the Deposit Bank, as applicable, shall have advised the Borrower and the Lenders that the circumstances giving rise to such written or fax notice no longer exist, (i) any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing, (ii) any Interest Period election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (iii) the Credit-Linked Deposits shall be invested so as to earn a return equal to the greater of the Federal Funds Effective Rate or a rate determined by the Deposit Bank in accordance with banking industry rules on interbank compensation. Each determination by the Administrative Agent or the Deposit Bank, as applicable, under this Section 2.08 shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
     SECTION 2.09.   Termination and Reduction of Commitments; Return, Reduction and Conversion of Credit-Linked Deposits. (a) Unless previously terminated in accordance with the terms hereof, (i) the Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date and (ii) the Revolving Credit Commitments, the Swingline Commitment and the Revolving L/C Commitment shall automatically terminate on the Revolving Credit Maturity Date. If any Funded Letter of Credit remains outstanding on the Funded Letter of Credit Maturity Date, the Borrower shall deposit with the Administrative Agent an amount in cash equal to 103% of the aggregate undrawn amount of such Letter of Credit to secure the full obligations with respect to any drawings that may occur thereunder, which amount shall be promptly returned to the Borrower upon each such Letter of Credit being terminated or cancelled. Subject only to the Borrower’s compliance with its obligations under the immediately preceding sentence, any amount of the Credit-Linked Deposits held in the Credit-Linked Deposit Account will be paid to the Administrative Agent for return to the Funded L/C Lenders on the Funded Letter of Credit Maturity Date pursuant to Section 2.11(c). Notwithstanding the foregoing, all the

Commitments shall automatically terminate at 5:00 p.m., New York City time, on February 2, 2006, if the initial Credit Event shall not have occurred by such time.
     (b)   Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, in each case without premium or penalty, the Revolving Credit Commitments or the Swingline Commitment; provided, however, that (i) each partial reduction of the Revolving Credit Commitments or the Swingline Commitment shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure then in effect; provided further that a notice of termination may state that such termination is conditioned upon the effectiveness of other credit facilities or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified termination date) if such condition is not satisfied. Upon at least three Business Days’ prior irrevocable written or fax notice to the Deposit Bank and the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time permanently reduce, the Total Credit-Linked Deposit; provided, however, that (i) each partial reduction of the Total Credit-Linked Deposit shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Credit-Linked Deposit shall not be reduced to an amount that would result in the aggregate Funded L/C Exposure exceeding the Total Credit-Linked Deposit (as so reduced); provided further that a notice of termination may state that such termination is conditioned upon the effectiveness of other credit facilities or any other event, in which case such notice may be revoked by the Borrower (by notice to the Deposit Bank, if such termination relates to the Total Credit-Linked Deposit, and the Administrative Agent on or prior to the specified termination date) if such condition is not satisfied. In the event the Credit-Linked Deposits shall be reduced as provided in the immediately preceding sentence, the Deposit Bank shall pay to the Administrative Agent for return all amounts in the Credit-Linked Deposit Account in excess of the reduced Total Credit-Linked Deposit to the Funded L/C Lenders ratably in accordance with their Pro Rata Percentages of the Total Credit-Linked Deposit.
     (c)   Each reduction in the Revolving Credit Commitments or Swingline Commitment, or reduction of the Total Credit-Linked Deposit, hereunder shall be made ratably among the applicable Lenders in accordance with their Pro Rata Percentages. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.
     (d)   In addition to the foregoing and subject to the terms hereof, so long as no Default or Event of Default shall have occurred and be continuing, upon at least three Business Days’ prior irrevocable written or fax notice to the Deposit Bank and the Administrative Agent, the Borrower may, at any time and from time to time, request that any unused portion of the Total Credit-Linked Deposit in an amount not greater than the excess of the Total Credit-Linked Deposit over the aggregate Funded L/C Exposure be permanently converted into Term Loans, in whole or in part, without premium or penalty; provided, however, that (i) each partial conversion shall be an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Credit-Linked Deposit shall not be reduced to an amount that would result in the aggregate Funded L/C Exposure exceeding the Total Credit-Linked Deposit (as so reduced). Any such notice of conversion shall include the date and amount of such conversion. If any such notice of conversion is properly given, the Deposit Bank shall irrevocably and permanently fund the requested amount in the Credit-Linked Deposit Account to the Administrative Agent for payment to the Borrower as proceeds of Term Loans made on such date by the Funded L/C Lenders ratably in accordance with their Pro Rata Percentages of the Total Credit-Linked Deposit, and the amount so funded shall permanently reduce the Total Credit-Linked Deposit; any amount so funded pursuant to this paragraph shall, on and after the funding date thereof, be deemed to be Term Loans for all purposes hereunder.
     SECTION 2.10.   Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing of the Borrower into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing of the Borrower into a Eurodollar Borrowing or to continue any Eurodollar Borrowing of the Borrower as a Eurodollar Borrowing for an additional Interest Period and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing of the Borrower to another permissible Interest Period, subject in each case to the following:
     (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
     (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
     (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued and unpaid interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;
     (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;
     (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;
     (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;
     (vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of the sum of (A) the Eurodollar Term Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and
     (viii) after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.
       Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted or continued into an ABR Borrowing.
     SECTION 2.11.   Repayment of Term Borrowings. (a) On the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), the Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12 and 2.13(e)) in an aggregate amount equal to the sum of the principal amount of Term Loans made on the Closing Date and, if applicable, the principal amount of Term Loans resulting from any conversion pursuant to Section 2.09(d), multiplied, in each case, by the percentage set forth below for such date, together in each case with accrued and unpaid interest and Fees on the amount to be paid to but excluding the date of such payment:

Repayment Date	Percentage
June 30, 2006	0.25%
September 30, 2006	0.25%
December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%

Repayment Date	Percentage
Term Loan Maturity Date	93.25% or Remainder
     (b)   In the event and on each occasion that any Term Loan Commitments shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the installments payable on each Repayment Date shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.
     (c)   To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment. Subject to the cash collateralization by the Borrower of any Funded Letter of Credit outstanding on the Funded Letter of Credit Maturity Date and to the extent not previously returned, all Credit-Linked Deposits shall be returned to the Funded L/C Lenders on the Funded Letter of Credit Maturity Date, together with accrued and unpaid fees and other amounts due hereunder.
     (d)   All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.
     SECTION 2.12.   Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 11:00 a.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.
     (b)   Optional prepayments of Term Loans shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans as directed by the Borrower.
     (c)   Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided that a notice of prepayment may state that such prepayment is conditioned upon the effectiveness of other credit facilities or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. All prepayments and failures to prepay under this Section 2.12 shall be subject to Section 2.16. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
     SECTION 2.13.   Mandatory Prepayments. (a) In the event of any termination in full of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and all its outstanding Swingline Loans and replace all its outstanding Revolving Letters of Credit and/or deposit an amount equal to the Revolving L/C Exposure in cash in a cash collateral account established with the Collateral Agent for the benefit of the Revolving Credit Lenders. If as a result of any partial reduction of the Revolving Credit Commitments the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect thereto, then the Borrower shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and/or cash collateralize Revolving Letters of Credit in an amount sufficient to eliminate such excess. If at any time the Funded L/C Exposure shall exceed the Total Credit-Linked Deposit, the Borrower shall deposit cash in a cash collateral account established with the Administrative Agent pursuant to Section 2.23(j) in an amount equal to such excess.
     (b)   (i) Not later than the tenth Business Day following receipt of Net Cash Proceeds from (A) the completion of any Asset Sale that is not (1) a Sale of Core Collateral, (2) a sale of the Equity Interests of Rocky Road Power LLC or Termo Santander (Alpha) Holding, LLC owned by the Borrower or (3) a sale of the assets comprising the Audrain Generating Station by the Borrower or (B) the occurrence of any Recovery Event (other than in respect of Core Collateral), the Borrower shall apply the Required Prepayment Percentage of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans, such prepayment to be made in accordance with Section 2.13(e). Notwithstanding the foregoing, if the amount of Net Cash Proceeds from the completion of any such Asset Sale or the occurrence of any such Recovery Event required to be used to prepay outstanding Term Loans pursuant to this clause (b)(i) is less than $10,000,000, such application of such Net Cash Proceeds may be deferred until such time as the amount of such Net Cash Proceeds plus the aggregate amount of all Net Cash Proceeds received thereafter from the completion of any such Asset Sale or the occurrence of any such Recovery Event required to be so applied under this clause (b)(i) aggregates at least $10,000,000, at which time the Borrower shall apply all such deferred Net Cash Proceeds to prepay outstanding Term Loans, such prepayment to be made in accordance with Section 2.13(e).
     (ii) Not later than the tenth Business Day following receipt of Net Cash Proceeds from the completion of any Sale of Core Collateral or the occurrence of any Recovery Event in respect of Core Collateral, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans, to permanently reduce the Total Credit-Linked Deposit, to permanently reduce Revolving Credit Commitments and to cash collateralize outstanding Letters of Credit, such prepayment, reduction and cash collateralization to be made in accordance with Section 2.13(f). Promptly upon the receipt of any such Net Cash Proceeds, the Borrower shall, pending such application of such proceeds, hold such proceeds in a segregated account under the exclusive dominion and control of the NRG Collateral Trustee or, in the case of a Sale of Core Collateral representing assets of Texas Genco or its subsidiaries, the Texas Genco Collateral Trustee, for the benefit of the Secured Parties, which is free from any other Liens, other than non-consensual Permitted Liens.
     (c)   In the event that the Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from the issuance or other incurrence of Indebtedness of the Borrower or any Restricted Subsidiary (other than Indebtedness permitted pursuant to Section 6.01 (other than pursuant to Section 6.01(m) and 6.01(s))), the Borrower shall, substantially simultaneously with (and in any event not later than the tenth Business Day next following) the receipt of such Net Cash Proceeds by the Borrower or any Restricted Subsidiary, apply an amount equal to the Required Prepayment Percentage of such Net Cash Proceeds to prepay outstanding Term Loans, such prepayment to be made in accordance with Section 2.13(e).
     (d)   No later than ten days following the earlier of (i) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2006, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Term Loans, such prepayment to be made in accordance with Section 2.13(e), in an aggregate principal amount equal to (x) the Required Prepayment Percentage of Excess Cash Flow for the fiscal year then ended minus (y) the aggregate amount of any voluntary prepayments of Term Loans made pursuant to Section 2.12 during such fiscal year.
     (e)   Notwithstanding any provision in this Agreement to the contrary, but subject to the right of each Term Lender to elect to decline all or any portion of any prepayment pursuant to Section 2.13(b)(i), 2.13(c) or 2.13(d) as described below, the amount to be prepaid on any date pursuant to

Section 2.13(b)(i), 2.13(c) or 2.13(d) shall be applied to the prepayment (to the extent required to be so applied) of all Term Loans outstanding on such date. No later than 5:00 p.m., New York City time, within the earlier of three Business Days (A) prior to the applicable prepayment date or (B) after the Borrower has offered prepayment of the Term Loans hereunder, each Term Lender may provide written notice to the Administrative Agent either (i) setting forth the maximum amount of the aggregate amount of its Term Loans that it wishes to have prepaid on such date pursuant to this Section (the “Requested Term Loan Prepayment Amount”) or (ii) declining in its entirety any prepayment on such date pursuant to this Section. In the event that any Term Lender shall fail to provide such written notice to the Administrative Agent within the time period specified above, such Term Lender shall be deemed to have elected a Requested Term Loan Prepayment Amount equal to its ratable share of such mandatory prepayment (determined based on the percentage of the aggregate amount of all Term Loans represented by such Term Lender’s Term Loans as determined immediately prior to such prepayment and without taking into account any Requested Term Loan Prepayment Amount of any other Lender). In the event that the amount of any mandatory prepayment to be made pursuant to this Section shall be equal to or exceed the aggregate amount of all Requested Term Loan Prepayment Amounts of all Term Lenders electing (or deemed to be electing) such a prepayment, each Term Lender electing (or deemed to be electing) such a prepayment shall have an amount of its Term Loans prepaid that is equal to such Term Lender’s Requested Term Loan Prepayment Amount. In the event that the amount of any mandatory prepayment to be made pursuant to this Section shall be less than the aggregate amount of all Requested Term Loan Prepayment Amounts of all Term Lenders electing (or deemed to be electing) such a prepayment, each Term Lender electing (or deemed to be electing) such a prepayment shall have its Term Loans prepaid in an amount equal to the product of (A) the amount of such mandatory prepayment and (B) the percentage of the aggregate Requested Term Loan Prepayment Amounts of all Term Lenders electing (or deemed to be electing) such a prepayment represented by such Term Lender’s Requested Term Loan Prepayment Amount. Any residual amounts after any mandatory prepayments are made pursuant to this Section 2.13(e) shall be retained by the Borrower. Mandatory prepayments of outstanding Term Loans under this Agreement shall be applied against the remaining scheduled installments due in respect of the Term Loans under Section 2.11 as directed by the Borrower.
     (f)   Notwithstanding any provision in this Agreement to the contrary, but subject to the right of each Term Lender, each Funded L/C Lender and each Revolving Credit Lender to elect to decline all or any portion of any prepayment or return pursuant to Section 2.13(b)(ii) as described below, the amount to be prepaid, returned or deposited as cash collateral on any date pursuant to Section 2.13(b)(ii) shall, subject to paragraph (g) below, be applied first to the prepayment (to the extent required to be so applied) of all Term Loans outstanding on such date, second (to the extent of any residual) to the permanent return of Credit-Linked Deposits outstanding on such date (and/or to be deposited in an account with the Administrative Agent if required under the circumstances described in paragraph (g) below) and thereafter (to the extent of any residual) to the permanent reduction of Revolving Credit Commitments and concurrent repayment of Revolving Credit Borrowings, Swingline Loans and/or cash collateralization of Revolving Letters of Credit outstanding on such date. No later than 5:00 p.m., New York City time, three Business Days prior to the applicable prepayment, return, reduction or cash collateralization date, each Term Lender, each Funded L/C Lender and each Revolving Credit Lender may provide written notice to the Administrative Agent (and to the Deposit Bank, in the case of Funded L/C Lenders) either (i) setting forth the maximum amount of the aggregate amount of its Term Loans, Credit-Linked Deposits and/or Revolving Credit Commitments that it wishes to have prepaid or reduced on such date pursuant to this Section 2.12(f) (the “Requested Prepayment Amount”) or (ii) declining in its entirety any prepayment, return, reduction or cash collateralization on such date pursuant to this Section. In the event that any Term Lender, Funded L/C Lender or Revolving Credit Lender shall fail to provide such written notice to the Administrative Agent within the time period specified above, (i) such Term Lender shall be deemed to have elected a Requested Prepayment Amount equal to its ratable share of such mandatory prepayment (determined based on the percentage of the aggregate amount of all Term Loans represented by such Term Lender’s Term Loans as determined immediately prior to such prepayment and without taking into account any Requested Prepayment Amount of any other Lender), (ii) such Funded L/C Lender shall be deemed to have elected a Requested Prepayment Amount equal to its ratable share of such mandatory return (determined based on the percentage of the aggregate amount of the Total Credit-Linked Deposit represented by such Funded L/C Lender’s Credit-Linked Deposits as determined immediately prior to such return and without taking into account any Requested Prepayment Amount of any other Lender) and (iii) such Revolving Credit Lender shall be deemed to have elected a Requested Prepayment Amount and corresponding reduction of its Revolving Credit Commitment equal to its ratable share of such mandatory reduction (determined based on the percentage of the aggregate amount of the Total Revolving Credit Commitment represented by such Revolving Credit Lender’s Revolving Credit Commitment as determined immediately prior to such return and without taking into account any Requested Prepayment Amount of any other Lender). In the event that the amount of any mandatory prepayment to be made pursuant to this Section shall be less than the aggregate amount of all Requested Prepayment Amounts of all Term Lenders electing (or deemed to be electing) such a prepayment, (i) each Term Lender electing (or deemed to be electing) such a prepayment shall have its Term Loans prepaid in an amount equal to the product of (A) the amount of such mandatory prepayment and (B) the percentage of the aggregate Requested Prepayment Amounts of all Term Lenders electing (or deemed to be electing) such a prepayment represented by such Term Lender’s Requested Prepayment Amount and (ii) no amount shall be returned in respect of the Credit-Linked Deposits or applied to permanently reduce the Revolving Credit Commitments. In the event that the amount of any mandatory prepayment, return, reduction or cash collateralization to be made pursuant to this Section shall be equal to or exceed the aggregate amount of all Requested Prepayment Amounts of all Term Lenders electing (or deemed to be electing) such a prepayment, each Term Lender electing (or deemed to be electing) such a prepayment shall have an amount of its Term Loans prepaid that is equal to such Term Lender’s Requested Prepayment Amount, and any residual amount of any mandatory prepayment, return, reduction or cash collateralization remaining after such application shall be applied to the return of the Credit-Linked Deposits of the Funded L/C Lenders as follows: (i) in the event that any such residual amount shall be equal to or exceed the aggregate amount of all Requested Prepayment Amounts of all Funded L/C Lenders electing (or deemed to be electing) such a return, each Funded L/C Lender electing (or deemed to be electing) such a return shall have an amount of its Credit-Linked Deposits returned that is equal to such Funded L/C Lender’s Requested Prepayment Amount and any residual amount shall be applied to the permanent reduction of Revolving Credit Commitments as set forth in the next succeeding sentence or (ii) in the event that any such residual amount shall be less than the aggregate amount of all Requested Prepayment Amounts of all Funded L/C Lenders electing (or deemed to be electing) such a return, each Funded L/C Lender electing (or deemed to be electing) such a return shall have its Credit-Linked Deposits returned in an amount equal to the product of (A) the amount of such residual and (B) the percentage of the aggregate Requested Prepayment Amounts of all Funded L/C Lenders electing (or deemed to be electing) such a return represented by such Funded L/C Lender’s Requested Prepayment Amount. In the event that the amount of any mandatory prepayment, return, reduction or cash collateralization to be made pursuant to this Section shall exceed the aggre gate amount of all Requested Prepayment Amounts of all Term Lenders and Funded L/C Lenders electing (or deemed to be electing) such a prepayment or return, any residual amount of any mandatory prepayment, return, reduction or cash collateralization remaining after such application shall be applied to the permanent reduction of Revolving Credit Commitments as follows: (i) in the event that any such residual amount shall be equal to or exceed the aggregate amount of all Requested Prepayment Amounts of all Revolving Credit Lenders electing (or deemed to be electing) such a reduction, each Revolving Credit Lender electing (or deemed to be electing) such a reduction shall have a portion of its Revolving Credit Commitment reduced that is equal to such Revolving Credit Lender’s Requested Prepayment Amount or (ii) in the event that any such residual amount shall be less than the aggregate amount of all Requested Prepayment Amounts of all Revolving Credit Lenders electing (or deemed to be electing) such a reduction, each Revolving Credit Lender electing (or deemed to be electing) such a reduction shall have its Revolving Credit Commitment reduced in an amount equal to the product of (A) the amount of such residual and (B) the percentage of the aggregate Requested Prepayment Amounts of all Revolving Credit Lenders electing (or deemed to be electing) such a return represented by such Revolving Credit Lender’s Requested Prepayment Amount. Any residual amounts after any mandatory prepayments, returns, reductions or cash collateralizations are made pursuant to this Section 2.13(f) shall be retained by the Borrower.
     (g)   Notwithstanding any provision in this Agreement to the contrary, in the event that any permanent reduction of the Total Credit-Linked Deposit pursuant to this Section 2.13 would result in the Funded L/C Exposure exceeding the Total Credit-Linked Deposit, the Borrower shall deposit cash in a cash collateral account established with the Administrative Agent pursuant to Section 2.23(j) in an amount equal to such excess and Credit-Linked Deposits in an amount equal to such excess shall not be returned to the Funded L/C Lenders until the 91st day following the date of such deposit by the Borrower.
     (h)   The Borrower shall deliver to the Administrative Agent and the Deposit Bank, at the time of each prepayment, return, reduction or cash collateralization required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment, return, reduction or cash collateralization and (ii) to the extent practicable, at least ten days prior written notice of such prepayment, return, reduction or cash collateralization (and the Administrative Agent shall promptly provide the same to each Term Lender, Funded L/C Lender and Revolving Credit Lender). Each notice of prepayment, return, reduction or cash collateralization shall specify the prepayment, return, reduction or cash collateralization date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid, the amount of any reduction of the Total Credit-Linked Deposit and the amount of any reduction of Revolving Credit Commitments. All prepayments of Borrowings or reductions of the Total Credit-Linked Deposit or Revolving Credit Commitments pursuant to this Section 2.13 shall be accompanied by accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment and shall be subject to Section 2.16, but shall otherwise be without premium or penalty.
     SECTION 2.14.   Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, the Administrative Agent, the Deposit Bank or the Issuing Bank, or
     (ii) impose on any Lender, the Administrative Agent, the Deposit Bank or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein or any Credit-Linked Deposit (except, in each case, any such reserve requirement which is reflected in the Adjusted LIBO Rate), and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to any Lender, the Administrative Agent, the Deposit Bank or the Issuing Bank of issuing or maintaining any Letter of Credit or any Credit-Linked Deposit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by such Lender, the Administrative Agent, the Deposit Bank or the Issuing Bank to be material, then the Borrower will pay to such Lender, the Administrative Agent, the Deposit Bank or the Issuing Bank, as the case may be, promptly upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

     (b)   If any Lender, the Administrative Agent or the Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s, the Administrative Agent’s or the Issuing Bank’s capital or on the capital of such Lender’s, the Administrative Agent’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans purchased by, such Lender or the Letters of Credit issued by the Issuing Bank to a level below that which such Lender, the Administrative Agent or the Issuing Bank or such Lender’s, the Administrative Agent’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, the Administrative Agent’s or the Issuing Bank’s policies and the policies of such Lender’s, the Administrative Agent’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount reasonably deemed by such Lender, the Administrative Agent or the Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender, the Administrative Agent or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, the Administrative Agent or the Issuing Bank or such Lender’s, the Administrative Agent’s or the Issuing Bank’s holding company for any such reduction suffered.
     (c)   A certificate of a Lender, the Administrative Agent, the Deposit Bank or the Issuing Bank setting forth the amount or amounts reasonably determined by such Person to be necessary to compensate such Lender, the Administrative Agent, the Deposit Bank or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section, the calculations and criteria applied to determine such amount or amounts, and other documentation or information reasonably supporting the conclusions in such certificate, shall be delivered to the Borrower and shall, absent clearly demonstrable error, be final and conclusive and binding. The Borrower shall pay such Lender, the Administrative Agent, the Deposit Bank or the Issuing Bank, as the case may be, the amount or amounts shown as due on any such certificate delivered by it within 10 days after its receipt of the same.
     (d)   Failure or delay on the part of any Lender, the Administrative Agent, the Deposit Bank or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Administrative Agent’s, the Deposit Bank’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender, the Administrative Agent, the Deposit Bank or the Issuing Bank under paragraph (a) or (b) above for increased costs or reductions with respect to any period prior to the date that is 270 days prior to such request; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 270-day period. The protection of this Section shall be available to each Lender, the Administrative Agent, the Deposit Bank and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
     SECTION 2.15.   Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower (which notice shall include documentation or information in reasonable detail supporting the conclusions in such notice) and to the Administrative Agent:
     (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar

Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
     (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans. Any such conversion of a Eurodollar Loan under (i) above shall be subject to Section 2.16.
     (b)   For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.
     SECTION 2.16.   Indemnity. The Borrower shall indemnify each Lender and the Deposit Bank against any loss or expense that such Lender or the Deposit Bank may sustain or incur as a consequence of (a) any event, other than a default by such Lender or the Deposit Bank in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder, (iv) the default by the Borrower in making any reduction or conversion of any Credit-Linked Deposits after notice thereof shall have been given by the Borrower hereunder or (v) the reduction or conversion of any Credit-Linked Deposits on a day which is not the last day of the Interest Period with respect thereto or the Scheduled Investment Termination Date with respect thereto (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include, in the case of a Lender, an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan or Credit-Linked Deposit that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan or Credit-Linked Deposit, as the case may be, over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender or the Deposit Bank, as the case may be, setting forth any amount or amounts which such Lender or the Deposit Bank believes it is entitled to receive pursuant to this Section 2.16, including the calculations and criteria applied to determine such amount or amounts, and other documentation or information reasonably supporting the conclusions in such certificate, shall be delivered to the Borrower and shall, absent clearly demonstrable error, be final and conclusive and binding.
     SECTION 2.17.   Pro Rata Treatment. Except as provided below in this Section 2.17 with respect to Swingline Loans and as required under Section 2.13, 2.14, 2.15 or 2.20, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of reimbursement obligations, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan

Commitments, the Total Credit-Linked Deposit or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans and/or Credit-Linked Deposits). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
     SECTION 2.18.   Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.
     SECTION 2.19.   Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon) (or such other time as otherwise required by Section 2.23(e)), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(e) and (iii) payments pursuant to Sections 2.14, 2.16 or 2.20, which at the election of the Borrower may be made directly to the Lender claiming the benefit of any such Sections) shall be made to the Administrative Agent at its offices at 1585 Broadway, New York, NY 10036 by wire transfer of immediately available funds (or as otherwise agreed by the Borrower and the Administrative Agent). All payments hereunder and under each other Loan Document shall be made in dollars.

     (b)   Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
     SECTION 2.20.   Taxes. (a) Except as otherwise provided herein, any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any other Loan Party shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions and withholdings been made, (ii) the Borrower or such other Loan Party shall make (or cause to be made) such deductions and withholdings and (iii) the Borrower or such other Loan Party shall pay (or cause to be paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. In addition, the Borrower or any other Loan Party hereunder shall pay (or cause to be paid) any Other Taxes imposed other than by deduction or withholding to the relevant Governmental Authority in accordance with applicable law.
     (b)   Any and all payments by or on account of any obligation of the Administrative Agent or the Deposit Bank pursuant to Section 2.24(b) hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Administrative Agent or the Deposit Bank shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the Administrative Agent or the Deposit Bank, as the case may be, shall so notify the Borrower and advise it of the additional amount required to be paid so that the sum payable by the Administrative Agent or the Deposit Bank pursuant to Section 2.24(b) after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) to the Funded L/C Lenders is an amount from the Administrative Agent or the Deposit Bank equal to the sum they would have received from the Administrative Agent or the Deposit Bank had no deductions and withholdings been made, (ii) the Borrower shall pay such additional amount to the Administrative Agent and the Deposit Bank, (iii) the Administrative Agent and the Deposit Bank shall make all required deductions and withholdings, (iv) the Administrative Agent and the Deposit Bank shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (v) the Borrower shall indemnify, within 10 days after written demand therefor, the Administrative Agent and the Deposit Bank with respect to any payments made on account of any obligation of the Administrative Agent and the Deposit Bank pursuant to Section 2.24(b).
     (c)   The Borrower shall indemnify the Administrative Agent, the Deposit Bank and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Deposit Bank or such Lender, as the case may be, or any of their respective Affiliates, on or with respect to any payment by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability shall be delivered to the Borrower by the Deposit Bank or a Lender, or by the Administrative Agent on its behalf or on behalf of the Deposit Bank or a Lender, promptly upon such party’s determination of an indemnifiable event and such certificate shall be conclusive absent clearly demonstrable error; provided that the failure to deliver such certificate shall not affect the obligations of the Borrower under this Section 2.20(c) except to the extent the Borrower is actually prejudiced thereby. Payment under this Section 2.20(c) shall be made within 15 days from the date of delivery of such certificate; provided that no Borrower shall be obligated to make any such payment to the Administrative Agent, the Deposit Bank or the Lender (as the case may be) in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes if and to the extent that such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent, the Deposit Bank or such Lender or to the failure of the Administrative Agent, the Deposit Bank or a Lender to deliver a timely certificate as to the amount of an indemnifiable liability.
     (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, and in any event within 60 days of such payment being due, the Borrower shall deliver to the Administrative Agent or the Deposit Bank, if applicable, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the Deposit Bank, if applicable.
     (e)   Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the reasonable written request of the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or delivery would not materially prejudice the legal position of such Lender.
     In addition, each Foreign Lender shall (i) furnish on or before it becomes a party to this Agreement either (a) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN and/or Form W-8IMY, as applicable (or successor form) or (b) an accurate and complete U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) provide a new Form W-8BEN and/or Form W-8IMY, as applicable (or successor form) or Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit I together with a Form W-8BEN (or successor form). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.
     (f)   Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Internal Revenue Code, and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall deliver to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.
     (g)   For purposes of this Section 2.20, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, any Taxes required to be deducted and withheld by such Lender with respect to payments made by the Borrower under any Loan Document shall be treated as Taxes required to be deducted by the Borrower, but only to the extent such Taxes would have been required to be deducted and withheld by the Lender if it were treated as a corporation for U.S. federal income tax purposes making such payments under the Loan Documents on behalf of the Borrower and Excluded Taxes were defined by reference to the partner (treating the partner as a Foreign Lender) to whom payments are made.
     (h)   Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.20 shall survive the payment in full of all amounts due hereunder.
     SECTION 2.21.   Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder (including any amounts under Section 2.14 and Section 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.
     (b)   If (i) any Lender, the Deposit Bank or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender, the Deposit Bank or the Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender, the Deposit Bank or the Issuing Bank or any Governmental Authority on account of any Lender, the Deposit Bank or the Issuing Bank, pursuant to Section 2.20, then such Lender, the Deposit Bank or the Issuing Bank shall use reasonable efforts (which shall not require such Lender, the Deposit Bank or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden reasonably deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce or eliminate its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce or eliminate amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender, the Deposit Bank or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.
     SECTION 2.22.   Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, the Swingline Lender agrees to make loans to the Borrower, at any time and from time to time after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $50,000,000 in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan shall be in a principal amount that is an integral multiple of $500,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrower may borrow, pay or prepay, without premium or penalty, and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.
     (b)   Swingline Loans. The Borrower shall notify the Administrative Agent by fax, or by telephone (confirmed by fax), not later than 10:00 a.m., New York City time, on the day of a proposed Swingline Loan to be made to it. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any notice received from the Borrower pursuant to this paragraph (b). The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender by no later than 3:00 p.m. on the date such Swingline Loan is so requested.
     (c)   Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Swingline Lender and to the Administrative Agent before 12:00 (noon), New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified in the Lender Addendum delivered by the Swingline Lender. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.
     (d)   Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a).
     (e)   Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders under this Section) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower (or other party liable for obligations of the Borrower) of any default in the payment thereof.
     SECTION 2.23.   Letters of Credit. (a) General. On the Closing Date, the Existing Letters of Credit will automatically, without any action on the part of any Person, be deemed to be Funded Letters of Credit or Revolving Letters of Credit, as indicated on Schedule 1.01(d), issued hereunder for the account of the Borrower and its Subsidiaries for all purposes of this Agreement and the other Loan Documents. Subject to the terms and conditions hereof, (i) the Issuing Bank agrees to issue, upon the Borrower’s request, a Revolving Letter of Credit in such form as may be reasonably approved from time to time by the Issuing Bank at any time and from time to time while the Revolving Credit Commitments remain in effect, and (ii) the Issuing Bank agrees to issue, upon the Borrower’s request, a Funded Letter of Credit in such form as may be reasonably approved from time to time by the Issuing Bank at any time and from time to time during the Funded Letter of Credit Availability Period, in the case of each of clauses (i) and (ii), for the Borrower’s account or for the account of any of the Subsidiary Guarantors or for the account of any other Subsidiary; provided that the L/C Exposure with respect to all such Letters of Credit for the account of Subsidiaries that are not Subsidiary Guarantors shall not exceed the L/C Exposure Cap (and, if for the account of a Subsidiary Guarantor or other Subsidiary, the Borrower and such Subsidiary Guarantor or such other Subsidiary, as the case may be, shall be co-applicants with respect to such Letter of Credit). This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.
Notwithstanding the foregoing, the Issuing Bank is under no obligation to issue any Letter of Credit if at the time of such issuance:
     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect with respect to such Issuing Bank on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Bank as of the date hereof and which such Issuing Bank reasonably and in good faith deems material to it; or
     (ii) such Issuing Bank shall have received from the Borrower or the Administrative Agent prior to the issuance of such Letter of Credit notice that the issuance of such Letter of Credit is not permitted under this Agreement.
     (b)   Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Administrative Agent (no less than three Business Days (or such shorter period of time acceptable to the Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, whether such Letter of Credit shall be a Funded Letter of Credit or a Revolving Letter of Credit, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be reasonably necessary to prepare such Letter of Credit. The Issuing Bank shall promptly (i) notify the Administrative Agent in writing of the amount and expiry date of each Letter of Credit issued by it and (ii) provide a copy of such Letter of Credit (and any amendments, renewals or extensions thereof) to the Administrative Agent. A Funded Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each such Funded Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension the Funded L/C Exposure shall not exceed the Total Credit-Linked Deposit and that the other conditions expressly set forth herein are satisfied in respect thereto. A Revolving Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each such Revolving Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension, the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment and that the other conditions expressly set forth herein are satisfied in respect thereto. It is understood and agreed that the Revolving Letter of Credit Exposure in respect of Revolving Letters of Credit issued by Deutsche Bank AG, New York Branch pursuant to this Agreement shall not exceed $300,000,000 at any time outstanding without the prior written consent of Deutsche Bank AG, New York Branch, and Deutsche Bank AG, New York Branch shall have no obligation to issue a Revolving Letter of Credit if the foregoing limitation would be exceeded. If the Borrower shall fail to specify whether any requested Letter of Credit is to be a Funded Letter of Credit or a Revolving Letter of Credit, then the requested Letter of Credit shall be deemed to be a Funded Letter of Credit unless the issuance thereof would result in the Funded L/C Exposure exceeding the Total Credit-Linked Deposit at such time, in which case it shall be deemed to be a Revolving Letter of Credit, but only if the issuance of a Revolving Letter of Credit is permissible at such time as described above. Notwithstanding the foregoing, the issuance of Funded Letters of Credit shall also be subject to the limitations set forth in Section 2.23(e) below.
     (c)   Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii)(A) in the case of any Revolving Letter of Credit, the date that is five Business Days prior to the Revolving Credit Maturity Date and (B) in the case of any Funded Letter of Credit, the date that is five Business Days prior to the Funded Letter of Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to, in the case of any Revolving Letter of Credit, the Revolving Credit Maturity Date or, in the case of any Funded Letter of Credit, the

Funded Letter of Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days (or within such longer period as specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.
     (d)   Participations. By the issuance of a Revolving Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each Revolving L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     On the Closing Date, without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Funded L/C Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in each Funded Letter of Credit (including each Existing Letter of Credit) equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. The aggregate purchase price for the participations of each Funded L/C Lender in Funded Letters of Credit shall equal the amount of the Credit-Linked Deposit of such Lender. Each Funded L/C Lender shall pay to the Administrative Agent for payment to the Deposit Bank its Credit-Linked Deposit in full on the Closing Date. Each Funded L/C Lender hereby absolutely and unconditionally agrees that if the Issuing Bank makes a Funded L/C Disbursement which is not reimbursed by the Borrower pursuant to Section 2.23(e), the Deposit Bank shall reimburse the Issuing Bank for the amount of such Funded L/C Disbursement, ratably as among the Funded L/C Lenders in accordance with their Pro Rata Percentages of the Total Credit-Linked Deposit, from such Funded L/C Lender’s Credit-Linked Deposit on deposit in the Credit-Linked Deposit Account. Each Funded L/C Lender acknowledges and agrees that its obligation to acquire and fund participations in respect of Funded Letters of Credit pursuant to this paragraph is unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the return of the Credit-Linked Deposits, and that such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Without limiting the foregoing, each Funded L/C Lender irrevocably authorizes the Deposit Bank to apply amounts of its Credit-Linked Deposit as provided in this paragraph.
     Notwithstanding the intention of the parties that each Funded L/C Lender shall have purchased its participation in Funded Letters of Credit on the Closing Date, in further consideration for the agreements of the Issuing Bank and the Deposit Bank hereunder, each Funded L/C Lender hereby grants to the Deposit Bank for the benefit of the Issuing Bank a security interest and right of offset with respect to its Credit-Linked Deposit and all investments thereof and all proceeds of any of the foregoing to secure such Funded L/C Lender’s obligation to acquire and fund participations in respect of Funded Letters of Credit pursuant to this Section 2.23(d) and each Funded L/C Lender irrevocably authorizes the Deposit Bank to apply amounts of its Credit-Linked Deposit in accordance with this Section 2.23(d). Each Funded L/C Lender further acknowledges and agrees that each Credit-Linked Deposit will be established in the name of the Deposit Bank and will be subject to the sole dominion and control of the Deposit Bank.

     (e)   Reimbursement. If the Issuing Bank shall make any Revolving L/C Disbursement in respect of a Revolving Letter of Credit, the Borrower shall pay or cause to be paid to the Administrative Agent an amount equal to such Revolving L/C Disbursement not later than two hours after the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 1:00 p.m., New York City time, on any Business Day, not later than 12:00 (noon), New York City time, on the immediately following Business Day.
     If the Issuing Bank shall make any Funded L/C Disbursement in respect of a Funded Letter of Credit, the Borrower shall have the right (but not the obligation) to pay or cause to be paid to the Administrative Agent an amount equal to the entire amount of such Funded L/C Disbursement not later than two hours after the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made or, if the Borrower shall have received such notice later than 1:00 p.m., New York City time, on any Business Day, not later than 12:00 (noon), New York City time, on the immediately following Business Day; provided that the Borrower may not elect to make such reimbursement at any time after the 91st day immediately preceding the Funded Letter of Credit Maturity Date. If the Borrower does not so elect to reimburse the Issuing Bank for such Funded L/C Disbursement, reimbursement of the Issuing Bank shall be made in accordance with the provisions of Section 2.02(f). In the event that the Borrower elects to reimburse the Issuing Bank for any Funded L/C Disbursement, for a period of 91 days following such reimbursement payment by the Borrower, the Funded L/C Exposure shall be deemed to include for all purposes hereunder (including for purposes of the issuance of any new Funded Letter of Credit during such period) the amount of such reimbursement payment until the end of such 91-day period.
     (f)   Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
     (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
     (ii) any amendment or waiver of, or any consent to departure from, all or any of the provisions of any Letter of Credit or any Loan Document;
     (iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
     (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
     (vi) any other act or omission to act or delay of any kind of the Issuing Bank, any Lender, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.
     Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.
     (g)   Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Revolving Credit Lender or each Funded L/C Lender, as the case may be, notice thereof.
     (h)   Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, (i) in the case of any Revolving L/C Disbursement, unless the Borrower shall reimburse such Revolving L/C Disbursement in full on such date or (ii) in the case of any Funded L/C Disbursement, unless either the Borrower shall reimburse such Funded L/C Disbursement in full within the time period specified in Section 2.23(e) or the Deposit Bank shall pay an amount equal to such Funded L/C Disbursement to the Issuing Bank with funds held in the Credit-Linked Deposit Account in full on such date, in each case the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at (A) in the case of a Revolving L/C Disbursement, the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan and (B) in the case of a Funded L/C Disbursement, the rate per annum that would apply to such amount if such amount were an ABR Term Loan.
     (i)   Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank set forth in this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.
     (j)   Cash Collateralization. If any Event of Default pursuant to clauses (b), (c), (g) or (h) of Article VII shall occur and be continuing, or the maturity of the Loans has been accelerated and/or the Commitments have been terminated, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders and Funded L/C Lenders with L/C Exposure representing greater than 50% of the total L/C Exposure) thereof and of the amount to be deposited, deposit in an account with the Administrative Agent, for the ratable benefit of the Lenders with L/C Exposure, an amount in cash equal to the L/C Exposure as of such date. Such deposit shall be held, upon the occurrence of any such Event of Default, and for so long as such Event of Default is continuing, by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower with respect to Letters of Credit under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Cash Equivalents, which investments shall be made by the Administrative Agent in accordance with its internal policies applied to transactions of the size and nature provided for in the Loan Documents, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Upon the occurrence and during the continuance of an Event of Default pursuant to clauses (b), (c), (g) or (h) of Article VII, or acceleration of the maturity of the Loans and/or termination of the Commitments, moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders and Funded L/C Lenders with L/C Exposure representing greater than 50% of the total L/C Exposure), be applied to satisfy the Guaranteed Obligations hereunder. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence and during the continuance of an Event of Default pursuant to clauses (b), (c), (g) or (h) of Article VII, or acceleration of the maturity of the Loans and/or termination of the Commitments, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Events of Default have been cured or waived.
     (k)   Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of the Agreement. Any Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such

Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.
     SECTION 2.24.   Credit-Linked Deposit Account. (a) The Credit-Linked Deposits shall be held by the Deposit Bank in the Credit-Linked Deposit Account, and no party other than the Deposit Bank shall have a right of withdrawal from the Credit-Linked Deposit Account or any other right or power with respect to the Credit-Linked Deposits, except as expressly set forth in the second paragraph of Section 2.02(f), the second sentence of 2.09(b) or Section 2.09(d). Notwithstanding any provision in this Agreement to the contrary, the sole funding obligation of each Funded L/C Lender in respect of its participation in Funded Letters of Credit shall be satisfied in full upon the funding of its Credit-Linked Deposit on the Closing Date.
     (b)   Each of the Borrower, the Deposit Bank, the Administrative Agent, the Issuing Bank and each Funded L/C Lender hereby acknowledges and agrees that each Funded L/C Lender is funding its Credit-Linked Deposit to the Deposit Bank for application in the manner contemplated by the second paragraph of Section 2.02(f) and that the Deposit Bank has agreed to invest the Credit-Linked Deposits so as to earn a return (subject to Section 2.08) for the Funded L/C Lenders equal to (i) the LIBO Rate for the Interest Period in effect for the Credit-Linked Deposits at such time (the “Benchmark LIBO Rate”) minus (ii) 0.10% per annum. The Borrower shall not be liable under any circumstance for the payment of the return described in the immediately preceding sentence. Such interest will be paid by the Deposit Bank to the Administrative Agent who shall pay the same to the Funded L/C Lenders quarterly in arrears when Letter of Credit fees are payable pursuant to Section 2.05(d). In addition to the foregoing payments by the Deposit Bank, the Borrower agrees to make payments to the Administrative Agent for payment to the Funded L/C Lenders quarterly in arrears when Letter of Credit fees are payable pursuant to Section 2.05(d) (and together with the payment of such fees) in an amount equal to 0.10% per annum on the average daily amount of the Credit-Linked Deposit during the applicable Interest Period.
     (c)   Subject to Section 2.09(d), the Borrower shall have no right, title or interest in or to the Credit-Linked Deposits and no obligations with respect thereto (including with respect to payment of the Benchmark LIBO Rate), it being acknowledged and agreed by the parties hereto that the making of the Credit-Linked Deposits by the Funded L/C Lenders, the provisions of this Section 2.24 and the application of the Credit-Linked Deposits in the manner contemplated by Section 2.02(f) constitute agreements among the Deposit Bank, the Administrative Agent, the Issuing Bank and each Funded L/C Lender with respect to the funding obligations of each Funded L/C Lender in respect of its participation in Funded Letters of Credit and do not constitute any loan or extension of credit to the Borrower, subject to the provisions of Section 2.02(f).
     (d)   Subject to the Borrower’s compliance with the cash-collateralization requirements set forth in Section 2.09(a), the Deposit Bank shall return any remaining Credit-Linked Deposits to the Administrative Agent for payment to the Funded L/C Lenders on a pro rata basis following the occurrence of the Funded Letter of Credit Maturity Date.
     (e)   Resignation or Removal of the Deposit Bank. The Deposit Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders, the Borrower and any Issuing Bank (other than the entity serving as the Deposit Bank) if such resignation is in connection with a concurrent resignation by it as an Issuing Bank. The Deposit Bank may be removed at any time that the Deposit Bank shall not act as an Issuing Bank with respect to Funded Letters of Credit, or shall have been removed as an Issuing Bank with respect to Funded Letters of Credit, by the Borrower by notice to the Deposit Bank, the Administrative Agent, the Lenders and any Issuing Bank (other than the entity serving as the Deposit Bank). Upon the acceptance of any appointment as the Deposit Bank hereunder by an entity that shall agree to serve as successor Deposit Bank and that (i) shall be a Lender, (ii) shall have an office in New York, New York, (iii) shall have a combined capital surplus of at least $250,000,000, (iv) shall otherwise be reasonably acceptable to the Borrower, the Administrative Agent and each Issuing Bank (other than the entity that will serve as successor Deposit Bank) and (v) shall agree to also serve as an Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Deposit Bank. The acceptance of any appointment as the Deposit Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Borrower, the Administrative Agent and such Lender, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Deposit Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Deposit Bank” shall be deemed to refer to such successor or to any previous Deposit Bank, as the context shall require.
     SECTION 2.25.   Incremental Facilities. (a) The Borrower may, by written notice to the Administrative Agent, elect to request (x) the establishment of one or more new term loan commitments (the “New Term Loan Commitments”) and/or (y) prior to the Revolving Credit Maturity Date, an increase to the existing Revolving Credit Commitments (any such increase, the “New Revolving Credit Commitments” and, together with the New Term Loan Commitments, the “New Loan Commitments”), in each case to effect the incurrence of secured Indebtedness permitted to be incurred pursuant to Section 6.01(p) in an amount not in excess of (and not in duplication of) the amount of secured Indebtedness permitted to be incurred pursuant to Section 6.01(p) in the aggregate and not less than $50,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount that shall constitute the difference between the amount of secured Indebtedness permitted to be incurred pursuant to Section 6.01(p) and all such New Loan Commitments obtained prior to such date), and integral multiples of $5,000,000 in excess of that amount (it being understood that any Indebtedness incurred pursuant to this Section 2.25 shall correspondingly reduce the amount of Indebtedness permitted to be incurred pursuant to Section 6.01(p), and vice versa). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent; provided that the Borrower shall first offer the Lenders, on a pro rata basis, the opportunity to provide all of the New Loan Commitments prior to offering such opportunity to any other Person that is an eligible assignee pursuant to Section 9.04(b); provided, further, that any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment. Such New Loan Commitments shall become effective, as of such Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments, as applicable; (ii) both before and after giving effect to the making of any Series of New Term Loans or New Revolving Credit Loans, each of the conditions set forth in Section 4.01 shall be satisfied; (iii) the Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Sections 6.13 and 6.14 as of the last day of the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 5.04(a) and 5.04(b) after giving effect to such New Loan Commitments and any Investment to be consummated in connection therewith; (iv) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and the Administrative Agent, and each of which shall be recorded in the Register; (v) the Borrower shall make any payments required pursuant to Section 2.16 in connection with the New Loan Commitments, as applicable; (vi) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction; and (vii) the requirements set forth in Section 9.19 shall have been satisfied. Any New Term Loans made on an Increased Amount Date shall be designated as a separate series (a “Series”) of New Term Loans for all purposes of this Agreement and the other Credit Documents.

          (b) On any Increased Amount Date on which New Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders with Revolving Credit Commitments shall assign to each Lender with a New Revolving Credit Commitment (each, a “New Revolving Credit Lender”) and each of the New Revolving Credit Lenders shall purchase from each of the Lenders with Revolving Credit Commitments, at the principal amount thereof (together with accrued interest), such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Lenders with Revolving Credit Loans and New Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments, (ii) each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each loan made thereunder (a “New Revolving Credit Loan”) shall be deemed, for all purposes, a Revolving Credit Loan and (iii) each New Revolving Credit Lender shall become a Lender with respect to its New Revolving Credit Commitment and all matters relating thereto.
          (c) On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to its New Term Loan Commitment of such Series and the New Term Loans of such Series made by such Lender pursuant thereto.
          (d) The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (i) the Series of New Term Loan Commitments and New Term Loan Lenders of such Series or the New Revolving Credit Commitments and New Revolving Credit Lenders, as applicable, and (ii) in the case of each notice to any Lender with Revolving Credit Loans, the respective interests in such Lender’s Revolving Credit Loans subject to the assignments contemplated by clause (b) of this Section 2.25.
          (e) The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Term Loans; provided, however, that (i) the New Term Loan Maturity Date for any Series shall be determined by the Borrower and the applicable New Term Loan Lenders and shall be set forth in the applicable Joinder Agreement; provided that (x) the Weighted Average Life to Maturity of all New Term Loans of any Series shall be no shorter than the Weighted Average Life to Maturity of the Term Loans and (y) the applicable New Term Loan Maturity Date of each Series shall be no shorter than the final maturity of the Term Loans and (ii) the rate of interest applicable to the New Term Loans of each Series shall be determined by the Borrower and the applicable New Term Loan Lenders and shall be set forth in the applicable Joinder Agreement. The terms and provisions of the New Revolving Credit Loans and New Revolving Credit Commitments shall be identical to the Revolving Credit Loans and the Revolving Credit Commitments.
          (f) Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.25.

ARTICLE III.
Representations and Warranties
     The Borrower represents and warrants to the Arrangers, the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:
     SECTION 3.01.   Organization; Powers. The Borrower and each of the Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement, each of the other Loan Documents, the Senior Note Documents, the Acquisition Documentation and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party, including, in the case of the Borrower, to borrow hereunder and to issue the Senior Notes under the Senior Note Documents, in the case of each Loan Party, to grant the Liens contemplated to be granted by it under the Security Documents and, in the case of each Subsidiary Guarantor, to Guarantee the Guaranteed Obligations hereunder as contemplated by the Guarantee and Collateral Agreement.
     SECTION 3.02.   Authorization; No Conflicts. The Transactions (a) have been duly authorized by all requisite corporate, partnership or limited liability company and, if required, stockholder, partner or member action and (b) will not (i) violate (A) any applicable provision of any material law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority or arbitrator or (C) any provision of any indenture or any material agreement or other material instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture or material agreement or other material instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any other Loan Party (other than Liens created under the Security Documents).
     SECTION 3.03.   Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws now or hereafter in effect relating to creditors’ rights generally and (including with respect to specific performance) subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought.
     SECTION 3.04.   Governmental Approvals. No action, consent or approval of, registration or filing with, notice to, or any other action by, any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of UCC financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages, (c) such other actions specifically described in Section 3.19, (d) any immaterial actions, consents, approvals, registrations or filings or (e) such as have been made or obtained and are in full force and effect.
     SECTION 3.05.   Financial Statements. (a) The Borrower has, on or prior to the Closing Date, furnished to the Lenders (i) its consolidated balance sheets and statements of income and stockholder’s equity (A)(1) as of and for the fiscal year ended December 31, 2004, audited by and accompanied by the opinion of KPMG LLP, independent public accountants, and (2) as of and for the fiscal years ended December 31, 2003 and December 31, 2002, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, independent public accountants, and (B) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2005, certified by a Financial Officer of the Borrower and reviewed by KPMG LLP, independent public accountants, as provided in Statement on Auditing Standards No. 100 and (ii) the Target’s consolidated balance sheets and statements of income and stockholder’s equity (A) as of and for the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants, and (B) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2005, certified by a Financial Officer of the Target and reviewed by Deloitte & Touche LLP, independent public accountants, as provided in Statement on Auditing Standards No. 100. Such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries or the Target and its consolidated Subsidiaries, as applicable, as of such dates and for such periods, subject to normal year-end audit adjustments and the absence of footnotes in the case of the financial statements referred to in clauses (i)(B) and (ii)(B) above. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries or the Target and its consolidated Subsidiaries, as applicable, as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis (except, with respect to such financial statements referred to in clauses (i)(B) and (ii)(B) above, for normal year-end adjustments and the absence of footnotes).
     (b)   The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and statements of income, stockholder’s equity and cash flows as of September 30, 2005, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of each of the 9-month period and 12-month period ending on such date. Such pro forma financial statements (i) have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the Closing Date to be reasonable in all material respects) and (ii) present fairly in all material respects on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be (it being understood that estimates (including pro forma financial statements), by their nature, are inherently uncertain and that no assurances are being given that such results will be achieved).
     SECTION 3.06.   No Material Adverse Change. As of the Closing Date, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Target MAC or a Combined Company MAC, since June 30, 2005. At any time after the Closing Date, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since the Closing Date.
     SECTION 3.07.   Title to Properties; Possession Under Leases. (a) The Borrower and the other Loan Parties have good and marketable title to, valid leasehold interests in, or a license or other right to use, all their respective material properties and material assets that are included in the Collateral (including all Mortgaged Property) and including valid rights, title and interests in or rights to control or occupy easements or rights of way used in connection with such properties and assets (“Easements”), free and clear of all Liens or other exceptions to title other than Permitted Liens and minor defects in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.
     (b)   Except as set forth in Schedule 3.07 or where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (i) each of the Loan Parties has complied with all material obligations under all material leases to which it is a party and all such material leases are in full force and effect and (ii) each of the Loan Parties enjoys peaceful and undisturbed possession under all such material leases.
     (c)   Except as set forth in Schedule 3.07, none of the Borrower or any of the other Loan Parties has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation (i) as of the Closing Date or (ii) at any time thereafter, which in the case of clause (ii) has had, or could reasonably be expected to have, a Material Adverse Effect.
     (d)   Except as set forth on Schedule 3.07, none of the Borrower or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
     SECTION 3.08.   Subsidiaries. Schedule 3.08 sets forth as of the Closing Date (and after giving effect to the Acquisition) a list of all Subsidiaries, including each Subsidiary’s exact legal name (as reflected in such Subsidiary’s certificate or articles of incorporation or other constitutive documents) and jurisdiction of incorporation or formation and the percentage ownership interest of the Borrower (direct or indirect) therein, and identifies each Subsidiary that is a Loan Party. As of the Closing Date, the shares of capital stock or other Equity Interests so indicated on Schedule 3.08 are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents and, in the case of Equity Interests (other than Pledged Securities), Permitted Liens) and all such shares of capital stock are fully paid, and to the extent issued by a corporation, non-assessable.
     SECTION 3.09.   Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary or any business, property or material rights of the Borrower or any Subsidiary (i) that, as of the Closing Date, involve any Loan Document or the Transactions or, at any time thereafter, involve any Loan Document or the Transactions and which could reasonably be expected to be material and adverse to the interests of the Borrower and its Subsidiaries, taken as a whole, or the Lenders, or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     (b)   Except as set forth on Schedule 3.09, none of the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits, but not including any Environmental Law which is the subject of Section 3.17) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

     (c)   Permits are in effect for each Mortgaged Property as currently constructed.
     SECTION 3.10.   Agreements. None of the Borrower or any of the Subsidiaries is in default under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.11.   Federal Reserve Regulations. (a) None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its material activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
     (b)   No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No Indebtedness being reduced or retired out of the proceeds of any Loans or Letters of Credit was or will be incurred for the purpose of purchasing or carrying any Margin Stock. Following the application of the proceeds of the Loans and the Letters of Credit, Margin Stock will not constitute more than 25% of the value of the assets of the Borrower and the Subsidiaries. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
     SECTION 3.12.   Investment Company Act. None of the Borrower or any of the Subsidiaries is an “investment company” as defined in, and subject to registration under, the Investment Company Act of 1940, as amended from time to time.
     SECTION 3.13.   Use of Proceeds. The Borrower will use the proceeds of the Term Loans made on the Closing Date solely in connection with the assignment of the term loans, credit-linked deposits, revolving loans and revolving credit commitments existing under the Existing NRG Credit Agreement on the Closing Date, to re-evidence and/or to pay amounts outstanding under the Existing NRG Credit Agreement, to pay the cash portion of the Acquisition Consideration, to refinance and/or repay the Existing LC Credit Agreement, and the Existing NRG Notes, to fund the Texas Genco Refinancing Escrow Account (such proceeds to be applied as set forth in Section 5.11 hereof) and to pay fees, costs and expenses incurred in connection therewith. The Borrower will use Revolving Letters of Credit issued on the Closing Date to replace existing Letters of Credit and the proceeds of any Revolving Loans made on the Closing Date (the availability of which is subject to the conditions set forth herein) will be used for other general corporate purposes of the Borrower and the Subsidiary Guarantors on the Closing Date (but not, directly or indirectly, to fund the Acquisition). After the Closing Date, the Borrower will use the remaining proceeds of the Term Loans made on the Closing Date to refinance and/or repay the Existing Texas Genco Notes and will use the proceeds of the Revolving Loans and the Swingline Loans for the ongoing working capital requirements and general corporate purposes of the Borrower and the Subsidiaries. The Borrower will request the issuance of Letters of Credit solely for the working capital requirements and general corporate purposes of (i) the Borrower and the Subsidiary Guarantors or (ii) any other Subsidiary, including to support Commodity Hedging Obligations; provided that the L/C Exposure with respect to such other Subsidiaries shall not exceed the L/C Exposure Cap. The Borrower will use the proceeds of the Term Loans that may be made, or deemed to be made, from the requested conversion of

Credit-Linked Deposits into Term Loans solely for the working capital requirements and general corporate purposes of the Borrower.
     SECTION 3.14.   Tax Returns. The Borrower and each of the Subsidiaries has timely filed or timely caused to be filed all material Federal, state, local and foreign tax returns or materials required to have been filed by it and all such tax returns are correct and complete in all material respects. The Borrower and each of the Subsidiaries has timely paid or caused to be timely paid all material Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP or except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Borrower has made adequate provision in accordance with GAAP for all Taxes accrued and not yet due and payable. No Lien for Taxes has been filed (except for Taxes not yet delinquent that are being contested in good faith by appropriate proceedings), and to the knowledge of the Borrower and each of the Subsidiaries, based on the receipt of written notice, no claim is being asserted, with respect to any Tax. Neither the Borrower nor any of the Subsidiaries (a) intends to treat the Loans or any of the transactions contemplated by any Loan Document or the Acquisition as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) or (b) is aware of any facts or events that would result in such treatment.
     SECTION 3.15.   No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower or any Subsidiary to the Arrangers, the Administrative Agent or any Lender for use in connection with the transactions contemplated by the Loan Documents or in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain (as of the date of its delivery to the Arrangers, the Administrative Agent or any Lender or, as modified or supplemented, as of the Closing Date) any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such written information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection (including pro forma financial statements), the Borrower represents only that it acted in good faith and upon assumptions believed to be reasonable at the time, it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Subsidiaries, and that no assurance can be given that such projections will be realized.
     SECTION 3.16.   Employee Benefit Plans. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each ERISA Affiliate is in compliance with the applicable provisions of ERISA and, in respect of the Benefit Plans and Multiemployer Plans, the Tax Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.17.   Environmental Matters. (a) Except as set forth in Schedule 3.17 or except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of the Subsidiaries:
     (i) has failed to comply with any Environmental Law or to take all actions necessary to obtain, maintain, renew and comply with any permit, license, registration or other approval required under Environmental Law;

     (ii) has become a party to any administrative or judicial proceeding, or possesses knowledge of any such proceeding that has been threatened, that could result in the termination, revocation or modification of any permit, license, registration or other approval required under Environmental Law;
     (iii) possesses knowledge that the Borrower or any of the Subsidiaries has become subject to any Environmental Liability or any Mortgaged Property (A) is subject to any Lien imposed pursuant to Environmental Law or (B) contains Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in any Environmental Liability;
     (iv) has received written notice of any claim or threatened claim, with respect to any Environmental Liability other than those which have been fully and finally resolved and for which no obligations remain outstanding; or
     (v) possesses knowledge of any facts or circumstances that could reasonably be expected to result in any Environmental Liability or could reasonably be expected to materially interfere with or prevent continued material compliance with Environmental Laws in effect as of the Closing Date and the date of each Credit Event by the Borrower or the Subsidiaries.
     (b)   Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
     The representations and warranties in this Section 3.17 are the sole representations and warranties in any Loan Document with respect to environmental matters, including without limitation, those relating to Environmental Law or Hazardous Materials.
     SECTION 3.18.   Insurance. Schedule 3.18 sets forth a true, complete and correct description of all material insurance coverage maintained by or on behalf of the Borrower and the Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums that are due and owed have been duly paid. The Borrower and the Subsidiaries are insured by financially sound insurers and such insurance is in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) as are maintained by companies of a similar size operating in the same or similar businesses.
     SECTION 3.19.   Security Documents. (a) The Guarantee and Collateral Agreement and the Texas Genco Security Agreement are effective to create in favor of the applicable Collateral Trustee, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds thereof, subject to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer and other laws now or hereafter in effect generally affecting rights of creditors and (including with respect to specific performance) principles of equity, whether considered in a proceeding in equity or in law and to the discretion of the court before which any proceeding therefor may be brought, and (i) in the case of the Pledged Securities, upon the earlier of (A) when such Pledged Securities are delivered to the applicable Collateral Trustee and (B) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), (ii) in the case of Deposit Accounts not constituting Excluded Perfection Assets, by the execution and delivery of control agreements providing for “control” as described in Section 9-104 of the UCC, (iii) in the case of Securities Accounts not constituting Excluded Perfection Assets, upon the earlier of (A) the filing of financing statements in the offices specified on Schedule 3.19(a) and (B) the execution and delivery of control agreements providing for “control” as described in Section 9-106 of the UCC and (iv) in the case of all other Collateral described therein (other than Excluded Perfection Assets, Intellectual Property Collateral, money not credited to a Deposit Account or letter of credit rights not constituting supporting obligations), when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Guarantee and Collateral Agreement and the Texas Genco Security Agreement shall constitute a fully perfected Lien on, all right, title and interest of the Secured Parties in such Collateral and proceeds thereof, as security for the Guaranteed Obligations hereunder, in each case prior and superior to the rights of any other Person (except, in the case of all Collateral other than Pledged Securities, with respect to Permitted Liens).
     (b)   Each Intellectual Property Security Agreement is effective to create in favor of the applicable Collateral Trustee, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Intellectual Property Collateral described therein and proceeds thereof, subject to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer and other laws now or hereafter in effect generally affecting rights of creditors and (including with respect to specific performance) principles of equity, whether considered in a proceeding in equity or in law and to the discretion of the court before which any proceeding therefor may be brought. When each Intellectual Property Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, respectively, together with financing statements in appropriate form filed in the offices specified in Schedule 3.19(a), in each case within the time period prescribed by applicable law, such Intellectual Property Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral, as security for the Guaranteed Obligations hereunder, in each case prior and superior in right to any other Person (except with respect to Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications, patents, patent applications and copyrights acquired by the grantors after the Closing Date).
     (c)   Each of the Mortgages is effective to create in favor of the applicable Collateral Trustee, for the ratable benefit of the Secured Parties, a legal, valid, binding, subsisting and enforceable Lien on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and proceeds thereof, subject to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer and other laws now or hereafter in effect generally affecting rights of creditors and (including with respect to specific performance) principles of equity, whether considered in a proceeding in equity or in law, and to the discretion of the court before which any proceeding therefor may be brought, and when the Mortgages are filed in the offices specified on Schedule 3.19(c), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereof in such Mortgaged Property and proceeds thereof, as security for the Guaranteed Obligations hereunder, in each case prior and superior in right to any other Person (except Liens expressly permitted by clauses (f), (h), (i), (j), (k) (solely to the extent that such Lien relating to such Permitted Refinancing Indebtedness was permitted prior to such refinancing by clause (f), (h), (i), (j), (n) or (p)), (n) or (p) of the definition of “Permitted Liens”).
     SECTION 3.20.   Location of Real Property. Schedule 3.20 lists completely and correctly as of the Closing Date all real property owned or leased by the Borrower and the other Loan Parties and all real property to which the Borrower and the other Loan Parties have an interest via easement, license or permit and, in each case, the addresses thereof, indicating for each parcel whether it is owned or leased. As of the Closing Date, the Borrower and the other Loan Parties own in fee or have valid leasehold or easement interests in, as the case may be, all the real property set forth on Schedule 3.20.
     SECTION 3.21.   Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower,

threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, material local or material foreign law applicable to such matters in any material respect. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except as could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.
     SECTION 3.22.   Intellectual Property. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each of the Subsidiaries owns, or is licensed or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person.
     SECTION 3.23.   Energy Regulation. (a) Neither the Borrower nor any “subsidiary company” of the Borrower is, or by virtue of the Transactions, will become, subject to regulation under PUHCA as a “holding company,” a “public-utility company” or, to the knowledge of the Borrower, a “subsidiary company” of a “holding company,” in each case as such terms are defined in PUHCA; provided that after February 8, 2006, the representations and warranties of this Section 3.23(a) shall be of no force and effect.
     (b)   None of the Borrower or any of the Subsidiaries is subject to regulation as a “public utility” as such term is defined in the FPA, other than entities that have market-based rate authority under Section 205 of the FPA. Each Subsidiary that is subject to regulation as a “public utility” as such term is defined in the FPA has an order from the FERC, not subject to any pending challenge, investigation, complaint, or other proceeding (other than generic proceedings generally applicable in the industry), (x) authorizing such Subsidiary to engage in wholesale sales of electricity and, to the extent permitted under its market-based rate tariff, other transactions at market-based rates and (y) granting such waivers and blanket authorizations as are customarily granted to entities with market-based rate authority, including blanket authorizations to issue securities and to assume liabilities pursuant to Section 204 of the FPA. With respect to each Subsidiary described in the preceding sentence, the FERC has not imposed any rate caps, mitigation measures, or other limits on market-based sales of power by that Subsidiary, other than (i) rate caps and mitigation measures generally applicable to similarly situated marketers or generators selling electricity, ancillary services or other services at wholesale at market-based rates in the geographic market where such Subsidiary conducts its business, and (ii) the restrictions imposed on Devon Power LLC, Middleton Power LLC, Montville Power LLC, Norwalk Power LLC and Connecticut Jet Power LLC pursuant to those entities’ “reliability must run” agreements and/or other agreements with ISO New England.
     (c)   Each Subsidiary of the Borrower participating in the wholesale power market in ERCOT, including Subsidiaries acquired through the Acquisition, has registered with ERCOT and the PUCT to generate electricity at wholesale, and the PUCT has not imposed any specific rate cap or mitigation measure. To its knowledge, the rates charged by each such Subsidiary are not subject to any pending challenge or investigation other than (i) the obligation of certain Subsidiaries to sell capacity in auctions mandated by the PUCT under Section 39.153 of the Texas Public Utility Regulatory Act and (ii) a petition for certiorari filed for review of the decision of the United States Court of Appeals for the Fifth Circuit in Texas Commercial Energy v. TXU Energy, Inc., 413 F.3d 503 (5th Cir. 2005).

     (d)   There are no complaint proceedings pending with the FERC or the PUCT seeking abrogation or modification, or otherwise investigating the terms, of a contract for the sale of power by Borrower or its Subsidiary Guarantors, other than as expressly set forth on Schedule 3.23(d).
     (e)   Except as could not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and each of the Subsidiary Guarantors, as applicable, has filed or caused to be filed with the applicable state or local utility commission or regulatory bodies, ERCOT and the FERC all forms, applications, notices, statements, reports and documents (including all exhibits and amendments thereto) required to be filed by it under all Applicable Laws, including PUHCA, the FPA and state utility laws and the respective rules thereunder, all of which complied with the applicable requirements of the appropriate act and rules, regulations and orders thereunder in effect on the date each was filed.
     (f)   None of the Borrower or any of the Subsidiary Guarantors is subject to any state laws or material regulations respecting rates or the financial or organizational regulation of utilities, other than (i) with respect to those Subsidiaries that are QFs, such state regulations contemplated by 18 C.F.R. Section 292.602(c), (ii) “lightened regulation” by the New York State Public Service Commission (the “NYPSC”) of the type described in the NYPSC’s order issued on September 23, 2004 in Case 04-E-0884 and (iii) the assertion of jurisdiction by the State of California over maintenance and operating standards of all generating facilities pursuant to SB 39XX. Other than the approvals noted in Schedule 3.23(f) associated with the Acquisition, no approval is required to be obtained in connection with the Transactions by Borrower or its Subsidiaries from the PUCT, the FERC, or any other state or federal Governmental Authority with jurisdiction over the energy sales or financing arrangements of the Borrower and its Subsidiaries.
     (g)   As of the date of this Agreement, each Facility identified as a “QF” in Schedule 3.23(g) is a QF under PURPA and the current rules and regulations promulgated thereunder. As of the date of this Agreement, each person identified as an “EWG” in Schedule 3.23(g) is an “exempt wholesale generator” within the meaning of PUHCA and the Energy Policy Act of 1992, as amended. As of the date of this Agreement, each person identified as a FUCO in Schedule 3.23(g) is a “foreign utility company” within the meaning of PUHCA.
     SECTION 3.24.   Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan (or other extension of credit hereunder) and after giving effect to the application of the proceeds of each Loan (or other extension of credit hereunder), (a) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, taking into account the effect of any indemnities, contribution or subrogation rights, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, taking into account the effect of any indemnities, contribution or subrogation rights, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
     SECTION 3.25.   Acquisition Documentation. The Borrower has delivered the Acquisition Documentation to the Administrative Agent on or prior to the Closing Date. As of the Closing Date, none of the Acquisition Documentation has been waived, amended, modified or supplemented without the prior written consent of the Arrangers in a manner that is material and adverse to the Lenders, and all such material agreements, instruments and undertakings are in full force and effect.

ARTICLE IV.
Conditions of Lending
     The obligations of the Lenders to make Loans, the obligations of the Issuing Bank to issue Letters of Credit and the obligations of the Funded L/C Lenders to fund their Credit-Linked Deposits hereunder are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:
     SECTION 4.01.   All Credit Events. On the date of each Borrowing on or after the Closing Date, including each Borrowing of a Swingline Loan, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit on or after the Closing Date (each such event being called a “Credit Event”):
     (a)   The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).
     (b)   The representations and warranties set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date; provided that, with respect to any Credit Event occurring on the Closing Date only, any breach of any such representation or warranty shall not constitute a failure of this condition unless it constitutes a breach of (i) a representation or warranty made in the Purchase Agreement by the Target that is material to the interests of the Lenders but only to the extent that the Borrower has the right to terminate its obligations under the Purchase Agreement as a result of a breach of such representation or warranty in the Purchase Agreement and (ii) a representation or warranty of the Borrower set forth in any of Sections 3.01, 3.02, 3.03, 3.05 (solely with respect to financial statements of the Borrower and its consolidated Subsidiaries), 3.11, 3.12, 3.15 and 3.25 hereof.
     (c)   The Borrower and each other Loan Party shall be in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing; provided that, with respect to any Credit Event occurring on the Closing Date only, any Default or Event of Default arising from the breach of any representation or warranty set forth in the Loan Documents shall not constitute a failure of this condition unless it constitutes a breach of (i) a representation or warranty made in the Purchase Agreement by the Target that is material to the interests of the Lenders but only to the extent that the Borrower has the right to terminate its obligations under the Purchase Agreement as a result of a breach of such representation or warranty in the Purchase Agreement and (ii) a representation or warranty of the Borrower set forth in any of Sections 3.01, 3.02, 3.03, 3.05 (solely with respect to financial statements of the Borrower and its consolidated Subsidiaries), 3.11, 3.12, 3.15 and 3.25 hereof.
     (d)   After giving effect to such Credit Event, the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

     (e)   After giving effect to such Credit Event, the Funded L/C Exposure shall not exceed the Total Credit-Linked Deposit.
     Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b), (c), (d) and (e) of this Section 4.01.
     SECTION 4.02.   Conditions Precedent to Closing Date. On the Closing Date:
     (a)   The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of (i) Kirkland & Ellis LLP, counsel for the Borrower and the Subsidiaries, substantially to the effect set forth in Exhibit M, and (ii) each special and local counsel to the Borrower and the Subsidiaries (including special regulatory counsel) as the Arrangers may reasonably request, in each case (A) dated the Closing Date, (B) addressed to the Arrangers, the Administrative Agent, the Collateral Agent, the Deposit Bank, the Issuing Bank and the Lenders and (C) covering such matters relating to the Loan Documents and the Transactions as the Arrangers shall reasonably request and which are customary for transactions of the type contemplated herein.
     (b)   The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, and in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) if requested, documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act (title III of Pub. L. 107-56 (signed into law October 26, 2001)).
     (c)   The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b), (c) and (d) of Section 4.01.
     (d)   The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary Guarantor, (iii) a Mortgage covering each of the Mortgaged Properties, executed and delivered by a duly authorized officer of each Loan Party thereto, (iv) except as set forth in

Section 5.10(b), the Control Agreements, executed and delivered by a duly authorized officer of each Loan Party thereto, (v) the Intellectual Property Security Agreements, executed and delivered by a duly authorized officer of each Loan Party thereto, (vi) the NRG Collateral Trust Agreement, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary Guarantor party thereto, (vii) copies of the executed Texas Genco Security Agreement and the Texas Genco Collateral Trust Agreement, (viii) the amendment to the Texas Genco Security Agreement and the Sharing Confirmation under the Texas Genco Collateral Trust Agreement, each dated as of the Closing Date and executed and delivered by a duly authorized officer of each Loan Party party thereto, (viii) if requested by any Lender pursuant to Section 2.04, a promissory note or notes conforming to the requirements of such Section and executed and delivered by a duly authorized officer of the Borrower and (ix) a Lender Addendum executed and delivered by each Lender and accepted by the Borrower.
     (e)   The structure utilized to consummate the Acquisition, the terms thereof, the costs and expenses incurred in connection therewith, the pro forma capitalization of the Borrower after giving effect to the Transactions and the definitive documentation relating thereto, and all organizational documents of the Borrower shall be in form and substance reasonably satisfactory to each Arranger, and the Acquisition Documentation shall be in full force and effect on the Closing Date (it being understood that the structure, terms and documentation relating to the Acquisition and the organizational documents of the Borrower and its subsidiaries shall be deemed satisfactory to each Arranger to the extent set forth in the Commitment Letter or the Purchase Agreement). The Acquisition shall have been consummated, or shall be consummated concurrently with the initial funding of the facilities contemplated by this Agreement, pursuant to the Purchase Agreement and no material condition precedent to the consummation of the Acquisition as set forth in the Purchase Agreement shall have been waived, amended, modified or supplemented in a manner that is material and adverse to the Lenders without the prior written consent of the Arrangers, which consent shall not be unreasonably withheld, conditioned or delayed.
     (f)   Concurrently with the initial funding of the facilities contemplated by this Agreement, all pre-existing Indebtedness for borrowed money of the Borrower, the Target and their respective subsidiaries and preferred stock (if any) of the Target and its subsidiaries, except for Indebtedness (a) with an aggregate principal amount not to exceed $5,000,000 in each case and $25,000,000 in the aggregate, (b) permitted by Section 6.01(x) or (c) described on Schedule 6.01, shall have been repaid, retired or redeemed in full, and in the case of pre-existing Indebtedness that shall have been repaid, retired or redeemed, all commitments relating thereto shall have been terminated, and all Liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to each Arranger.
     (g)   Concurrently with the initial funding of the facilities contemplated by this Agreement, cause to be deposited an amount equal to at least $1,617,066,176.73 into the Texas Genco Refinancing Escrow Account to be held in accordance with the terms thereof. The Existing Texas Genco Credit Agreement shall have been amended to permit the consummation of the Acquisition and the other Transactions, including the incurrence of the Obligations hereunder, the Liens securing such Obligations and the other actions contemplated by this Agreement and the other Loan Documents. The Existing Texas Genco Credit Agreement shall have been amended to provide for the termination of all commitments thereunder and the maturity thereof on the date that is not more than five days after the Closing Date.
     (h)   The Borrower shall have paid all fees and reasonable, documented out-of-pocket costs and expenses (including reasonable legal fees and expenses of Latham & Watkins LLP,

counsel to the Arrangers, and one local counsel to the Arrangers per relevant jurisdiction (it being understood that such limitation does not apply to regulatory counsel) and their technical and other non-financial advisors, title premiums, survey charges and recording taxes and fees) and other compensation accrued and payable as of such date to the Arrangers, the Administrative Agent or the Lenders as separately agreed by the Borrower and the Arrangers.
     (i)   The applicable Collateral Trustee, for the ratable benefit of the Secured Parties, shall have been granted on the Closing Date, to the extent described in Section 3.19, first priority perfected (subject to the limitations set forth in Section 3.19) Liens on the Collateral (other than any Excluded Perfection Assets) (subject, in the case of all Collateral other than Pledged Securities, only to Permitted Liens) and Guarantees from the Subsidiary Guarantors and shall have received such other reports, documents and agreements as the applicable Collateral Trustee or the Collateral Agent shall reasonably request and which are customarily delivered in connection with security interests in real property assets, including title insurance. The Pledged Securities shall have been duly and validly pledged under the Guarantee and Collateral Agreement to the applicable Collateral Trustee, for the ratable benefit of the Secured Parties, and certificates representing such Pledged Securities, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the applicable Collateral Trustee.
     (j)   All material governmental, shareholder and third-party approvals and all material consents necessary to the financing of the Acquisition shall have been received and shall be in full force and effect, and all applicable waiting periods shall have expired without any materially adverse action being taken by any applicable authority.
     (k)   The Arrangers shall have received the financial statements and other information required on or prior to the Closing Date pursuant to Section 3.05 all in form and substance reasonably satisfactory to the Arrangers.
     (l)   Each Collateral Trustee and the Collateral Agent shall have received a duly executed Perfection Certificate dated on or prior to the Closing Date. The Arrangers shall have received the results of a recent Lien and judgment search in each relevant jurisdiction with respect to the Borrower and those of the Subsidiaries that shall be Subsidiary Guarantors or shall otherwise have material assets that are included in the Collateral, and such search shall reveal no Liens on any of the assets of the Borrower or any of such Subsidiaries except, in the case of Collateral other than Pledged Securities, for Permitted Liens and except for Liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Arrangers or such other Liens that are not discharged with the consent of the Administrative Agent, as such consent may be provided in the Administrative Agent’s reasonable judgment.
     (m)   The Arrangers shall have received a solvency certificate from a Financial Officer of the Borrower, in form and substance reasonably satisfactory to each Arranger, supporting the conclusions that after giving effect to the Transactions, the Borrower will not be insolvent or be rendered insolvent by the Indebtedness incurred in connection therewith, or be left with unreasonably small capital with which to engage in its businesses, or have incurred debts beyond its ability to pay such debts as they mature.
     (n)   The Administrative Agent shall have received satisfactory assurances that an ALTA (or in the case of Mortgaged Property owned by Texas Genco, LP or Texas Genco II, LP, required TLTA or other applicable Texas forms of) title insurance policy (policies) insuring the interest of the Lenders in each Mortgaged Property has been obtained, in form and substance reasonably satisfactory to each Arranger and the Administrative Agent.
     (o)   There shall not have been, since June 30, 2005,
     (i) any state of facts, change, development, event, effect, condition or occurrence that is materially adverse to the business, assets, properties, liabilities or condition (financial or otherwise) of the Target and its subsidiaries taken as a whole or that, directly or indirectly, prevents or materially impairs or delays the ability of the Target to perform its obligations under the Purchase Agreement; provided, however, that any adverse change or effect attributable to (1) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any governmental authority (including, for the avoidance of doubt, the ERCOT market), (2) changes or developments in national, regional, state or local wholesale or retail markets for power or fuel, including changes in commodity prices, related products, or availability or costs of transportation, (3) changes or developments in national, regional, state or local wholesale or retail electric power prices, (4) system-wide changes or developments in national, regional or state electric transmission or distribution systems, other than changes or developments involving physical damage or destruction thereto, (5) the announcement, pendency or consummation of the transactions contemplated by the Purchase Agreement (including any decrease in customer demand, any reduction in revenues, any disruption in supplier, partner or similar relationships, or any loss of employees), and (6) changes or developments in financial or securities markets or the economy in general, shall, in each case, be excluded from such determination to the extent, in the case of clauses (1) through (6), any such laws, changes and developments do not have a disproportionate adverse effect on the Target and its subsidiaries as compared to other entities engaged in the power generation business in any of the relevant geographic areas with respect to such laws, changes or developments, as applicable (a “Target MAC”), or
     (ii) any state of facts, change, development, event, effect, condition or occurrence materially adverse to the business, assets, properties, liabilities or condition (financial or otherwise) of the Borrower, the Target and their respective subsidiaries, taken as a whole, or that, directly or indirectly, prevents or materially impairs or delays the ability of Borrower, the Target and their respective subsidiaries, taken as a whole, to perform their obligations under the Purchase Agreement; provided, however, that any adverse change or effect attributable to (1) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any governmental authority (including, for the avoidance of doubt, the ERCOT market), (2) changes or developments in national, regional, state or local wholesale or retail markets for power or fuel, including changes in commodity prices, related products, or availability or costs of transportation, (3) changes or developments in national, regional, state or local wholesale or retail electric power prices, (4) system-wide changes or developments in national, regional or state electric transmission or distribution systems, other than changes or developments involving physical damage or destruction thereto, (5) the announcement, pendency or consummation of the transactions contemplated by the Purchase Agreement (including any decrease in customer demand, any reduction in revenues, any disruption in supplier, partner or similar relationships, or any loss of employees), and (6) changes or developments in financial or securities markets or the economy in general, shall, in each case, be excluded from such determination to the extent, in the case of clauses (1) through (6), any such laws, changes and developments do not have a disproportionate adverse effect on the Borrower, the Target and their respective subsidiaries, taken as a whole, as compared to other entities engaged in the power generation business in any of the relevant geographic areas with respect to such laws, changes or developments, as applicable (a “Combined Company MAC”).
     In interpreting the definition of “Target MAC” and “Combined Company MAC” with respect to plant outages, the parties agree that the effect of the unplanned plant outages at the Target and its subsidiaries from August 31, 2002 to the date of the Purchase Agreement did not in and of themselves constitute a “Target MAC” or “Combined Company MAC” after taking into account all relevant facts and circumstances.
     The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.08).
ARTICLE V.
Affirmative Covenants
     The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than indemnification and other contingent obligations in each case not then due and payable) shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full or reimbursement thereof shall have been cash-collateralized in an amount equal to 103% of the L/C Exposure as of such time and all Credit-Linked Deposits have been returned to the Funded L/C Lenders (or used to reimburse Funded L/C Disbursements or converted to Term Loans), the Borrower will, and will cause each of the Subsidiaries to:
     SECTION 5.01.   Corporate Existence. Subject to Section 6.04 hereof, and only with respect to the Borrower and its Restricted Subsidiaries, do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership or other existence of each of its subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Borrower or any such subsidiary; and (b) the rights (charter and statutory), licenses and franchises of the Borrower and its subsidiaries, except where the failure to so preserve and keep could not reasonably be expected to result in a Material Adverse Effect; provided, however, that the Borrower shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its subsidiaries, if the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its subsidiaries, taken as a whole, and that the loss thereof could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.02.   Insurance. Except to the extent any such insurance is not generally available in the marketplace from commercial insurers, keep its properties that are of an insurable character adequately insured in accordance with industry standards at all times by financially sound insurers (provided, however, that there shall be no breach of this Section 5.02 if any such insurer becomes financially unsound and such Loan Party obtains reasonably promptly insurance coverage from a different financially sound insurer), which, in the case of any insurance on any Mortgaged Property, are licensed to do business in the States where the applicable Mortgaged Property is located; maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), in each case as is customary with companies of a similar size operating in the same or similar businesses; maintain such other insurance as may be required by law; and maintain such other insurance as otherwise required by the Security Documents.

     SECTION 5.03.   Taxes. Pay, and cause each of its subsidiaries to pay, prior to delinquency, all material Taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings and where the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.
     SECTION 5.04.   Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent for distribution to each Lender:
     (a)   within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition as of the close of such fiscal year of the Borrower and its consolidated Subsidiaries at such time and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year (or, in the case of the fiscal year ending December 31, 2005, the comparable period of more than twelve months ending December 31, 2004), all audited by KPMG LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants reasonably satisfactory to the Administrative Agent (which shall not be qualified in any material respect, except for qualifications relating to accounting changes (with which such independent public accountants shall concur) in response to FASB releases or other authoritative pronouncements) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
     (b)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition as of the close of such fiscal quarter of the Borrower and its consolidated Subsidiaries at such time and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers to the effect that such financial statements, while not examined by independent public accountants, reflect in the opinion of the Borrower all adjustments necessary to present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such periods in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (c)   (i) concurrently with any delivery of financial statements under paragraph (a) above for the year ended December 31, 2006 and each year thereafter, a letter from the accounting firm rendering the opinion on such statements (which letter may be limited to accounting matters and disclaim responsibility for legal interpretations) stating whether, in connection with their audit examination, anything has come to their attention which would cause them to believe that any Default or Event of Default existed on the date of such financial statements and if such a condition or event has come to their attention and (ii) concurrently with any delivery of financial statements under paragraph (a) or (b) above for the quarter ended June 30, 2006 and each quarter and/or year thereafter, a certificate of a Financial Officer of the Borrower (A) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) setting forth computations in reasonable detail as is reasonably satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.13 and 6.14 and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Borrower’s calculation of Excess Cash Flow, Consolidated EBITDA and Capital Expenditures for the applicable fiscal year and the Available Amount as at the end of the applicable fiscal year and (C) disclosing any Asset Sale or Recovery Event (other than any Asset Sale or Recovery Event not subject to the mandatory prepayment provisions set forth in Section 2.13(b)(i) pursuant to the first proviso of the definition of Net Cash Proceeds) that was consummated in the preceding fiscal quarter and specifying the nature thereof and the use of proceeds with respect thereto;
     (d)   within 30 days following the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;
     (e)   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any domestic national securities exchange, or distributed to its shareholders generally, as the case may be;
     (f)   promptly after the receipt thereof by the Borrower or any of the Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto; and
     (g)   promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.
     SECTION 5.05.   Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after the Borrower obtains knowledge thereof:
     (a)   any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b)   the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;
     (c)   the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect; and
     (d)   any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
     SECTION 5.06.   Information Regarding Collateral. (a) Furnish, and will cause each Loan Party to furnish, to each of the Administrative Agent, the Collateral Agent and the applicable Collateral Trustee prompt written notice of (i) any change (A) in any Loan Party’s corporate name as set forth in its certificate of incorporation, certificate of formation or other relevant organizational documents, (B) any office or facility at which material portions of Collateral owned by it is located (including the establishment of any such new office or facility), (C) in any Loan Party’s corporate structure or (D) in any Loan Party’s Federal Taxpayer Identification Number; (ii) any formation or acquisition after the Closing Date of any Subsidiary that is not an Excluded Subsidiary; (iii) any sale, transfer, lease, issuance or other disposition (by way of merger, consolidation, operation of law or otherwise) after the Closing Date of any Equity Interests of any Subsidiary that is not an Excluded Subsidiary to any Person other than the Borrower or another Subsidiary; and (iv) any Subsidiary that is an Excluded Subsidiary as of the Closing Date or at any time thereafter ceasing to be an Excluded Subsidiary. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless a reasonable period has been provided (such period to be at least 3 Business Days) for making all filings under the UCC or otherwise and taking all other actions, in each case that are required in order for the applicable Collateral Trustee to continue at all times following such change to have a valid, legal and perfected (subject to the limitations set forth in Section 3.19) security interest in all the Collateral (other than any Excluded Perfection Assets). The Borrower also agrees promptly to notify each of the Administrative Agent, the Collateral Agent and the applicable Collateral Trustee if any material portion of the Collateral is damaged or destroyed.
     (b)   In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth (i) the information required pursuant to Section I of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and (ii) any liquidation or dissolution during such preceding fiscal year of any Subsidiary other than an Excluded Subsidiary.
     SECTION 5.07.   Maintaining Records; Access to Properties and Inspections; Environmental Assessments. (a) Keep, and cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP and all applicable requirements of law are made of all financial operations. No more than once in any fiscal year (except if an Event of Default has occurred and is continuing) the Borrower will, and will cause each of its subsidiaries to, permit, if requested by the Administrative Agent, any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any of its Subsidiaries at reasonable times and as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower or any of its Subsidiaries with the officers thereof and independent accountants therefor.
     (b)   At its election, the Administrative Agent may retain, or require the Borrower to retain, an independent engineer or environmental consultant to conduct an environmental assessment of any Mortgaged Property or facility of the Borrower or any Subsidiary. Any such environmental assessments conducted pursuant to this paragraph (b) shall be at the Borrower’s sole cost and expense only if conducted following the occurrence of (i) an Event of Default or (ii) any event, circumstance or condition that could reasonably be expected to result in an Event of Default, in the case of each of clause (i) and (ii) that concerns or relates to any Environmental Liabilities of the Borrower or any Subsidiary; provided that the Borrower shall only be responsible for such costs and expenses to the extent that such environmental assessment is limited to that which is reasonably necessary to assess the subject matter of such Event of Default or such event, circumstance or condition that could reasonably be expected to result in an Event of Default. In addition, environmental assessments conducted pursuant to this paragraph (b) shall not be conducted more than once every twelve months with respect to any parcel of Mortgaged Property or any single facility of the Borrower or any Subsidiary unless such environmental assessments are conducted following the occurrence of (i) an Event of Default or (ii) any event, circumstance or condition that could reasonably be expected to result in an Event of Default, in the case of each of clause (i) and (ii) that concerns or relates to any Environmental Liabilities of the Borrower or any Subsidiary. The Borrower

shall, and shall cause each of the Subsidiaries to, reasonably cooperate in the performance of any such environmental assessment and permit any such engineer or consultant designated by the Administrative Agent to have reasonable access to each property or facility at reasonable times and after reasonable notice to the Borrower of the plans to conduct such an environmental assessment. Environmental assessments conducted under this paragraph (b) shall be limited to visual inspections of the Mortgaged Property or facility, interviews with representatives of the Borrower or facility personnel, and review of applicable records and documents pertaining to the property or facility.
     (c)   In the event that the Administrative Agent reasonably believes that Hazardous Materials have been Released or are threatened to be Released on any Mortgaged Property or other facility of the Borrower or any Subsidiary or that any such property or facility is not being operated in compliance with applicable Environmental Law, in each case where the Release, threatened Release or failure to comply has resulted in, or could reasonably be expected to result in, a material Environmental Liability of the Borrower any of the Subsidiaries, the Administrative Agent may, at its election and after reasonable notice to the Borrower, retain, or require the Borrower to retain, an independent engineer or other qualified environmental consultant to reasonably assess the subject matter of such Release, threatened Release or failure to comply with applicable Environmental Law. Such environmental assessments may include detailed visual inspections of the Mortgaged Property or facility, including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and groundwater samples as well as such other reasonable investigations or analyses in each case as are reasonable and necessary to assess the subject matter of the Release, threatened Release or failure to comply. The Borrower shall, and shall cause each of the Subsidiaries to, reasonably cooperate in the performance of any such environmental assessment and permit any such engineer or consultant designated by the Administrative Agent to have reasonable access to each property or facility at reasonable times and after reasonable notice to the Borrower of the plans to conduct such an environmental assessment. All environmental assessments conducted pursuant to this paragraph (c) shall be at the Borrower’s sole cost and expense.
     SECTION 5.08.   Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in Section 3.13.
     SECTION 5.09.   Additional Collateral, etc. (a) With respect to any Collateral acquired after the Closing Date or with respect to any property or asset which becomes Collateral pursuant to the definition thereof after the Closing Date or, in the case of inventory or equipment that is part of the Collateral, any material Collateral moved after the Closing Date by the Borrower or any other Loan Party (other than any Collateral described in paragraphs (b), (c) or (d) of this Section) as to which the applicable Collateral Trustee, for the benefit of the Secured Parties, does not have a perfected security interest, promptly (and, in any event, within 20 Business Days following the date of such acquisition or designation) (i) execute and deliver to the Administrative Agent, the Collateral Agent and the applicable Collateral Trustee such amendments to the Guarantee and Collateral Agreement, the Texas Genco Security Agreement or such other Security Documents as the Collateral Agent or the applicable Collateral Trustee, as the case may be, deems necessary or reasonably advisable to grant to such Collateral Trustee, for the benefit of the Secured Parties, a security interest in such Collateral and (ii) take all actions necessary or reasonably requested by the Administrative Agent to grant to the applicable Collateral Trustee, for the benefit of the Secured Parties, a perfected (subject to the limitations set forth in Section 3.19) first priority security interest in such Collateral (other than any Excluded Perfection Assets and, except with respect to Pledged Securities, subject to Permitted Liens), including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the Texas Genco Security Agreement or by law or as may be reasonably requested by the Administrative Agent, the Collateral Agent or the applicable Collateral Trustee. For the avoidance of doubt, any Collateral acquired by Texas Genco or its Subsidiaries shall be governed by the Texas Genco Security Agreement and the Texas Genco Collateral Trust Agreement unless and until the Texas Genco Collateral

Trust Agreement is terminated in compliance with Article 10 of the NRG Collateral Trust Agreement.
     (b)   With respect to any fee interest in any Collateral consisting of real property or any lease of Collateral consisting of real property acquired or leased after the Closing Date by the Borrower or any other Loan Party or which becomes Collateral pursuant to the definition thereof (other than any Excluded Perfection Assets), promptly (and, in any event, within 60 days following the date of such acquisition) (i) execute and deliver a first priority Mortgage in favor of the applicable Collateral Trustee, for the benefit of the Secured Parties, covering such real property and complying with the provisions herein and in the Security Documents, (ii) provide the Secured Parties with (A) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent, the Collateral Agent or the applicable Collateral Trustee, which may be the value of the generation assets, if applicable, situated thereon), together with such endorsements as are reasonably required by the Administrative Agent, the Collateral Agent or the applicable Collateral Trustee and are obtainable in the State in which such Mortgaged Property is located, as well as a current ALTA survey thereof complying with the requirements set forth in Schedule 5.09(b) and all of the other provisions herein and in the Security Documents, together with a surveyor’s certificate and (B) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent, the Collateral Agent or the applicable Collateral Trustee in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the applicable Collateral Trustee, (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent, the Collateral Agent and the applicable Collateral Trustee legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, the Collateral Agent and the applicable Collateral Trustee and (iv) deliver to the Administrative Agent a notice identifying the consultant’s reports, environmental site assessments or other documents relied upon by the Borrower or any other Loan Party to determine that any such real property included in such Collateral does not contain Hazardous Materials of a form or type or in a quantity or location that could, or to determine that the operations on any such real property included in such Collateral is in compliance with Environmental Law except to the extent any non-compliance could not, reasonably be expected to result in a material Environmental Liability.
     (c)   With respect to any new Subsidiary (other than an Unrestricted Subsidiary or an Excluded Subsidiary, except for an Excluded Project Subsidiary the pledge of whose Equity Interests pursuant to the Security Documents would not cause a default under the applicable Non-Recourse Indebtedness in respect of which it is an obligor) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Unrestricted Subsidiary, an Excluded Foreign Subsidiary or an Excluded Project Subsidiary and any Equity Interests in an Excluded Project Subsidiary the pledge of which would no longer cause a default under the applicable Non-Recourse Indebtedness in respect of which it is an obligor) by the Borrower or any of the Subsidiaries, promptly (and, in any event, within 20 days following such creation or the date of such acquisition), (i) execute and deliver to the Administrative Agent, the Collateral Agent and the applicable Collateral Trustee such amendments to the Guarantee and Collateral Agreement or the Texas Genco Security Agreement as the Administrative Agent, the Collateral Agent or the applicable Collateral Trustee deems necessary or reasonably advisable to grant to the applicable Collateral Trustee, for the benefit of the Secured Parties, a valid, perfected first priority security interest in the Equity Interests in such new Subsidiary that are owned by the Borrower or any of the Subsidiaries, (ii) deliver to the applicable Collateral Trustee the certificates, if any, representing such Equity Interests, together with undated instruments of transfer or stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary that is not an Excluded Subsidiary or an Unrestricted Subsidiary (A) to become a party to the Guarantee and Collateral

Agreement to, among other things, provide Guarantees of the Guaranteed Obligations hereunder, the applicable Collateral Trust Agreement and the Intellectual Property Security Agreements and (B) to take such actions necessary or reasonably requested by the Administrative Agent to grant to the applicable Collateral Trustee, for the benefit of the Secured Parties, a perfected (subject to the limitations set forth in Section 3.19) first priority security interest (except with respect to Pledged Securities, subject to Permitted Liens) in the Collateral described in the Guarantee and Collateral Agreement, the Texas Genco Security Agreement and the Intellectual Property Security Agreement with respect to such new Subsidiary that is not an Excluded Subsidiary, including the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office, the execution and delivery by all necessary Persons of Control Agreements and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the Texas Genco Security Agreement, the Intellectual Property Security Agreement or by law or as may be reasonably requested by the Administrative Agent, the Collateral Agent or the applicable Collateral Trustee and (iv) deliver to the Administrative Agent, the Collateral Agent and the applicable Collateral Trustee, if reasonably requested, legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, the Collateral Agent and the applicable Collateral Trustee.
     (d)   With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiaries, promptly (and, in any event, within 25 days following such creation or the date of such acquisition) (i) execute and deliver to the Administrative Agent, the Collateral Agent and the applicable Collateral Trustee such amendments to the Guarantee and Collateral Agreement or the Texas Genco Security Agreement as the Administrative Agent, the Collateral Agent or the applicable Collateral Trustee deems necessary or advisable in order to grant to the Collateral Trustee, for the benefit of the Secured Parties, a perfected first priority security interest in the Equity Interests in such new Excluded Foreign Subsidiary that is directly owned by the Borrower or any of its Domestic Subsidiaries (provided that in no event shall more than 66% of the total outstanding voting first-tier Equity Interests in any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the applicable Collateral Trustee the certificates representing such Equity Interests, together with undated instruments of transfer or stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Domestic Subsidiary, as the case may be, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, the Collateral Agent or the applicable Collateral Trustee, desirable to perfect the security interest of such Collateral Trustee thereon and (iii) deliver to the Administrative Agent, the Collateral Agent and such Collateral Trustee, if reasonably requested, legal opinions (which may be delivered by in-house counsel if admitted in the relevant jurisdiction) relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, the Collateral Agent and such Collateral Trustee.
     SECTION 5.10.   Further Assurances. (a) From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all such actions (including filing UCC and other financing statements), as the Administrative Agent, the Collateral Agent or the applicable Collateral Trustee may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or perfecting or renewing the rights of the Administrative Agent, the Collateral Agent, such Collateral Trustee and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which assets or property may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, the Collateral Agent, the applicable Collateral Trustee or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent, such Collateral Trustee or such Lender may be required to obtain from the Borrower or any of the Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
     (b)   On or prior to the 45th day after the Closing Date, with respect to any Deposit Account, Securities Account or Commodities Account of Texas Genco and its subsidiaries that shall exist on the Closing Date, and on or prior to the 45th day after the date any additional Deposit Account, Securities Account or Commodities Account of Texas Genco and its subsidiaries is opened after the Closing Date, at its sole expense, with respect to any such Deposit Account, Securities Account or Commodities Account, each applicable Subsidiary Guarantor shall take any actions required for the Collateral Trustee to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto, including executing and delivering and causing the relevant depositary bank or securities intermediary to execute and deliver a Control Agreement in form and substance reasonably satisfactory to the Collateral Trustee.
     SECTION 5.11.   Texas Genco Refinancing. On or prior to the fifth day after the Closing Date, (a) repurchase or otherwise retire all of the outstanding Existing Texas Genco Notes, (b) use the funds deposited in the Texas Genco Refinancing Escrow Account to repay in full all of the obligations under the Existing Texas Genco Credit Agreement (other than indemnification and other contingent obligations not yet due and payable) and (c) cause all commitments under the Existing Texas Genco Credit Agreement to be terminated, and all Liens or security interests securing the obligations under the Existing Texas Genco Credit Agreement to be terminated or released, in each case on terms reasonably satisfactory to the Administrative Agent. The Borrower shall not receive any funds from the Texas Genco Refinancing Escrow Account unless all of the obligations under the Existing Texas Genco Credit Agreement (other than indemnification and other contingent obligations not yet due and payable) are repaid and terminated in full and the other actions described in clauses (b) and (c) above have occurred.
ARTICLE VI.
Negative Covenants
     The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than indemnification and other contingent obligations in each case not then due and payable) shall have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full or reimbursement thereof shall have been cash-collateralized in an amount equal to 103% of the L/C Exposure as of such time and all Credit-Linked Deposits have been returned to the Funded L/C Lenders (or used to reimburse Funded L/C Disbursements or converted to Term Loans), the Borrower will not, nor will it cause or permit any of its Restricted Subsidiaries to:
     SECTION 6.01.   Indebtedness and Preferred Stock. Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, and the Borrower will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock except for:
     (a)   the incurrence by the Borrower (and the Guarantee thereof by the Subsidiary Guarantors) of the Indebtedness created (and the reimbursement obligations with respect to Letters of Credit issued) under the Loan Documents and any Revolver Refinancing Indebtedness;

     (b)   the incurrence by the Borrower and its Restricted Subsidiaries of the Existing Indebtedness;
     (c)   the incurrence by the Borrower and the Subsidiary Guarantors of Indebtedness represented by the Senior Notes issued on or prior to the Closing Date and the related Guarantees of the Subsidiary Guarantors thereof;
     (d)   the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Attributable Debt, Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement or lease of property (real or personal), plant or equipment used in the business of the Borrower or any of its Restricted Subsidiaries or incurred within 270 days after any of the foregoing, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (d), not to exceed $400,000,000 at any time outstanding;
     (e)   the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under clauses (b), (c), (d), (e), (k), (m), (p), (q), (r) or (s) of this Section 6.01;
     (f)   the incurrence by the Borrower and the Restricted Subsidiaries of unsecured intercompany Indebtedness; provided, however, that (A) if the Borrower or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Subsidiary that is a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Guaranteed Obligations hereunder (which subordination may be pursuant to an Affiliate Subordination Agreement or any other agreement containing terms with respect to the subordination of the obligations thereunder that are substantially the same as the Affiliate Subordination Agreement or are otherwise reasonably acceptable to the Administrative Agent, in each case, executed and delivered by both the applicable borrower and lender); and (B)(x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (f);
     (g)   the issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its other Restricted Subsidiaries of shares of preferred stock; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Borrower or a Restricted Subsidiary and (ii) any sale or other transfer of any such preferred stock to a Person that is not either the Borrower or a Restricted Subsidiary will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (g);
     (h)   the incurrence by the Borrower or any of its Restricted Subsidiaries of Commodity Hedging Obligations and Interest Rate/Currency Hedging Obligations;
     (i)   the Guarantee by (i) the Borrower or any of the Subsidiary Guarantors of Indebtedness of the Borrower or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 6.01 (other than clause (m) and (w)); (ii) any of the Excluded Project Subsidiaries of Indebtedness

of any other Excluded Project Subsidiary; (iii) any of the Excluded Foreign Subsidiaries of Indebtedness of any other Excluded Foreign Subsidiary and (iv) the Borrower of Permitted Itiquira Indebtedness; provided that such Guarantee of Permitted Itiquira Indebtedness matures or otherwise terminates within one year of the incurrence thereof; provided that, in each such case, if the Indebtedness being guaranteed is subordinated to the Guaranteed Obligations hereunder, then the Guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;
     (j)   the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;
     (k)   the Xcel Note;
     (l)   the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptance and performance and surety bonds provided by the Borrower or a Restricted Subsidiary in the ordinary course of business;
     (m)   the incurrence of Additional Non-Recourse Indebtedness by any Excluded Project Subsidiary;
     (n)   the incurrence of Indebtedness that may be deemed to arise as a result of agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or any similar obligations, in each case, incurred in connection with the acquisition or disposition of any business, assets or Equity Interests of any Subsidiary or any business, assets or Equity Interests acquired by the Borrower or any Restricted Subsidiary; provided that in the case of any such disposition the aggregate maximum liability associated with such provisions may not exceed the gross proceeds (including non-cash proceeds) of such disposition;
     (o)   the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness represented by letters of credit, guarantees of Indebtedness or other similar instruments to the extent (A) such instruments, including instruments supporting Commodity Hedging Obligations or Interest Rate/Currency Hedging Obligations, are cash collateralized and (B) the Borrower or such Restricted Subsidiary would not have been prohibited from expending the funds used to cash collateralize such instrument directly under the terms of this Agreement;
     (p)   the incurrence by the Borrower and/or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (p), not to exceed the sum of (i) $750,000,000 and (ii)(A) 50% of (1) the aggregate amount of all consideration paid or costs incurred in connection with the acquisition, expansion, upgrading or construction, after the Closing Date, of any assets of the Borrower and the Restricted Subsidiaries constituting Collateral (any such assets, “Basket Assets”) (excluding fuel and consumable inventory purchased in the ordinary course of business) minus (2) any Indebtedness incurred pursuant to Section 6.01(r) in respect of any such Basket Assets less (B) 50% of the consideration paid or costs incurred in respect of Basket Assets that are sold or otherwise disposed of by the Borrower and the Restricted Subsidiaries after the Closing Date to the extent the proceeds of such sale or other disposition are not actually applied in accordance with Section 2.13(b); provided that (x) the Borrower shall be in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness, with the covenants set forth in Sections 6.13 and 6.14, as if such Indebtedness had been incurred on the first day of the applicable Test Period; (y) no more than $375,000,000 (less the aggregate principal amount of any New Loan Commitments obtained pursuant to Section 2.25) in aggregate principal amount of Indebtedness incurred pursuant to this clause (p) may be secured by first priority and/or second priority Liens on the Collateral, and any such Liens must be granted in favor of the Collateral Trustee in the manner set forth in, and be otherwise subject to (and in compliance with), the Collateral Trust Agreement; and provided, further that in connection with the incurrence of Indebtedness secured by first priority Liens pursuant to this clause (p), the requirements of Section 9.19 shall have been satisfied to the extent applicable;
     (q)   the incurrence of Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition; provided that (i) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (ii) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary) except to the extent that such Guarantee is permitted to be incurred (and is so incurred) pursuant to clause (p) of this Section 6.01 and (iii)(A) the Equity Interests of such Person are pledged to the Administrative Agent to the extent required under Section 5.09 and (B) such Person executes a supplement to each of the Security Documents (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Section 5.09;
     (r)   the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness to finance a Permitted Acquisition; provided that (i) such Indebtedness is not guaranteed in any respect by any Restricted Subsidiary (other than any Person acquired (the “acquired Person”) as a result of such Permitted Acquisition) or by the Borrower except to the extent that such Guarantee is permitted to be incurred (and is so incurred) pursuant to clause (p) of this Section 6.01, and (ii)(A) the Borrower pledges the Equity Interests of such acquired Person to the Administrative Agent to the extent required under Section 5.09 and (B) such acquired Person executes a supplement to the Security Documents (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Section 5.09;
     (s)   the incurrence by the Borrower and/or any of its Restricted Subsidiaries of unsecured Indebtedness, in each case, (i) that does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change of control provisions requiring redemption or repurchase only if and to the extent permitted by this Agreement) prior to the date that is six months after the Term Loan Maturity Date, (ii) that is not exchangeable or convertible into Indebtedness of the Borrower (other than other Indebtedness permitted by this clause (s)) or any Restricted Subsidiary or any preferred stock or other Equity Interest and (iii) solely to the extent the Net Cash Proceeds thereof are used to prepay Term Loans pursuant to and to the extent required by Section 2.13(c);
     (t)   the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness consisting of (i) obligations to pay insurance premiums or (ii) take-or-pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedging Agreements;
     (u)   the issuance by any of the Excluded Subsidiaries of shares of preferred stock the proceeds of which are used solely to finance the development, construction or acquisition by such Subsidiary of fixed or capital assets useful in the conduct of the Permitted Business;

     (v)   the incurrence by the Borrower or any Restricted Subsidiary of Environmental CapEx Debt or Necessary CapEx Debt, in an aggregate principal amount not to exceed $200,000,000 at any time outstanding; provided that, prior to the incurrence of any such Environmental CapEx Debt or Necessary CapEx Debt, the Borrower shall deliver to the Administrative Agent an officers’ certificate designating such Indebtedness as Environmental CapEx Debt or Necessary CapEx Debt, as applicable;
     (w)   the incurrence of Permitted Itiquira Indebtedness; and
     (x)   the incurrence of Indebtedness under the Existing Texas Genco Credit Agreement and the Existing Texas Genco Notes; provided that such Indebtedness is repaid in full (other than indemnification and other contingent obligations not yet due and payable) pursuant to Section 5.11 hereof no later than five days after the Closing Date.
     SECTION 6.02.   Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.
     SECTION 6.03.   Limitation on Sale and Leaseback Transactions. Enter into any sale and leaseback transaction; provided that the Borrower or any Restricted Subsidiary may enter into a sale and leaseback transaction if (a) the Borrower or that Restricted Subsidiary, as applicable, could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under Section 6.01(d) hereof and (ii) incurred a Lien to secure such Indebtedness pursuant to the provisions of Section 6.02 hereof; (b) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is subject of that sale and leaseback transaction; and (c) if such sale and leaseback transaction constitutes an Asset Sale, the transfer of assets in that sale and leaseback transaction is permitted by Section 6.04, and the Borrower applies the proceeds of such transaction in compliance with Section 2.13(b), if and to the extent required thereby.
     SECTION 6.04.   Mergers, Consolidations and Sales of Assets. (a)(x) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or (y) sell, transfer, lease, issue or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower, except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Restricted Subsidiary may merge into or consolidate with any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and no Person other than the Borrower or a Restricted Subsidiary receives any consideration (provided that if any party to any such transaction is (A) a Loan Party, the surviving entity of such transaction shall be a Loan Party, (B) a Domestic Subsidiary, the surviving entity of such transaction shall be a Domestic Subsidiary and (C) a Core Collateral Subsidiary, the surviving entity shall be a Core Collateral Subsidiary), (iii) any merger or consolidation of a Restricted Subsidiary will be permitted in connection with an Investment permitted by Section 6.05(g), 6.05(j) or 6.05(l) and (iv) any Restricted Subsidiary (other than a Core Collateral Subsidiary) may liquidate or dissolve or, solely for purposes of reincorporating in a different jurisdiction, merge if the Borrower determines in good faith that such liquidation or dissolution or merger is in the best interests of the Borrower and could not reasonably be expected to result in a Material Adverse Effect.
     (b)   Consummate any Asset Sale (notwithstanding that it may be otherwise permitted under paragraph (a) above) (including a Sale of Collateral and a Sale of Core Collateral) unless (i) the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; (ii) other than in the case of a Permitted Asset Swap, at least 75% of the consideration received in the

Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash (for purposes of this provision, any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of the receipt of such securities, notes or other obligations, to the extent of the cash received in that conversion will be deemed to be cash); (iii) the Borrower shall apply the Net Cash Proceeds received therefrom in accordance with Section 2.13(b); (iv) any consideration in excess of $15,000,000 received by the Borrower or any Subsidiary Guarantor in connection with such Asset Sale pursuant to this paragraph (c) that is in the form of Indebtedness shall be pledged to the Collateral Agent pursuant to Section 5.09; (v) with respect to any such Asset Sale (or series of related Asset Sales) in an aggregate amount in excess of $50,000,000, the Borrower shall be in compliance, on a pro forma basis after giving effect to such Asset Sale, with the covenants set forth in Sections 6.13 and 6.14, as if such Asset Sale had occurred on the first day of the applicable Test Period; and (vi) after giving effect to any such Asset Sale, no Default or Event of Default shall have occurred and be continuing.
     (c)   In the case of the Borrower, at any time own, either directly or indirectly or through one or more Loan Parties, beneficially and of record, less than all of the Equity Interests in any Core Collateral Subsidiary.
     SECTION 6.05.   Limitation on Investments. Make any Investment except for:
     (a)   extensions of trade credit, asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
     (b)   Cash Equivalents;
     (c)   loans and advances to officers, directors and employees of the Borrower or any of its Restricted Subsidiaries (i) to finance the purchase of Capital Stock of the Borrower (provided that the amount of such loans and advances used to acquire such Capital Stock shall be contributed to the Borrower in cash as common equity), (ii) for reasonable and customary business related travel expenses, moving expenses and similar expenses, and (iii) for additional purposes not contemplated by subclause (i) or (ii) above in an aggregate principal amount at any time outstanding with respect to this clause (iii) not exceeding $5,000,000 in any fiscal year (with unused amounts in any such period being carried-forward to any succeeding fiscal year);
     (d)   Investments existing on the Closing Date and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the Closing Date;
     (e)   Investments in Hedging Obligations to the extent not prohibited by Section 6.01;
     (f)   Investments received in connection with the bankruptcy or reorganization of trade creditors, trade counterparties, suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers;
     (g)   Investments to the extent that payment for such Investments is made with Capital Stock of the Borrower;
     (h)   Investments in any Restricted Subsidiary, as valued at the Fair Market Value of such Investment at the time each such Investment is made, in an aggregate amount that, at the time such Investment is made, would not exceed the Retained Prepayment Amount at such time;

     (i)   Investments (including in the form of loans) in the Borrower or any Subsidiary Guarantor;
     (j)   Investments constituting Permitted Acquisitions;
     (k)   Investments made to repurchase or retire common stock of the Borrower owned by any employee stock ownership plan or key employee, directors and officers, or other stock ownership plans of the Borrower;
     (l)   (i) additional Investments (including Investments in Excluded Subsidiaries, Minority Investments and Unrestricted Subsidiaries) and (ii) Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, in each case as valued at the Fair Market Value of such Investment at the time each such Investment is made, (A) in an aggregate amount that, at the time such Investment is made, would not exceed the sum of (x) $500,000,000 plus (y) the Available Amount at such time plus (z) to the extent such amounts do not increase the Available Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made), and/or (B) in the case of Investments described in clause (ii) above only, in an aggregate amount that, at the time such Investment is made, would be permitted to be expended as a Capital Expenditure under Section 6.12, to the extent that (x) the applicable joint venture owns an interest in assets the addition of which would have been a Capital Expenditure if acquired or constructed, and owned, directly by the Borrower or a Restricted Subsidiary and (y) the ability of the Borrower and/or one or more Restricted Subsidiaries to receive cash flows attributable to its interest therein is not restricted by contract, Applicable Law or otherwise; provided, however, that in determining whether any Investments made in cash or Cash Equivalents would be permitted under this Section 6.05(l), the aggregate amount of such Investments made in cash or Cash Equivalents pursuant to clause (ii)(A)(x) above shall not exceed $300,000,000;
     (m)   Investments in any Excluded Subsidiary by another Excluded Subsidiary, other than any such Investments made with the proceeds of Non-Recourse Indebtedness; provided, however, that (i) Investments in an Excluded Subsidiary with the proceeds of Non-Recourse Indebtedness by another Excluded Subsidiary that is a direct or indirect parent of such Excluded Subsidiary shall be permitted and (ii) Investments in an Excluded Subsidiary with the proceeds of Non-Recourse Indebtedness by another Excluded Subsidiary that is formed solely for the purposes of incurring such Non-Recourse Indebtedness, that has no other assets other than de minimis assets and that has the same direct parent as such Excluded Subsidiary shall be permitted;
     (n)   the Acquisition Transactions;
     (o)   the contribution of any one or more of the Specified Facilities to a Restricted Subsidiary that is not a Loan Party;
     (p)   Investments that are received in consideration of the contribution by the Borrower or a Restricted Subsidiary of assets (other than cash, Cash Equivalents or Core Collateral), valued at the Fair Market Value of such Investment at the time such Investment is made, in an aggregate amount that, at the time such Investment is made, would not exceed the Fair Market Value of the sum of (i) all Capital Stock of the Borrower paid as consideration in connection with a Permitted Acquisition (valued at the time of consummation of such Permitted Acquisition) consummated after the Closing Date and on or prior to the date of such Investment so long as all Equity Interests and other assets that were acquired by the Borrower or a Restricted Subsidiary through such Permitted Acquisition have been pledged to the Collateral Agent to the extent required under Section 5.09 (provided that such acquired assets shall not be become Excluded Assets pursuant to clauses (viii) or (xiii) of the definition thereof) and (ii) all assets that (A) were contributed, without consideration, by an Excluded Subsidiary to the Borrower or a Subsidiary Guarantor after the Closing Date (valued at the time of such contribution) or (B) were owned at the time by an Excluded Subsidiary that became a Subsidiary Guarantor after the Closing Date and that have been pledged to the Collateral Agent (valued at the time of such guarantee); provided that any amounts specified to in clauses (i) and (ii) above shall not be used to increase any amounts set forth in the other clauses of this Section 6.05;
     (q)   (i) Investments permitted under Section 6.06 and (ii) Guarantees permitted under Section 6.01; and
     (r)   Investments pursuant to transactions described Section 6.08(b)(xiv).
     SECTION 6.06.   Limitation on Dividends. Declare or pay any dividends (other than dividends payable solely in its Capital Stock) or return any capital to its shareholders or make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock or the Capital Stock of any direct or indirect parent of the Borrower now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its Capital Stock), or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 6.05 (except for any such Investment involving the purchase of Capital Stock of the Borrower from shareholders of the Borrower) any shares of any class of the Capital Stock of the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its Capital Stock) (all of the foregoing “Dividends”); provided that so long as no Default or Event of Default exists or would exist after giving effect thereto:
     (a)   the Borrower may redeem in whole or in part any of its Capital Stock for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock; provided that such other class of Capital Stock contains terms and provisions at least as advantageous to the Lenders in all material respects as those contained in the Capital Stock redeemed thereby;
     (b)   the Borrower may repurchase shares of its Capital Stock (or any options or warrants or stock appreciation rights issued with respect to any of its Capital Stock) held by current or former officers, directors and employees of the Borrower and its Subsidiaries in an aggregate amount not to exceed (i) $10,000,000 in any fiscal year and (ii) $50,000,000 in the aggregate, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements, employment agreements or shareholder agreements or termination agreements;
     (c)   in addition to clause (d) below, the Borrower may declare and make distributions on its Capital Stock at any time; provided that the aggregate amount of such distributions paid by the Borrower pursuant to this clause (c) shall not exceed the Available Amount at the time of such Dividend;
     (d)   in addition to clause (c) above, the Borrower (i) may declare and make distributions on its Preferred Stock pursuant to the terms of such Preferred Stock (as in effect on the Closing Date), (ii) may redeem in whole or in part any of its Preferred Stock with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock (other than Disqualified Stock) and (iii) may redeem in whole or in part any of its Sponsor Preferred Stock with the Net Cash Proceeds from Asset Sales but only to the extent such Net Cash Proceeds were first offered to and declined by Term Lenders in accordance with the provisions of Section 2.13(e) and (f) and not otherwise used for purposes set forth in the definition of “Retained Prepayment Amount”;

     (e)   any Restricted Subsidiary may pay any dividend (or, in the case of any partnership or limited liability company, any similar distribution) to (i) any Loan Party or (ii) the holders of its Equity Interests on a pro rata basis;
     (f)   the Borrower may make payments to holders of the Borrower’s Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;
     (g)   the Borrower may enter into transactions for the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Capital Stock of the Borrower pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this covenant (all as determined in good faith by the Board of Directors of the Borrower); and
     (h)   the Borrower and/or any of its Subsidiaries may enter into transactions for the purchase, redemption, acquisition, cancellation or other retirement of preferred stock of Itiquira to effectuate the Itiquira Refinancing.
     SECTION 6.07.   Limitations on Debt Payments; Restrictive Agreements. (a) Make any distribution, whether in cash, property, securities or a combination thereof, other than regularly scheduled payments of principal, fees and interest as and when due (to the extent not prohibited by applicable subordination provisions and whether or not such regularly scheduled payments may at the obligor’s option be paid in kind or in other securities), in respect of, or pay, or offer or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, any Indebtedness (other than intercompany Indebtedness of the Borrower and the Subsidiaries), except (i) the payment of the Indebtedness created hereunder, (ii) the incurrence of Indebtedness under Section 6.01 which refinances other Indebtedness that was incurred under Section 6.01, (iii) the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of, or a Recovery Event with respect to, the property or assets securing such Indebtedness, (iv) the payment of Non-Recourse Indebtedness or Indebtedness permitted by Section 6.01(q) of an Excluded Subsidiary with internally generated cash flow of such Excluded Subsidiary, (v) any such payment or distribution in an aggregate amount not in excess of the Available Amount at the time of such payment or distribution, (vi) the payment of Indebtedness in connection with the Acquisition Transactions, (vii) the payment of Indebtedness pursuant to Section 5.11 and (viii) any such payment or distribution in an aggregate amount not in excess of the Retained Prepayment Amount at the time of such payment or distribution.
     (b)   Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any Restricted Subsidiary other than an Excluded Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Secured Parties securing the Guaranteed Obligations (it being understood that any agreement that contains general prohibitions or restrictions on the existence of Liens but expressly permits Liens in favor of the Secured Parties securing the Guaranteed Obligations shall not be prohibited or otherwise limited by the covenant contained in this Section 6.07(b)); provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or asset pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iii) restrictions and conditions imposed on any Restricted Subsidiary that is not a Loan Party by the terms of any Indebtedness of such Restricted Subsidiary not prohibited from being incurred hereunder if such restrictions and conditions apply only to the property and assets of such Restricted Subsidiary and such property or assets constitute Excluded Assets, (iv) restrictions or conditions existing on the Closing Date, but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition in any material respect, (v) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and such property or assets constitute Excluded Assets, (vi) restrictions or conditions imposed by any agreement relating to any Indebtedness incurred by a Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Borrower or another Restricted Subsidiary if such conditions or restrictions relate only to the property or assets of such Restricted Subsidiary and its subsidiaries (provided that such restriction or condition is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary), but shall apply to any extension or renewal thereof, or any amendment or modification thereto only if it does not expand the scope of any such restriction or condition in any material respect, (viii) restrictions in connection with sale and leaseback transactions permitted by Section 6.03, but only with respect to the assets subject to such transactions; (ix) customary provisions in joint venture, stockholder, membership, limited liability company or partnership agreements or organizational documents relating to joint ventures or partnerships or owners, participation, shared facility or other similar agreements relating to Project Interests and (x) customary provisions in leases and other contracts restricting the assignment thereof (whether for collateral purposes or otherwise).
          (c)   Directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than an Excluded Subsidiary) to (i) pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries; (ii) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries. The restrictions in this Section 6.07(c) will not apply to encumbrances or restrictions existing under or by reason of:
          (A) agreements governing Existing Indebtedness and the Senior Notes as in effect on the Closing Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date;
          (B) any Loan Document and the loan documentation with respect to any Revolver Refinancing Indebtedness (provided that such restrictions and conditions, when taken as a whole, are the same in all material respects as (or less restrictive than) those contained herein);
          (C) applicable law, rule, regulation or order;
          (D) customary non-assignment provisions in contracts, agreements, leases, permits and licenses;
          (E) purchase money obligations for property acquired and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of this Section 6.07(c);
          (F) any agreement for the sale or other disposition of the stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

          (G) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
          (H) Liens permitted to be incurred under the provisions of Section 6.02 that limit the right of the debtor to dispose of the assets subject to such Liens;
          (I) provisions limiting the disposition or distribution of assets or property in joint venture agreements, ownership, participation, shareholders, partnership or limited liability company agreements relating to Project Interests, asset sale agreements, sale-leaseback agreements, stock sale agreements, agreements governing Non-Recourse Indebtedness and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;
          (J) restrictions on cash or other deposits or net worth or other similar requirements imposed by customers under contracts entered into in connection with a Permitted Business;
          (K) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which the Borrower or any Restricted Subsidiary is a party entered into in connection with a Permitted Business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of that agreement, the payment rights arising thereunder and/or the proceeds thereof and not of any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;
          (L) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;
          (M) Indebtedness of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower;
          (N) with respect to clause (iii) of this Section 6.07(c) only, restrictions encumbering property at the time such property was acquired by the Borrower or any of its Restricted Subsidiaries, so long as such restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition; and
          (O) any encumbrance or restriction of the type referred to in clauses (i), (ii) or (iii) of this Section 6.07(c) (except to the extent that any of clauses (A) through (N) of this Section 6.07(c) refers or applies only to certain of such clauses (i), (ii) or (iii), and, in such case, only to such applicable clause), imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (N) of this Section 6.07(c); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, when taken as a whole, in the good faith judgment of the Chief Financial Officer of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
     SECTION 6.08.   Transactions with Affiliates. (a) Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”), unless (i) the Affiliate Transaction is on terms that are no less favorable to the Borrower (as reasonably determined by the Borrower) or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and (ii) the Borrower delivers to the Administrative Agent (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50,000,000, a resolution of the Board of Directors of the Borrower attached to an officers’ certificate certifying that such Affiliate Transaction complies with clause (i) of this Section and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors; and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100,000,000, an opinion as to the fairness to the Borrower or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
     (b)   The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of this Section:
          (i) any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors of the Borrower in good faith;
          (ii) transactions between or among the Loan Parties;
          (iii) transactions between or among Excluded Subsidiaries;
          (iv) payment of reasonable fees and other compensation to directors who are not otherwise Affiliates of the Borrower;
          (v) any issuance of Equity Interests (other than Disqualified Stock) of the Borrower or its Restricted Subsidiaries to Affiliates of the Borrower;
          (vi) Investments or Dividends that do not violate Section 6.05 or 6.06 hereof;
          (vii) any agreement in effect as of the Closing Date or any amendment thereto or replacement thereof and any transaction contemplated thereby or permitted thereunder, so long as any such amendment or replacement agreement taken as a whole is not more disadvantageous to the Lenders than the original agreement as in effect on the Closing Date;
          (viii) payments or advances to employees or consultants that are incurred in the ordinary course of business or that are approved by the Board of Directors of the Borrower in good faith;
          (ix) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not otherwise more disadvantageous to the Lenders than such existing agreement in any material respect;
          (x) transactions permitted by, and complying with, the provisions of Section 6.04(a);
          (xi) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case, in the ordinary course of business (including pursuant to joint venture agreements) and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Borrower or the senior management thereof, or are on terms not materially less favorable taken as a whole as might reasonably have been obtained at such time from an unaffiliated party;
          (xii) any repurchase, redemption or other retirement of Capital Stock of the Borrower held by employees of the Borrower or any of its Subsidiaries at a price not in excess of the Fair Market Value thereof;
          (xiii) the Acquisition Transactions and the payment of Indebtedness pursuant to Section 5.11;
          (xiv) back-to-back transactions between NRG Power Marketing and any Restricted Subsidiary entered into in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are on substantially the same terms as a corresponding transaction between NRG Power Marketing and an unaffiliated third party;
          (xv) transactions relating to administrative services between the Borrower and its Restricted Subsidiaries;
          (xvi) the Guarantee of Permitted Itiquira Indebtedness to the extent permitted by Section 6.01(i); and
          (xvii) any agreement to do any of the foregoing.
     SECTION 6.09.   Business Activities. Fundamentally and substantively alter the character of the business of the Borrower and its Subsidiaries, taken as a whole, from the Permitted Business.
     SECTION 6.10.   Other Indebtedness and Agreements. Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Borrower or any of the Subsidiaries (other than in respect of any Specified Hedging Agreement and Material Indebtedness between the Borrower and its Subsidiaries or between Subsidiaries) is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner materially adverse to the Borrower and the Subsidiaries, taken as a whole, or the Lenders.
     SECTION 6.11.   Designation of Restricted and Unrestricted Subsidiaries and Excluded Subsidiaries. (a) The Board of Directors of the Borrower may designate any Restricted Subsidiary (other than any Subsidiary constituting or owning Core Collateral) to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary (other than an Excluded Subsidiary that becomes an Excluded Subsidiary after the Closing Date) is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Investments under Sections 6.05(h) (if applicable), 6.05(l) or 6.05(p). Such designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Borrower may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default or Event of Default.
     (b)   The Board of Directors of the Borrower may designate any Subsidiary Guarantor (other than any Subsidiary constituting or owning Core Collateral) to be an Excluded Subsidiary if that designation would not cause a Default or Event of Default. If a Subsidiary Guarantor is designated as an Excluded Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary Guarantor designated as an Excluded Subsidiary will be deemed to be an Investment made as of the time of the designation and, except with respect to Investments constituting Specified Facilities, will reduce the amount available for Investments under Sections 6.05(l) or 6.05(p). Such designation will only be permitted if the Investment would be permitted at that time and if the Excluded Subsidiary otherwise meets the definition of an Excluded Subsidiary.
     SECTION 6.12.   Capital Expenditures. Permit the aggregate amount of Capital Expenditures (including any Investments made pursuant to Section 6.05(l)(ii)(B)) made by the Borrower and the Restricted Subsidiaries in any fiscal year to exceed $450,000,000 (such amount, the “Permitted Capital Expenditure Amount”); provided that, notwithstanding the foregoing, additional Capital Expenditures may be made at any time in an aggregate amount not to exceed the sum of (a) the Available Amount at the time of such Capital Expenditure and (b) the Retained Prepayments Amount at the time of such Capital Expenditure. To the extent that Capital Expenditures made by the Borrower and the Restricted Subsidiaries during any fiscal year (including any Investments made pursuant to Section 6.05(l)(ii)(B)) are less than the Permitted Capital Expenditure Amount for such fiscal year, 100% of such unused amount may be carried forward to the next immediately succeeding fiscal year and utilized to make Capital Expenditures in such succeeding fiscal year in the event the Permitted Capital Expenditure Amount set forth above for such succeeding fiscal year has been used.
     SECTION 6.13.   Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of any Test Period ending during any period set forth below to be less than the ratio set forth opposite such period below:

Period	Ratio
Closing Date to December 31, 2006	1.500:1.000
January 1, 2007 to December 31, 2007	1.625:1.000
Thereafter	1.750:1.000
     SECTION 6.14.   Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any Test Period ending during any period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
Closing Date to December 31, 2006	6.50:1.00
January 1, 2007 to December 31, 2007	6.25:1.00
Thereafter	6.00:1.00
     SECTION 6.15.   Fiscal Year. With respect to the Borrower, change its fiscal year-end to a date other than December 31.
ARTICLE VII.
Events of Default
     In case of the happening of any of the following events (“Events of Default”):
     (a)   any representation or warranty made or deemed made in or in connection with any Loan Document (other than those specified in clause (l) below) or the Borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document by any Loan Party, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (b)   default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
     (c)   default shall be made in the payment of any interest on any Loan or L/C Disbursement or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;
     (d)   default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05, 5.08 or 5.11 or in Article VI;
     (e)   default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) above or clause (l) below) and such default shall continue unremedied for a period of 45 days after notice thereof from the Administrative Agent, the Collateral Agent, a Collateral Trustee or any Lender to the Borrower;
     (f)   the Borrower or any Restricted Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (B) Designated Non-Recourse Indebtedness and (C) any other Non-Recourse Indebtedness of the Borrower and the Restricted Subsidiaries (except to the extent that the Borrower or any of the Restricted Subsidiaries that are not parties to such Non-Recourse Indebtedness becomes directly or indirectly liable, including pursuant to any contingent obligation, for any Indebtedness for borrowed money thereunder and such liability, individually or in the aggregate, exceeds $75,000,000);
     (g)   a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Borrower or any of its Restricted Subsidiaries (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries) that, taken together, would constitute a Significant Subsidiary in an involuntary case; (ii) appoints a custodian of the Borrower or any of its Restricted Subsidiaries (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries) that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Borrower or any of its Restricted Subsidiaries (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries) that, taken together, would constitute a Significant Subsidiary; or (iii) orders the liquidation of the Borrower or any of its Restricted Subsidiaries (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries) that, taken together, would constitute a Significant Subsidiary; and, in each of clauses (i), (ii) or (iii), the order or decree remains unstayed and in effect for 60 consecutive days;
     (h)   the Borrower or any of its Restricted Subsidiaries (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries) that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) generally is not paying its debts as they become due;
     (i)   one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (excluding therefrom any amount covered by insurance) shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of its Restricted Subsidiaries to enforce any such judgment;
     (j)   an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $75,000,000; provided, however, that the parties acknowledge and agree that that certain Irrevocable Standby Letter of Credit (or any renewal, extension or replacement thereof that does not increase the face amount thereof) issued by the Sumitomo Mitsui Banking Corporation in favor of the Benefits Committee of the Texas Genco Retirement Plan, dated as of June 28, 2005, for an amount not exceeding $54,900,000, shall not be deemed to be a liability for purposes of determining whether the $75,000,000 threshold set in this clause (j) of Article VII is exceeded (but that any other letter of credit or other security provided pursuant to Section 401(a)(29) of the Tax Code that constitutes an ERISA Event shall be deemed to be a liability for purposes of this Article VII);
     (k)   except as permitted by this Agreement or as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Loan Documents, any Guarantee by a Significant Subsidiary (or group of Subsidiaries that taken as a whole would be deemed a Significant Subsidiary) under the Guarantee and Collateral Agreement shall be held by a final decision issued in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary shall deny or disaffirm in writing its or their obligations under its or their Guarantee(s) under the Guarantee and Collateral Agreement;
     (l)   material breach by the Borrower or any of its Restricted Subsidiaries of any material representation or warranty or covenant, condition or agreement in the Security Documents, the repudiation by the Borrower or any of its Restricted Subsidiaries of any of its material obligations under any of the Security Documents or the unenforceability of any of the Security Documents against the Borrower or any of its Restricted Subsidiaries for any reason with respect to Collateral having an aggregate Fair Market Value of $50,000,000 or more in the aggregate; or
     (m)   there shall have occurred a Change in Control;
     then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event either or both of the following actions may be taken: (i) the Administrative Agent may with the consent of the Majority Revolving Credit Lenders, and at the request of the Majority Revolving Credit Lenders shall, by notice to the Borrower, terminate forthwith the Revolving Credit Commitments and the Swingline Commitment and (ii) the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity; and in any event with respect to an event in respect of the Borrower described in paragraph (g) or (h) above, the Revolving Credit Commitments and the Swingline Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity.
     Without limitation of, and after giving effect to, Section 6.7 of the Guarantee and Collateral Agreement, Section 5.4 of the Texas Genco Security Agreement and Section 3.4 of the applicable Collateral Trust Agreement, all proceeds received by the Administrative Agent or the Collateral Agent, as the case may be, either from the applicable Collateral Trustee or any other Person in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Security Document shall be held by the Administrative Agent or the Collateral Agent as Collateral for, and applied in full or in part by the Administrative Agent or the Collateral Agent against, the applicable Guaranteed Obligations hereunder then due and owing in the following order of priority: first, to the ratable payment of (a) all costs and expenses of such sale, collection or other realization, including reasonable and documented fees, costs and expenses of the Agents and their agents and counsel, and all other expenses, liabilities and advances made or incurred by the Agents in connection therewith, and all amounts in each case for which such Agents are entitled to payment, reimbursement or indemnification under the Loan Documents (in their capacity as such), and to the payment of all costs and expenses paid or incurred by the Agents in connection with the exercise of any right or remedy under the Loan Documents, all in accordance with the terms of the Loan Documents, (b) any principal and interest owed to the Administrative Agent in respect of outstanding Revolving Loans advanced on behalf of any Lender by the Administrative Agent for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, (c) any principal and interest owed to the Swingline Lender in respect of outstanding Swingline Loans that have not been repaid and (d) any amounts owed to any Issuing Bank under a Letter of Credit issued by it for which it has not then been reimbursed by any Lender or the Borrower; second, to the extent of any excess proceeds, to the payment of all other Guaranteed Obligations hereunder for the ratable benefit of the holders thereof; and third, to the extent of any excess proceeds, to the payment to or upon the order of the applicable Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
Notwithstanding anything to the contrary contained in this Article VII, in the event that the Borrower fails to comply with the requirements of Sections 6.13 or 6.14, until the expiration of the 10th day subsequent to the date the certificate calculating such compliance is required to be delivered pursuant to Section 5.04(c), the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right compliance with Sections 6.13 and 6.14 shall be recalculated giving effect to the following pro forma adjustments:
(i) Consolidated EBITDA shall be increased, solely for the purpose of measuring compliance with Sections 6.13 and 6.14 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and
(ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of Sections 6.13 and 6.14, the Borrower shall be deemed to have satisfied the requirements of Sections 6.13 and 6.14 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Sections 6.13 and 6.14 that had occurred shall be deemed cured for the purposes of this Agreement.
Notwithstanding anything herein to the contrary, (a) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised, (b) in each eight-fiscal-quarter period, there shall be a period of at least four consecutive fiscal quarters during which the Cure Right is not exercised and (c) the Cure Amount shall be no greater than the amount required for purposes of complying with Sections 6.13 and 6.14 as of the relevant date of determination.
ARTICLE VIII.
The Agents and the Arrangers
     Each of the Lenders and the Issuing Bank hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized by the Lenders to execute any and all documents (including releases and the Collateral Trust Agreement) with respect to the Collateral and the rights of the Secured Parties with respect thereto, and to appoint the NRG Collateral Trustee and the Texas Genco Collateral Trustee as their agents in respect of the applicable Collateral Trust Agreement and the other Security Documents, in each case as contemplated by and in accordance with the provisions of this Agreement and the Security Documents. Each Collateral Trustee is hereby expressly authorized and directed by the Lenders to execute their respective Collateral Trust Agreement and the other Security Documents (and any other documents contemplated thereby), in each case, on the Closing Date. Each of the Lenders and the Issuing Bank hereby agrees to be bound by the priority of the security interests and allocation of the benefits of the Collateral and proceeds thereof set forth in the Security Documents. In addition, each of the Lenders acknowledges the Credit Agreement Parallel Debt (as defined in the NRG Collateral Trust Agreement) that has been created in the NRG Collateral Trust Agreement in favor of the NRG Collateral Trustee.
     Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or any Affiliate thereof as if it were not an Agent hereunder.
     No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as any Agent or any of its Affiliates in any capacity. The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), in each case, in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
     Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related

Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
     Subject to the appointment and acceptance of a successor Agent as provided below, each Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation of the Administrative Agent or the Collateral Agent, the Required Lenders shall have the right to appoint a successor, subject to the Borrower’s approval (not to be unreasonably withheld or delayed) so long as no Default or Event of Default shall have occurred and be continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.
     Each of the Syndication Agent, each Co-Documentation Agent and each Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement or any other Loan Document.
     Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Arrangers, the Syndication Agent, the Co-Documentation Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Arrangers, the Syndication Agent, the Co-Documentation Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
     To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE IX.
Miscellaneous
SECTION 9.01.   Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(a)   if to the Borrower, to it at NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540, Attention of Treasurer, Chief Financial Officer and General Counsel (Fax No. (609) 524-4501);
(b)   if to the Administrative Agent or the Collateral Agent, to Morgan Stanley Senior Funding, Inc., One Pierrepont Plaza, 7th Floor, 300 Cadman Plaza West, Brooklyn, NY 11201, Attention of Lisa Malone (Fax No. (212) 507-3558); and
(c)   if to a Lender, to it at its address (or fax number) set forth in the Lender Addendum or the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.
SECTION 9.02.   Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the Credit-Linked Deposits and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect (but such representations and warranties shall be deemed made by the Borrower only at such times and as of such dates as set forth in Section 4.01(b)) as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable (other than indemnification and other contingent obligations that are not then due and payable) under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit or Credit-Linked Deposit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20, 2.21 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the return, application or conversion of the Credit-Linked Deposits, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender, the Deposit Bank or the Issuing Bank.
SECTION 9.03.   Binding Effect. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

     SECTION 9.04.   Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
     (b)   Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans or Credit-Linked Deposits at the time owing to it); provided, however, that (i)(x) except in the case of an assignment of a Term Loan or a Credit-Linked Deposit to a Lender or an Affiliate or Related Fund of a Lender, the Administrative Agent (and, in the case of any assignment of a Revolving Credit Commitment, the Issuing Bank, the Swingline Lender and the Borrower) must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower shall not be required to any such assignment (1) during the continuance of any Event of Default, (2) during the initial syndication of the Loans and the Commitments or (3) to a Lender or an Affiliate or Related Fund of a Lender) and (y) except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender, the amount of the Commitment, Loan or Credit-Linked Deposit of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (A) $2,500,000 in the case of any assignment of a Revolving Credit Commitment or (B) $1,000,000 in the case of any assignment of a Term Loan or a Credit-Linked Deposit (or, in each case, if less, the entire remaining amount of such Lender’s Commitment, Loans or Credit-Linked Deposits, as the case may be), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (x) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent, which shall initially be the settlement system of ClearPar, LLC, or (y) manually executed and delivered) and (iii) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire. No Lender is permitted to assign all or any portion of its interests, rights or obligations under this Agreement (including all or a portion of its Commitment and the Loans or Credit-Linked Deposits at any time owing to it) except as specifically set forth in the immediately preceding sentence and any purported assignment not in conformity therewith shall be null and void. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and obligations of Sections 2.14, 2.16, 2.20, 2.21 and 9.05, as well as to any Fees accrued for its account and not yet paid). Without the consent of the Borrower (which consent shall not be unreasonably withheld) and the Administrative Agent, the Credit-Linked Deposit of any Funded L/C Lender shall not be released in connection with any assignment by such Funded L/C Lender, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Section 2.23(d) to satisfy such assignee’s obligations in respect of Funded L/C Disbursements. Notwithstanding the foregoing, an assignment by a Lender to one of its Affiliates or Related Funds will be effective, valid, legal and binding without regard to whether the assignor has delivered an Assignment and Acceptance or Administrative Questionnaire to the Administrative Agent (and the acceptance and recordation thereof under paragraph (e) of this Section shall not be required); provided that the Administrative Agent and the Borrower shall be entitled to deal solely with the assignor unless and until the date that an Assignment and Acceptance and Administrative Questionnaire have been delivered to the Administrative Agent with respect to the applicable assignee.
     (c)   By executing and delivering (to the Administrative Agent or the assigning Lender in the case of an assignment by a Lender to one of its Affiliates or Related Funds pursuant to the last sentence of paragraph (b) of this Section) an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans and Credit-Linked Deposits and participations in Funded Letters of Credit, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agent, either Co-Documentation Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (d)   The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and one or more registers for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In the case of any assignment made in accordance with the last sentence of paragraph (b) of this Section that is not reflected in the Register, the assigning Lender shall maintain a comparable register reflecting such assignment.
     (e)   Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and, if required, the written consent of the Swingline Lender, the Issuing Bank and the Administrative Agent to such assignment, the Administrative

Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders, the Issuing Bank, the Swingline Lender and the Borrower. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e). Notwithstanding the foregoing, an assignment by a Lender to an Affiliate or Related Fund pursuant to the last sentence of paragraph (b) of this Section shall not be required to be recorded in the Register to be effective; provided that (i) such assignment is recorded in a comparable register maintained by the assignor as provided in paragraph (b) of this Section and (ii) the Administrative Agent and the Borrower shall be entitled to deal solely and directly with the assignor unless and until the date that an Assignment and Acceptance and Administrative Questionnaire have been delivered to the Administrative Agent with respect to the applicable assignee.
     (f)   Each Lender may without the consent of the Borrower, the Swingline Lender, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and Credit-Linked Deposits and participations in Funded Letters of Credit owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions and related obligations contained in Sections 2.14, 2.16, 2.20 and 2.21 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or the Credit-Linked Deposits, increasing or extending the Commitments or releasing any Subsidiary Guarantor or all or substantially all of the Collateral).
     (g)   Any Lender or participant may, in connection with any assignment, pledge or participation or proposed assignment, pledge or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.
     (h)   Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender, and, in the case of any Lender that is a fund that invests in bank loans, such Lender may collaterally assign all or any portion of its rights under this Agreement to any holder of, trustee for, or other representative of any holders of, obligations owed or securities issued by such fund as security for such obligations or securities; provided that no such assignment described in this clause (h) shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
     (i)   Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
     (j)   No Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.
     SECTION 9.05.   Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, the Issuing Bank, the Deposit Bank and the Swingline Lender, including the reasonable fees, charges and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent and the Collateral Agent, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated); provided that the Borrower shall not be responsible for the reasonable fees, charges and disbursements of more than one separate law firm (in addition to one local counsel per relevant jurisdiction or special counsel, including special workout or regulatory counsel) pursuant to its obligations under this sentence only. The Borrower also agrees to pay all documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, the Issuing Bank, the Deposit Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans or Credit-Linked Deposits made or Letters of Credit issued hereunder, including the fees, charges and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel (including special workout counsel) for the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers, the Issuing Bank, the Deposit Bank or any Lender.
     (b)   The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, each Lender, the Issuing Bank, the

Deposit Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or Credit-Linked Deposits or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials, or any non-compliance with Environmental Law, on any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
     (c)   To the extent that the Borrower fails to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, the Issuing Bank, the Deposit Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, the Issuing Bank, the Deposit Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, the Issuing Bank, the Deposit Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and Credit-Linked Deposits and unused Commitments at the time.
     (d)   To the extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, Credit-Linked Deposit or Letter of Credit or the use of the proceeds thereof.
     (e)   The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the return, application or conversion of any of the Credit-Linked Deposits, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, any Lender, the Deposit Bank or the Issuing Bank. All amounts due under this Section 9.05 shall be payable promptly upon written demand therefor.
     SECTION 9.06.   Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this

Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 9.07.   Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 9.08.   Waivers; Amendment; Replacement of Non-Consenting Lenders. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender, the Deposit Bank or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank, the Deposit Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
     (b)   Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease or forgive the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement or extend the date on which the Credit-Linked Deposits are required to be returned in full, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, Credit-Linked Deposit or L/C Disbursement, without the prior written consent of each Lender directly affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Sections 2.02, 2.09 and 2.18 requiring ratable distribution or sharing or ratable funding, the provisions of Section 9.04(j), the provisions of this Section or the definition of the term “Required Lenders” or release any Subsidiary Guarantor, except in connection with a release expressly permitted under the Loan Documents, without the prior written consent of each Lender, (iv) amend or modify the definition of the term “Majority Revolving Credit Lenders” without the prior written consent of each Revolving Credit Lender, (v) except upon payment in full of the Guaranteed Obligations hereunder (except for contingent obligations or indemnities not yet accrued as of such time), release all or substantially all of the Collateral, except in connection with a disposition expressly permitted under the Loan Documents, without the prior written consent of each Lender, (vi) change the provisions of any

Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans or Credit-Linked Deposits of one Class differently from the rights of Lenders holding Loans or Credit-Linked Deposits of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans, Credit-Linked Deposits and unused Commitments of each adversely affected Class, (vii) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC or (viii) waive, amend or modify the definition of “Net Cash Proceeds” and the mandatory prepayment requirements of Section 2.13, in each case to the extent such provisions relate to a Sale of Core Collateral, without the prior written consent of the Supermajority Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank, the Deposit Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank, the Deposit Bank or the Swingline Lender, as applicable.
     (c)   Each Lender grants (i) to the Administrative Agent the right (with the prior written consent of the Borrower) to purchase all, or all of any Class, of such Lender’s Commitments and Loans owing to it and any related promissory notes held by it and all its rights and obligations hereunder and under the other Loan Documents and (ii) to the Borrower the right to cause an assignment of all, or all of any Class, of such Lender’s Commitments and Loans owing to it and any related promissory notes held by it and all its rights and obligations hereunder and under the other Loan Documents to one or more eligible assignees pursuant to Section 9.04, which right may be exercised by the Administrative Agent or the Borrower, as the case may be, if such Lender (a “Non-Consenting Lender”) refuses to execute any amendment, modification, termination, waiver or consent which requires the written consent of Lenders other than the Required Lenders and to which the Required Lenders and the Borrower have otherwise agreed; provided that such Non-Consenting Lender shall receive in connection with such purchase or assignment, payment equal to the aggregate amount of outstanding Loans owed to such Lender, together with all accrued and unpaid interest, fees and other amounts (other than indemnification and other contingent obligations not yet due and payable) owed to such Lender under the Loan Documents at such time; and provided, further, that any such assignee shall agree to such amendment, modification, termination, waiver or consent. Each Lender agrees that if the Administrative Agent or the Borrower, as the case may be, exercises its option under this paragraph it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.04. The Borrower shall be entitled (but not obligated) to execute and deliver such agreements and documentation on behalf of such Non-Consenting Lender and any such agreements or documentation so executed by the Borrower shall be effective for all purposes of documenting an assignment pursuant to Section 9.04.
     SECTION 9.09.   Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Credit-Linked Deposit or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

     SECTION 9.10.   Entire Agreement. This Agreement, the Commitment Letter, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
     SECTION 9.11.   WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
     SECTION 9.12.   Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 9.13.   Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement or of a Lender Addendum by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
     SECTION 9.14.   Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     SECTION 9.15.   Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.
     (b)   The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.16.   Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Deposit Bank, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all financial statements, certificates, reports, agreements and other information received from the Borrower or its Subsidiaries and related to the Borrower or its business, other than any such financial statements, certificates, reports, agreements and other information that was available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information. Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, each of the parties hereto agrees that each other party hereto (and each of its employees, representatives or agents) are permitted to disclose to any Persons, without limitation, the tax treatment and tax structure of the Loans and the other transactions contemplated by the Loan Documents and all materials of any kind (including opinions and tax analyses) that are provided to the Loan Parties, the Lenders, the Arrangers or any Agent related to such tax treatment and tax aspects. To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information or any other term or detail not related to the tax treatment or tax aspects of the Loans or the transactions contemplated by the Loan Documents.
     SECTION 9.17.   Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.
     SECTION 9.18.   Lien Sharing and Priority Confirmation. Each of the Administrative Agent, the Collateral Agent, the Deposit Bank, the Issuing Bank and the Lenders agrees that:
     (a)   all First Lien Obligations (as defined in the Texas Genco Collateral Trust Agreement) will be and are secured equally and ratably by all First Liens (as defined in the Texas Genco Collateral Trust Agreement) at any time granted by Texas Genco or any other Pledgor (as defined in the Texas Genco Collateral Trust Agreement) to secure any Obligations (as defined in the Texas Genco Collateral Trust Agreement) in respect of such Series of First Lien Debt (as defined in the Texas Genco Collateral Trust Agreement), whether or not upon property otherwise constituting collateral for such Series of First Lien Debt, and that all such First Liens will be enforceable by the Texas Genco Collateral Trustee for the benefit of all holders of First Lien Obligations equally and ratably;
     (b)   the holders of Obligations in respect of such Series of First Lien Debt are bound by the provisions of the Texas Genco Collateral Trust Agreement, including the provisions relating to the ranking of First Liens and the order of application of proceeds from enforcement of First Liens; and
     (c)   it hereby consents to and directs the Texas Genco Collateral Trustee to perform its obligations under the Texas Genco Collateral Trust Agreement and the other Security Documents (as defined in the Texas Genco Collateral Trust Agreement).
     SECTION 9.19.   Mortgage Modifications. As a condition precedent to the Borrower’s incurrence of additional Indebtedness pursuant to Sections 2.25 and to the extent applicable additional Indebtedness secured by a first priority Lien pursuant to Section 6.01(p) as provided for herein, the Borrower shall satisfy the following requirements:
     (a)   the Subsidiary Guarantors shall enter into, and deliver to the Administrative Agent and the applicable Collateral Trustee, at the direction and in the sole discretion of the Administrative Agent and/or the applicable Collateral Trustee (i) in the case of additional Indebtedness incurred pursuant to Section 2.25, a mortgage modification or new Mortgage, and (ii) in the case of additional Indebtedness secured by a first priority Lien incurred pursuant to Section 6.01(p), a new Mortgage; in each case in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to the Administrative Agent (such Mortgage or mortgage modification of, the “Modification”);
     (b)   the Borrower shall deliver a local counsel opinion in form and substance as set forth in Section 4.02(a)(ii) of this Agreement;
     (c)   the Borrower shall have caused a title company approved by the Administrative Agent to have delivered to the Administrative Agent and the applicable Collateral Trustee an endorsement to the title insurance policy delivered pursuant to Section 4.02(i), date down(s) or other evidence reasonably satisfactory to the Administrative Agent and/or the applicable Collateral Trustee insuring that (i) the priority of the liens evidenced by insuring the continuing priority of the Lien of the Mortgage as security for such Indebtedness has not changed and (ii) confirming and/or insuring that (a) since the immediately prior incurrence of such additional Indebtedness, there has been no change in the condition of title and (b) there are no intervening liens or encumbrances which may then or thereafter take priority over the

Lien of the Mortgage, other than the Permitted Liens (without adding any additional exclusions or exceptions to coverage; a “Modification Endorsement”); and
     (d)   the Borrower shall, upon the request of the Administrative Agent and/or the applicable Collateral Trustee, deliver to the approved title company, the applicable Collateral Trustee, the Administrative Agent and/or all other relevant third parties all other items reasonably necessary to maintain the continuing priority of the Lien of the Mortgage as security for such Indebtedness.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NRG ENERGY, INC.

By:	/s/ George P. Schaefer

Name: George P. Schaefer
Title: Vice President and Treasurer

MORGAN STANLEY SENIOR FUNDING, INC., as
Administrative Agent, Swingline Lender,
Co-Documentation Agent and Arranger

By:	/s/ Eugene F. Martin

Name: Eugene F. Martin
Title: Vice President

MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent

By:	/s/ Eugene F. Martin

Name: Eugene F. Martin
Title: Managing Director

CITIGROUP GLOBAL MARKETS INC., as Syndication
Agent, Co-Documentation Agent and Arranger

By:	/s/ Dave R. Goncher

Name: Dave R. Goncher
Title: Director

DEUTSCHE BANK AG, NEW YORK BRANCH, as Issuing Bank and Deposit Bank

By:	/s/ Jack Leong

Name: Jack Leong
Title: Director

DEUTSCHE BANK AG, NEW YORK BRANCH, as Issuing Bank and Deposit Bank

By:	/s/ Guenther Koelker

Name: Guenther Koelker
Title: Managing Director